PROSPECTUS
7,692,308 Shares
of
Common Stock
of
Platinum Energy Resources, Inc.

This prospectus relates to the distribution of 7,692,308 shares of common stock, $.0001 par value, of Platinum Energy Resources, Inc. (which we refer to in this prospectus as “we,” “us,” “Platinum” or the “Company”) by Tandem Energy Holdings, Inc., a Nevada corporation (which we refer to in this prospectus as “Tandem”) to the shareholders of Tandem as part of Tandem’s dissolution and winding-up of its affairs and distribution of its assets pursuant to Nevada law. On October 26, 2007, Platinum consummated the acquisition of substantially all of the assets of Tandem Energy Corporation, a Colorado corporation (which we refer to in this prospectus as “TEC”), then a wholly-owned subsidiary of Tandem. As part of the consideration for the assets, Platinum issued these 7,692,308 shares of common stock to TEC in a private transaction pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. TEC was dissolved by a merger with and into Tandem (TEC’s sole shareholder) effective March 11, 2008. Tandem was the surviving corporation in the merger and, as such, received the assets of TEC, which consisted of the Platinum shares. Tandem was dissolved on June 24, 2008. Immediately prior to its dissolution, Tandem’s assets consisted of the Platinum common stock covered by this prospectus that it received, as the sole shareholder of TEC, in the merger. The parties to the acquisition had contemplated that, following the consummation of the acquisition, TEC would be dissolved and, thereafter, its parent, Tandem, would dissolve and distribute the Platinum shares to Tandem’s shareholders.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB ”) under the symbol PGRI. On August 7, 2008, the last sale price of our common stock was $3.80 per share.

Investing in our common stock involves a high degree of risk. You should carefully read the discussion of material risks of investing in our common stock under the heading “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus is August 11, 2008.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Tandem is not making an offer to distribute these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or of any distribution of the shares. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

You should read the following summary, together with the more detailed information regarding our company, especially the “Risk Factors” section and our financial statements and notes to those statements appearing elsewhere in this prospectus, before deciding to invest in shares of our common stock.

Platinum Energy Resources, Inc. (which we refer to in this prospectus as “we,” “us,” “Platinum” or the “Company”) is an independent oil and gas exploration and production ("E&P") company. We have approximately 37,000 acres under lease in relatively long-lived fields with well-established production histories, 21,000 of which were acquired as part of the TEC acquisition described below. Our properties are concentrated primarily in the Gulf Coast region in Texas, the Permian Basin in Texas and New Mexico, and the Fort Worth Basin in Texas.

Our primary business strategy is to provide long-term growth in stockholder value by drilling, developing and exploiting our oil and gas properties. We are currently engaged in an active drilling and workover program in order to achieve this goal. Through a number of identifiable synergies, we believe that we are in a unique position to exploit our inventory of identified prospects more effectively and efficiently than many other small independent oil and gas exploration and production companies (See Business - Business Strategy on page 34.)

We are also continually evaluating potential low risk strategic acquisitions that we believe will complement our business plan. We believe there exists opportunities to exploit mature fields that may have substantial remaining reserves. As the major, large independent oil and gas companies continue to focus on more costly and risky international and offshore prospects, the smaller independents, such as Platinum, have an opportunity to take advantage of the significant reserves left behind. For a discussion of our recent acquisitions, see Business - Growth Strategy on page 34. We have also recently acquired Maverick Engineering, Inc. (“Maverick”), a full service engineering company for $6 million paid at closing, plus $5 million to be paid over the next six years, pursuant to non-interest bearing cash flow notes, the timing of which related note payments is related to performance. Following the consummation of this acquisition, we moved our corporate headquarters to Maverick’s Houston office and Maverick’s founder and CEO joined us as our Chief Operating Officer. See Business - Growth Strategy on page 34.

Our strategy also calls for the use of hedge financing to maximize profit and reduce risk resulting from volatile energy markets. We believe that there is a gap in value between oil and gas reserves and the price of energy commodities and that profit can be captured by buying oil and gas companies or reserves, and selling the underlying oil and gas commodity (See Business - Hedging Strategy on page 36).

TEC Acquisition

On October 26, 2007, through our wholly owned subsidiary, then known as PER Acquisition Corp., a Delaware corporation (which we refer to in this prospectus as “New TEC” and which has since changed its name to Tandem Energy Corporation) we consummated the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of Tandem Energy Corporation, a Colorado corporation (which we refer to in this prospectus as “TEC”), including approximately $41.7 million in principal amount of TEC’s debt, in exchange for the issuance of 7,692,308 shares of Platinum common stock. Prior to the TEC acquisition, we were a blank check company.

TEC was dissolved by a merger, effective March 11, 2008, with and into Tandem Energy Holdings, Inc., a Nevada corporation (TEC’s sole shareholder, which we refer to in this prospectus as “Tandem”). Tandem was the surviving corporation in the merger and, as such, received the assets of TEC, which consisted of the 7,692,308 shares of Platinum common stock received in the acquisition. Tandem was dissolved on June 24, 2008 and, pursuant to this prospectus, Tandem is distributing the 7,692,308 shares of Platinum common stock (its assets) to the Tandem shareholders in accordance with the laws of the State of Nevada.

Corporate Information

We were incorporated in the State of Delaware on April 25, 2005. Our fiscal year ends on December 31. Our principal executive offices are located at 11490 Westheimer Road, Suite 1000, Houston, Texas 77077. Our telephone number is (845) 323-0434. You can access our web site at www.platenergy.com. Information contained on our web site is not a part of this prospectus. In this prospectus, references to “Platinum,” “we,” “us” and “our” refer to Platinum Energy Resources, Inc., a Delaware corporation, and our wholly-owned subsidiaries, New TEC, PER Gulf Coast, Inc., Mixon Drilling, Inc., Red Iron Tool Co., Inc. and Maverick.

We formed New TEC under the laws of the State of Delaware on January 25, 2006, to effect a business transaction. TEC was incorporated in Colorado on December 20, 1977. Since its inception, TEC had been an oil and gas E&P company headquartered in Midland, Texas. In the TEC acquisition, as described above, New TEC acquired substantially all of the assets of TEC and we changed the name of New TEC from “PER Acquisition Corp.” to “Tandem Energy Corporation.” The mailing address and telephone number of Tandem Energy Corporation is now 200 N. Lorraine, Suite 400, Midland, Texas and its telephone number is (432) 686-7136.

The Offering

Common stock offered:	7,692,308 shares

Common stock outstanding:	22,070,762 shares

Use of proceeds:	We will not receive any proceeds from the distribution of the Platinum shares by Tandem to its shareholders.

OTCBB symbol:	“PGRI”

Risk factors:	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before investing in shares of our common stock.

As of the date of this prospectus, we have 22,070,762 shares of common stock outstanding, including the shares covered by this prospectus. This number excludes the following shares as of the date of this prospectus:

•	14,400,000 shares of common stock issuable upon exercise of our outstanding warrants at an exercise price of $6.00 per share;

•	4,000,000 shares of common stock available and reserved for future issuance under our 2006 Long-Term Incentive Plan;

•	535,714 shares of common stock issuable to Lance Duncan pursuant to a consulting agreement between Platinum and Mr. Duncan; and

•
1,440,000 shares underlying the purchase option granted to the underwriters in our IPO to purchase a total of 720,000 units at $10 per unit, which became exercisable upon our acquisition of the TEC assets and expires October 24, 2010, consisting of 720,000 shares underlying such units and 720,000 shares issuable upon exercise of the warrants underlying such units at an exercise price of $7.50 per share.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus. If any of these risks, as well as other risks and uncertainties that are not currently known to us or that we currently believe are not material, actually occur, our business, financial condition and results of operations may suffer significantly. As a result, the trading price of our common stock could decline and you may lose all or part of your investment in our common stock.

Since Tandem, TEC’s parent entity, was a publicly-traded shell corporation, our acquisition of all of the assets and substantially all liabilities of TEC may subject us to successor liability for the shell corporation’s known and unknown liabilities.

On October 26, 2007, Platinum, through its wholly owned subsidiary, New TEC, acquired substantially all of the assets and assumed substantially all of the liabilities of TEC, including approximately $41.7 million of TEC's debt, in exchange for the issuance of 7,692,308 shares of Platinum common stock. Prior to the acquisition, TEC was the wholly owned subsidiary of Tandem.

Tandem was originally incorporated in Nevada as Las Vegas Major League Sports, Inc. (“LVMS”) on July 22, 1993 with the plan of engaging in certain business activities associated with the Canadian Football League. In April 1994, it completed an initial public offering and began trading under the symbol LVTD. In 1996, LVMS filed for bankruptcy protection and ceased being a reporting company and also ceased operations and was considered to be a “shell” corporation. In 1998, LVMS changed its name to Pacific Medical Group, Inc. (“Pacific Medical Group”) in connection with a share exchange transaction with a privately-held company whose business plan was to engage in the manufacture and sale of medical products. To our knowledge, that business was unsuccessful and, again, the company ceased operations and was considered to be a “shell” corporation. In February, 2005, Pacific Medical Group changed its name to Tandem Energy Holdings, Inc. and changed its trading symbol to TDYH.PK. In June, 2005, Tandem Energy Corporation became a wholly-owned subsidiary of Tandem Energy Holdings, Inc.

The risks and uncertainties that were involved in the TEC acquisition include that we may be deemed to be a successor to Tandem, TEC’s parent, and thus subject to the existing liabilities, including undisclosed liabilities, of the prior shell corporations arising out of the their prior business operations, financial activities and equity dealings. These risks and uncertainties are generally greater when a corporation is used as a shell vehicle more than once, such as Tandem. There is a risk of litigation by third parties or governmental investigations or proceedings. Some potential claims against Tandem that have been identified to date include the following:

•
Tandem has been informed of a claim of ownership of 2.7 million shares of Tandem common stock. Such claim could result in a successor liability claim against Platinum. These shares are not included in the outstanding shares of Tandem.

•
Messrs. Jack and Rex Chambers, former members of Tandem management and significant shareholders of Tandem, are the subjects of an Order of Permanent Injunction resulting from proceedings instituted against them in 1984 by the Securities and Exchange Commission. The Order enjoins Messrs. Chambers from, directly or indirectly, engaging in the sale or offer for sale of securities in the form of fractional undivided interests in oil or gas leases of Chambers Oil and Gas or any other security without a registration statement being in effect or an exemption from registration otherwise being available. To the extent a court were to conclude that the TEC acquisition constitutes the sale of securities by Messrs. Chambers in violation of the Order of Permanent Injunction, Platinum potentially could be subject to a successor liability claim to the extent that any liability was imposed upon Tandem as a result.

•
Lance Duncan is a former director and officer of Tandem who entered into a consulting agreement with Platinum in October 2006. Mr. Duncan played a key role in connection with the acquisition by Tandem of the stock of TEC and the assets of Shamrock Energy Corporation, a Texas corporation. It is possible that a court could determine that Mr. Duncan acted as an unlicensed broker-dealer in connection with such transactions. In that event, Platinum potentially could be subject to a successor liability claim to the extent that any liability was imposed upon Tandem as a result.

•
Tandem has been unsuccessful in its efforts to locate corporate records and other material agreements and documents relating to itself and its predecessors in name for periods prior to mid-March 2005. As a result, no assurance can be given that certain actions taken with respect to Tandem were authorized by the necessary corporate action on the part of Tandem’s board of directors and its shareholders. Further, no assurance can be given that additional shares had not been issued by Tandem’s predecessors in name and that therefore Tandem’s current capitalization is accurate. If theoretically all of the 50,000,000 authorized shares of common stock of Pacific Medical Group (Tandem’s immediate predecessor in name) were issued and outstanding, there would be an additional 83,678 shares (post 1:500 stock split) of Tandem common stock currently outstanding and Platinum could be subject to a successor liability claim for up to approximately $212,000 to the extent that the holders of the additional shares do not receive their full proportion of the Platinum common stock distributed to shareholders upon the liquidation and dissolution of Tandem. Platinum potentially also could be subject to substantially higher successor liability claims for other actions of the predecessors to Tandem’s current management that were not properly authorized and implemented, including any shares that Messrs. Ronald G. Williams or Lyle Mortensen may claim to have acquired in connection with the acquisition of Pacific Medical Group that were not disclosed to Tandem and thus not presently reflected in the shares currently outstanding.

•
Prior to its acquisition of TEC, Mr. Williams claims to have acquired control of Pacific Medical Group from Mr. John Karlsson. Tandem has also been unsuccessful in its efforts to obtain documentation relating to such acquisition and, as such, has not been able to determine the amount or percentage of the outstanding shares of Pacific Medical Group that Mr. Williams acquired. Platinum could be subject to potential successor liability claims to the extent that Mr. Williams did not properly acquire control of Pacific Medical Group and did not have proper authority to enter into the transactions with TEC.

We did not receive a legal opinion relating to Tandem’s capitalization or corporate actions in connection with the closing of the TEC acquisition. Given the uncertainty regarding Tandem’ s prior corporate history, the lack of corporate documentation, claims of share ownership and other related concerns, Tandem’s legal counsel was unwilling to render such an opinion. Accordingly, we did not have a legal opinion to support the representation and warranties of Tandem contained in the TEC acquisition agreement regarding these matters.

The volatility of oil and natural gas prices due to factors beyond our control greatly affects our profitability.

Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and natural gas properties depend primarily upon the prevailing prices for oil and natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. While prices over the past year have increased dramatically, any significant decline in the price of oil and natural gas or any other unfavorable market conditions could have a material adverse effect on our operations, financial condition and level of expenditures for the development of our oil and natural gas reserves, and may result in write downs of our investments as a result of our use of the full cost accounting method.

Prices for natural gas and crude oil fluctuate widely. These fluctuations in oil and natural gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of oil and natural gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of drilling rigs and completion equipment;

•	the proximity to, and capacity of transportation facilities;

•	the price and level of foreign imports;

•	the nature and extent of domestic and foreign governmental regulation and taxation;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	worldwide economic and political conditions;

•	the effect of worldwide energy conservation measures;

•	political instability or armed conflict in oil-producing regions; and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves.

Hedging activities may prevent us from benefiting from price increases and may expose us to other risks.

Hedging is a strategy that can help a company to mitigate the volatility of oil and gas prices by limiting its losses if oil and gas prices decline; however, this strategy may also limit the potential gains that a company could realize if oil and gas prices increase. From time to time, we use derivative instruments (primarily collars and price swaps) to hedge the impact of market fluctuations on natural gas and crude oil prices and net income and cash flow. To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of price increases above the levels of the hedges. Further, as a result of hedges we entered into at fixed prices below current market prices, our recent hedging activity has generated substantial losses to us. Hedging activities are subject to risks associated with differences in prices at different locations, particularly where transportation constraints restrict a producer’s ability to deliver oil and gas volumes to the delivery point to which the hedging transaction is indexed. Additionally, hedging strategies are normally more effective with companies with a certain volume of production, and our current oil production levels may not be sufficient to be able to employ a meaningful hedging strategy. When we acquired the TEC assets, there were some open commodity derivatives. In its financial statements, Tandem did not designate any of its currently open commodity derivatives as cash flow hedges; therefore, all changes in the fair value of these contracts prior to maturity, plus any realized gains or losses at maturity, are recorded as other income (expense) in Tandem’s statements of operations. Certain “costless collars” executed in June 2005 were employed to protect Tandem and its creditors from exposure to lower oil and gas prices. However, in conjunction with that protection, Tandem periodically incurred settlement losses associated with the ceiling component of such hedges when gas prices spiked in late 2005 and oil prices spiked in mid 2006. As a result of those positions, we have and may continue to periodically incur settlement losses associated with the ceiling component of such hedges as oil prices have increased during 2007. For the year ended December 31, 2007, we reported a $1.5 million net loss on derivatives. For the three months ended March 31, 2008, we reported a $2.0 million net loss on derivatives.

Our ability to sell crude oil and natural gas production could be materially harmed by failure to obtain adequate services such as transportation and processing.

The sale of crude oil and natural gas production depends on a number of factors beyond our control, including the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities or our failure to obtain these services on acceptable terms could materially harm our business. We deliver crude oil and natural gas through gathering systems and pipelines that we do not own. These facilities may be temporarily unavailable due to market conditions or mechanical reasons or may become unavailable in the future.

Our proved reserves will generally decline as reserves are produced and as such, success will depend on acquiring or finding additional reserves.

Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. According to reports of proved reserves prepared as of December 31, 2007 by Williamson Petroleum Consultants, Inc., independent petroleum engineers, and by our own engineers, our proved reserves will decline at a rate of 18% per year as reserves are produced and, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both, such reserves will continue to decline. To increase reserves and production, we must commence drilling, workover or acquisition activities. There can be no assurance, however, that we will have sufficient resources to undertake these actions, that our drilling and workover projects or other replacement activities will result in significant additional reserves or that we will have success drilling productive wells at low finding and development costs. Furthermore, although our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves may also increase.

Approximately 63% of our proved reserves are classified as proved undeveloped.

Approximately 63% of our reserves are classified as proved undeveloped reserves. The future development of these undeveloped reserves into proved developed reserves is highly dependent upon our ability to fund estimated total capital development cost of approximately $54.7 million, of which $19.4 million, $24.7 million and $10.6 million are expected to be incurred in 2008, 2009 and 2010, respectively. During the first three months of 2008, we expended $3.4 million. If such development costs are not incurred or are substantially reduced, our proved undeveloped and total proved reserves could be substantially reduced. The reduction in such reserves could have a materially negative impact on our ability to produce profitable future operations. The successful conversion of these proved undeveloped reserves into proved developed reserves is dependent upon the following:

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The funding of the estimated proved undeveloped capital development costs is highly dependent upon our ability to generate sufficient working capital through operating cash flows, and our ability to borrow funds and/or raise equity capital.

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Our ability to generate sufficient operating cash flows is highly dependent upon successful and profitable future operations and cash flows which could be negatively impacted by fluctuating oil and gas prices and increased operating costs. No assurance can be given that we will have successful and profitable future operations and positive future cash flows.

•
Our ability to borrow funds in the future is dependent upon the terms of future loan agreements, borrowing base calculations and other lending and operating conditions. No assurance can be given that we will be able to secure future borrowings at competitive borrowing rates and conditions, if at all.

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Our ability to secure equity funding is dependent upon a number of factors, including our profitable operations and cash flows, capital market conditions and general economic conditions. No assurance can be given that we will be able to secure adequate equity funding.

•
Our ability to secure related oilfield equipment and services on a timely and competitive basis. Presently, there is great demand for and often extensive delays in securing oilfield equipment and services at any price. No assurance can be given that the requisite oilfield equipment and services can be secured in a timely and competitive manner.

•
Projections for proved undeveloped reserves are largely based on their analogy to similar producing properties and to volumetric calculations. Reserves projections based on analogy are subject to change due to subsequent changes in the analogous properties. Volumetric calculations are often based upon limited log and/or core analysis data and incomplete reservoir fluid and formation rock data. Since these limited data must frequently be extrapolated over an assumed drainage area, subsequent production performance trends or material balance calculations may cause the need for significant revisions to the estimates of reserves.

Estimates of oil and natural gas depend on many assumptions that may vary substantially from actual production.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of expenditures, including many factors beyond our control. The reserve information relating to proved reserves set forth in this prospectus represents only estimates based on reports of proved reserves prepared as of December 31, 2007 by Williamson Petroleum Consultants, independent petroleum engineers, and by our own engineers. Williamson Petroleum Consultants was not engaged to evaluate and prepare reports relating to the probable reserves on our properties and interests as these are more uncertain than evaluations of proved reserves. Petroleum engineering is not an exact science. Information relating to our proved oil and natural gas reserves is based upon engineering estimates. Estimating quantities of proved crude oil and natural gas reserves is a complex process. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions or changes of conditions could cause the quantities of our reserves to be overstated.

To prepare estimates of economically recoverable crude oil and natural gas reserves and future net cash flows, engineers analyze many variable factors, such as historical production from the area compared with production rates from other producing areas. It is also necessary to analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also involves economic assumptions relating to commodity prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variations may be material.

Our operations entail inherent casualty risks which may not be covered by adequate insurance.

We must continually acquire, explore and develop new oil and natural gas reserves to replace those produced and sold. Our hydrocarbon reserves and revenues will decline if we are not successful in our drilling, acquisition or exploration activities. We hope to maintain our reserve base primarily through successful exploration and production operations, but we may not be successful in this regard. Casualty risks and other operating risks could cause reserves and revenues to decline.

Our operations are subject to inherent casualty risks such as fires, blowouts, cratering and explosions. Other risks include pollution, the uncontrollable flows of oil, natural gas, brine or well fluids. These risks may result in injury or loss of life, suspension of operations, environmental damage or property and equipment damage, all of which would cause us to experience substantial financial loss. Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables.

Although many of our properties are located across Texas and southeast New Mexico and are not confined to one geographic area, our Tomball field, the largest producer in our current portfolio, and much of our Maverick business are located in the Gulf Coast region of Texas, an area that may be subject to catastrophic weather and natural disasters such as floods, earthquakes and hurricanes. If such a disaster were to occur, it could severely disrupt our operations in that area and results of operations could be materially and adversely affected. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks. There can be no assurance that any insurance will be adequate to cover any losses or liabilities. We cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase. In addition, we may be liable for environmental damages caused by previous owners of properties that we purchased, which liabilities would not be covered by our insurance. We are currently unaware of any material liability we may have for environmental damages caused by previous owners of properties purchased by us.

Many of our wells produce at very low production rates while producing waste water many times that rate.

Many of our wells produce at production rates as low as one barrel of oil equivalent (“Boe”) per day and produce waste water at many times the rate of production. Even a modest decrease in oil and gas prices may render these wells uneconomic to produce, when compared to wells which produce at higher rates. Consequently, these uneconomic wells could cause a downward revision in our oil and gas reserves.

Our operations also entail significant operating risks.

Our drilling activities involve risks, such as drilling non-productive wells or dry holes, which are beyond our control. The cost of drilling and operating wells and of installing production facilities and pipelines is uncertain. Cost overruns are common risks that often make a project uneconomical. The decision to purchase and to exploit a property depends on the evaluations made by reserve engineers, the results of which are often inconclusive or subject to multiple interpretations. We may also decide to reduce or cease its drilling operations due to title problems, weather conditions, noncompliance with governmental requirements or shortages and delays in the delivery or availability of equipment or fabrication yards.

Our future operating results could be negatively impacted by increases in costs from third party service providers.

Our future operating results are dependent upon our ability to secure competitive and timely third party oilfield services. Generally, the demand for and cost of oilfield services is directly related to oil and gas commodity prices and the number of skilled oilfield laborers in the area. Presently, in our area of operations, there are a limited number of third party services providers, a limited amount of oilfield service equipment, and a limited number of skilled oilfield laborers. In addition, many third party service providers are committed to providing oilfield services to entities that have much greater financial resources and oilfield demand than our company. These conditions could significantly increase our cost of third party services and have a negative impact on our ability to secure oilfield services on a timely basis. No assurance can be given that our future operations will not be further negatively impacted by our inability to secure third party services at competitive prices.

Our operations are subject to various governmental regulations that require compliance that can be burdensome and expensive.

Our oil and natural gas operations are subject to extensive federal, state and local governmental regulations that may be changed from time to time in response to economic and political conditions. Matters subject to regulation relate to the general population’s health and safety and are associated with compliance and permitting obligations including regulations related to discharge from drilling operations, use, storage, handling, emission and disposal, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity to conserve supplies of oil and natural gas. In addition, the production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management, and compliance with these laws may cause delays in the additional drilling and development of our properties. Significant expenditures may be required to comply with governmental laws and regulations applicable to us. We believe the trend of more expansive and stricter environmental legislation and regulations will continue. While, historically, TEC did not experience any material adverse effect from regulatory delays, there can be no assurance that such delays will not occur for us in the future.

Our method of accounting for investments in oil and natural gas properties may result in impairment of asset value, which could affect our stockholder equity and net profit or loss.

We follow the full cost method of accounting for our crude oil and natural gas properties. Under this method, all direct costs and certain directly related internal costs associated with acquisition of properties and successful, as well as unsuccessful, exploration and development activities are capitalized. Depreciation, depletion and amortization of capitalized crude oil and natural gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method based on proved developed reserves. Net capitalized costs of crude and natural gas properties, as adjusted for asset retirement obligations, net of salvage value, are limited, by country, to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on unescalated prices discounted at 10%, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. Excess costs are charged to proved property impairment expense. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances.

Properties that we acquire may not produce as projected, and we may be unable to identify liabilities associated with the properties or obtain protection from sellers against them.

As part of our business strategy, we continually seek acquisitions of oil and gas properties. The successful acquisition of oil and natural gas properties requires assessment of many factors, which are inherently inexact and may be inaccurate, including the following:

•	future oil and natural gas prices;

•	the amount of recoverable reserves;

•	future operating costs;

•	future development costs;

•	failure of titles to properties;

•	costs and timing of plugging and abandoning wells; and

•	potential environmental and other liabilities.

Our assessment will not necessarily reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. With respect to properties on which there is current production, we may not inspect every well location, every potential well location, or pipeline in the course of our due diligence. Inspections may not reveal structural and environmental problems such as pipeline corrosion or groundwater contamination. We may not be able to obtain or recover on contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

Changes in technology may render our products or services obsolete.

The oil and gas E&P industry is substantially affected by rapid and significant changes in technology. These changes may render certain existing energy sources, such as oil and gas, and certain services and technologies currently used obsolete. We cannot assure you that the technologies we use or rely upon will not be subject to such obsolescence. While we may attempt to adapt and apply the services we provide to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

Oil and gas drilling and producing operations can be hazardous and may expose us to environmental liabilities.

Our oil and gas operations will subject us to many risks, including well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. If any of these risks occur, we could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and penalties; and

•	suspension of operations.

Our liability for environmental hazards could include those created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. We expect to maintain insurance against some, but not all, of the risks described above. Our insurance may not be adequate to cover casualty losses or liabilities. Also, we may not be able to obtain insurance at premium levels that justify its purchase.

We depend on key personnel to execute our business plans.

The loss of any key executives or any other key personnel could have a material adverse effect on our operations. We depend on the efforts and skill of our key executives and personnel. Moreover, as we continue to grow our asset base and the scope of our operations, future profitability will depend on our ability to attract and retain qualified personnel. Mr. Tim Culp, our Chairman of the Board, was TEC’s President and Chief Executive Officer prior to the consummation of the TEC acquisition. Following consummation of our recent acquisition of Maverick, Maverick’s founder and chief executive officer became our Chief Operating Officer. On August 11, 2008, we hired Lisa Meier as our Chief Financial Officer and Treasurer. We cannot predict the effect that any change in management might have on our operations.

Terrorist activities and military and other actions could adversely affect our business.

Terrorist attacks and the threat of terrorist attacks, whether domestic or foreign, as well as the military or other actions taken in response to these acts, cause instability in the global financial and energy markets. The United States government has issued public warnings that indicate that energy assets might be specific targets of terrorist organizations. These actions could adversely affect us, in unpredictable ways, including the disruption of fuel supplies and markets, increased volatility in crude oil and natural gas prices, or the possibility that the infrastructure on which we rely could be a direct target or an indirect casualty of an act of terror.

Our officers and directors are now and may in the future become affiliated with entities engaged in business activities similar to ours and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our Chief Executive Officer and certain of our directors are engaged in other business endeavors and certain members of management are, and will likely in the future become, affiliated with entities engaged in the oil and gas E&P industry or other business activities similar to those of Platinum. For example, Mr. Jim Dorman, our executive vice president, owns approximately 30% of KD Resources, LLC, a privately-owned Delaware limited liability company that purchased certain oil and gas properties in Texas in May 2007. Mr. Dorman’s son, Mr. James T. Dorman is the chief executive officer of KD Resources, LLC. In addition, Mr. Barry Kostiner, our Chief Executive Officer and a director of Platinum, is a 28% owner of Braesridge Energy LLC, which invests in energy companies, including ours. Braesridge also owns approximately 65% of KD Resources. Mr. Kostiner was the manager of Braesridge Energy LLC until his resignation from such position on February 14, 2008. As of the date of this prospectus, Braesridge owns approximately 3.5 million shares, or about 15.7%, of our outstanding common stock, plus presently exercisable warrants to purchase an additional approximately 5.3 million shares of common stock. Braesridge has entered into an agreement to purchase 420,603 shares of Platinum common stock from two Platinum employees, Todd M. Yocham and Tobin Scott, upon the distribution of Tandem’s assets pursuant to a registration statement of which this prospectus is a part. Following this purchase, Braesridge will own a total of 3,875,403 shares, or about 17.6%, of our outstanding common stock.

In the course of their current and/or future activities, our officers and directors may become aware of business or investment opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may become affiliated. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

As a result of multiple business affiliations, our Chief Executive Officer and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board of directors evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor. For a description of management’s current affiliations, see “Certain Relationships and Related Party Transactions.”

Maverick Engineering, our wholly owned subsidiary, is dependent upon a small number of customers for a large portion of its net revenues, and a decline in sales to its major customers could harm Maverick's results of operations.

A small number of customers are responsible for a significant portion of Maverick's net revenues. During 2007, Maverick's 5 largest customers accounted for approximately $22 million out of its $33.8 million of net revenues. Maverick's customer concentration could increase or decrease depending on future customer requirements, which will depend in large part on business conditions in the market sectors in which Maverick's customers participate. The loss of one or more major customers or a decline in sales to its major customers could significantly harm Maverick's business and results of operations. If Maverick is not able to expand its customer base, it will continue to depend upon a small number of customers for a significant percentage of its sales. There can be no assurance that its current customers will not reduce the amount of services for which Maverick is retained or otherwise terminate their relationship with Maverick.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform our prior statements to actual results.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that Tandem is distributing to its shareholders as part of Tandem’s dissolution under Nevada law. Immediately prior to its dissolution on June 24, 2008, Tandem’s assets consisted of the Platinum common stock covered by this prospectus. Under Nevada law, as part of Tandem’s dissolution, it is required to distribute its assets to its shareholders. Tandem shareholders will receive these shares as part of the dissolution by virtue of their ownership of shares of Tandem, and will not be paying any consideration to Tandem or Platinum. There will not be any proceeds from the distribution of the shares covered by this prospectus.

DIVIDEND POLICY

We have not declared or paid any dividends to date. We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors our board deems relevant.

CAPITALIZATION

The following table summarizes the authorized, issued and outstanding shares and related additional paid-in-capital of Platinum as of July 16, 2008:

STOCKHOLDERS' EQUITY	Shares Issued and Outstanding	Amount

Preferred stock, $.0001 par value, 1,000,000 authorized, 0 issued	-	-
Common stock, $.0001 par value; 75,000,000 shares authorized;	24,068,675	$2,407
Additional paid-in capital		155,064,142

Treasury stock - common shares	(1,997,913)	(15,661,464)

	22,070,762	$139,405,085

The 22,070,762 shares of common stock outstanding as of the date of this prospectus does not include the following shares:

•	14,400,000 shares of common stock issuable upon exercise of our outstanding warrants at an exercise price of $6.00 per share;

•	4,000,000 shares of common stock available and reserved for future issuance under our 2006 Long-Term Incentive Plan;

•	535,714 shares of common stock issuable to Lance Duncan pursuant to a consulting agreement between Platinum and Mr. Duncan;

•	1,997,913 shares of common stock that have been repurchased by Platinum under our share repurchase program and have been designated as treasury shares; and

•
1,440,000 shares underlying the purchase option granted to the underwriters in our IPO to purchase a total of 720,000 units at $10 per unit, which purchase option became exercisable upon our acquisition of the TEC assets and expires October 24, 2010, consisting of 720,000 shares underlying such units and 720,000 shares issuable upon exercise of the warrants underlying such units at an exercise price of $7.50 per share.

You should read this table in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes and schedules thereto included elsewhere in this prospectus.

MARKET PRICE AND DIVIDEND DATA FOR PLATINUM SECURITIES;
SHARE REPURCHASE PROGRAM

Platinum consummated its IPO on October 28, 2005. In the IPO, we sold 14,400,000 units. Each unit consists of one share of Platinum’s common stock and one redeemable common stock purchase warrant. Platinum common stock, warrants and units are quoted on the OTCBB under the symbols “PGRI”, “PGRIW” and “PGRIU”, respectively. Platinum’s units commenced public trading on October 28, 2005 and its common stock and warrants commenced separate public trading on December 9, 2005. The high and low bid prices of our units, common stock and warrants as reported by the OTCBB for the quarter indicated are as follows. Such inter-dealer quotations do not necessarily represent actual transactions and do not reflect retail mark-ups, mark-downs or commissions:

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2008:
Third Quarter (through August 7)	$6.39	$4.01	$4.70	$3.72	$0.96	$0.73
Second Quarter	$6.39	$5.50	$5.15	$4.40	$1.10	$0.84
First Quarter	$8.40	$6.00	$6.97	$4.60	$1.85	$1.00
2007:
Fourth Quarter	$10.00	$8.19	$7.99	$6.60	$2.21	$0.63
Third Quarter	$8.45	$7.85	$7.65	$7.50	$0.81	$0.35
Second Quarter	$8.25	$7.83	$7.60	$7.40	$0.74	$0.31
First Quarter	$7.95	$7.60	$7.41	$7.26	$0.57	$0.43
2006:
Fourth Quarter	$8.10	$7.60	$7.30	$7.08	$0.85	$0.47
Third Quarter	$8.22	$7.70	$7.30	$7.08	$1.00	$0.55
Second Quarter	$8.88	$7.98	$7.40	$7.07	$1.39	$0.78
First Quarter	$8.38	$7.78	$7.24	$6.90	$1.12	$0.84

Holders

As of August 1, 2008, there was one holder of record of the units, eleven holders of record of the common stock and one holder of record of the warrants. Platinum believes that, as of this date, there were approximately 50 beneficial holders of the units, 150 beneficial holders of the common stock and 200 beneficial holders of the warrants.

Share Repurchase Program

In November 2006, our board approved a share repurchase program to repurchase Platinum shares of Platinum common stock in open market transactions in an amount up to $80 million, following the consummation of a business combination. Effective November 1, 2007, our board of directors instituted the initial stage of this share repurchase program and established a plan in conformity with the provisions of Rules 10b5-1 to purchase up to 2,000,000 shares of Platinum common stock in open market transactions during the month of November 2007, subject to the broker, volume, price and timing restrictions of Rule 10b-18 under the Securities Exchange Act of 1934. We purchased 1,997,913 shares for an aggregate of $15,661,464 in November 2007 under this stage of the repurchase program, which we financed with available cash. Our initial share repurchase plan expired at the end of November, but we may resume repurchases in the future, pursuant to our share repurchase program.

Dividends

Platinum has not paid any cash dividends on its common stock to date. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations, and accordingly, the board does not anticipate declaring any dividends in the foreseeable future. The payment of any dividends will be within the discretion of the board of directors and will be contingent upon our financial condition, results of operations, capital requirements and other factors our board deems relevant.

SELECTED HISTORICAL FINANCIAL DATA

Platinum Selected Historical Financial Information

The following table sets forth certain selected consolidated financial information of Platinum. The selected financial information presented below was derived from Platinum’s audited consolidated financial statements for the period from April 25, 2005 (inception) to December 31, 2005, and for the years ended December 31, 2006 and 2007, and Platinum’s unaudited condensed consolidated financial statements for the three months ended March 31, 2008. All of the data should be read together with Platinum’s historical financial statements for the period from April 25, 2005 (inception) to December 31, 2005, for the years ended December 31, 2006 and 2007 and for the three months ended March 31, 2007 and 2008 and the related notes thereto and Platinum’s Management’s Discussion and Analysis of Financial Condition and Results of Operations presented elsewhere herein. Data for the three months ended March 31, 2007 are not presented since it preceded the date of acquisition of TEC. The selected data provided are not necessarily indicative of Platinum’s future results of operations or financial performance.

	Period From April 25, 2005 (Inception) to December 31,	Year Ended December 31,	Year Ended December 31,	For the Three Months Ended March 31,
	2005	2006	2007	2008
Income Statement Data :
Operating revenues	$—	$—	$4,308,184	$7,134,804
Lease and other operating expenses	$—	$—	$1,776,247	$2,456,306
Operating Expenses	$167,274	$786,300	$28,015	$—
Stock based compensation	$—	$—	$1,250,000	$—
Depreciation, depletion and amortization	$—	$—	$1,253,026	$2,063,289
Other Income - Interest, net	$471,102	$2,565,979	$2,716,187	$159,693
Change in fair value of derivatives - increase (decrease)	$—	$—	$(1,472,522)	$(2,035,923)
Net income (loss)	$275,728	$1,659,679	$(373,032)	$(1,000,517)
Weighted average common stock and common stock equivalents outstanding:
Basic	6,549,489	15,121,440	18,876,347	22,072,762
Diluted	6,980,246	17,479,194	18,876,347	22,072,762
Net Income (Loss) Per Common Share -
Basic	$0.04	$0.11	$(0.02)	$(0.05)
Diluted	$0.04	$0.09	$(0.02)	$(0.05)
Cash Dividends Declared Per Share	$—	$—	$—	—

	December 31, 2005	December 31, 2006	December 31, 2007	March 31, 2008
Balance Sheet Data
Working Capital (Deficiency) (Excluding Cash held in trust)	$888,439	$(1,683,186)	$14,158,775	$12,324,460
Cash Held in Trust	$105,884,102	$109,213,492	$—	—
Total Assets	$106,905,311	$110,955,650	198,389,193	$206,225,452
Long-term debt, less current maturities	$—	$—		$5,508,767
Common Stock Subject to Possible Redemption, 2,878,560 Common Shares at Conversion Value	$21,071,059	$21,831,777	$—	—
Total liabilities	$21,203,829	$23,594,489	$57,421,733	$66,258,509
Total stockholders’ equity	$85,701,482	$87,361,161	$140,967,460	$139,966,943

Cash flow provided by (used in)
Operating activities	$289,787	$2,111,707	$(112,554)	$556,419
Investing activities	$(105,884,102)	$(3,849,923)	$45,719,620	$(7,433,219)
Financing activities	$106,496,813	$835,718	$(29,177,446)	5,508,767
Operating Data:
Product sales
Oil (Bbl)	—	—	38,684	58,700
Gas (Mcf)	—	—	125,849	177,200
Boe	—	—	59,659	88,200
Average sales prices
Oil ($/Bbl)	$—	$—	$85.24	$96.83
Gas ($/Mcf)	$—	$—	$8.03	$8.10
Average Lifting Cost per Boe of Production:	$—	$—	$29.77	$27.53
Proved reserves
Oil (Bbls)	—	—	6,525,750	—
Gas (Mcf)	—	—	21,811,856	—
Boe	—	—	10,161,059	—

Tandem Selected Historical Financial Information

The following table sets forth certain selected financial and operational data of Tandem as the former parent company of TEC. TEC was the sole subsidiary of Tandem. Tandem’s assets consisted largely of its investment in TEC, and, accordingly, the consolidated financial statements of Tandem represent the assets that were acquired and liabilities that were assumed by Platinum. The selected financial information presented below was derived from Tandem’s audited consolidated financial statements for the period January 1, 2007 through October 26, 2007 and for the three year period ended December 31, 2006, and from Tandem’s unaudited consolidated financial statements for the year ended December 31, 2003. The unaudited selected financial information for the year ended December 31, 2003 is presented for TEC only and does not include financial information reflecting the acquisition of the properties of Shamrock Energy Corporation. The operational data for all periods presented is unaudited. All the data should be read together with Tandem’s historical consolidated financial statements and accompanying notes and Tandem’s Management’s Discussion and Analysis of Financial Condition and Results of Operations presented elsewhere in this prospectus. The selected data provided are not necessarily indicative of Tandem’s future results of operations or financial performance.

	For the Years Ended December 31,				January 1 to October 26,
	Unaudited	Audited			Audited
	2003	2004	2005	2006	2007
	(in thousands, except per share, production and reserve information)
Consolidated Income Statement Data:
Operating revenues	$5,360	$8,018	$14,249	$18,051	$13,985
Lease operating expenses (1)	3,093	2,841	4,273	6,517	5,500
Net income (loss)	696	3,714	(36,309)	6,295	(2,851)
Net income (loss) per common share
Basic and diluted	$0.23	$1.24	$(1.96)	$0.26	(0.12)
Weighted average common stock and common stock equivalents outstanding
Basic and diluted	3,000	3,000	18,515	23,799	23,792
Consolidated Balance Sheet Data:
Total assets	$4,374	$8,520	$34,650	$36,903	$36,477
Total liabilities	1,831	3,227	51,397	47,356	49,825
Long-term debt, less current maturities	1,300	—	42,000	40,250	21,000
Total stockholders’ equity (deficit)	2,543	5,293	(16,747)	(10,453)	(13,348)
Consolidated Statement of Cash Flow Data:
Cash flow provided by (used in)
Operating activities	$689	$4,524	$6,259	$5,995	$2,299
Investing activities	(475)	(998)	(6,751)	(6,702)	(1,177)
Financing activities	—	(1,771)	610	(500)	(545)
Operating Data:
Product sales
Oil (Bbl)	96,459	103,788	156,503	214,845	165,282
Gas (Mcf)	462,817	678,085	723,634	735,550	560,900
Boe	173,595	216,802	277,109 (2)	337,437	258,766
Average sales prices
Oil ($/Bbl)	$29.91	$40.48	$56.18	$62.94	$61.68
Gas ($/Mcf)	$5.40	$5.63	$7.54	$6.16	$6.76
Average Lifting Cost per Boe of Production:	$17.82	$13.10	$15.42	$19.31	$21.25
Proved reserves
Oil (Bbls)	268,150	988,597	5,814,505	5,539,928	5,523,587
Gas (Mcf)	5,848,673	16,603,591	21,896,697	20,786,645	20,892,748
Boe	1,242,929	3,755,862	9,463,955 (3)	9,004,369	9,005,712

The following unaudited information relates to TEC’s net and gross oil and gas wells and developed leasehold acres as of October 26, 2007:

	Net	Gross
Productive oil wells	201.3	272.0
Productive gas wells	13.8	21.0
Total productive wells (4)	215.1	293.0
Developed leasehold acres	16,480	21,550

(1)	Lease operating expenses include all direct operating expenses, severance taxes on oil and gas, and ad valorem taxes associated with oil and gas properties.

(2)	Production on a Boe basis for 2005 was 28% higher than 2004. This increase was due primarily to the production from the oil and gas properties acquired from Shamrock in June, 2005.

(3)
Proved reserves increased approximately 250% from 2004 to 2005 due primarily to the oil and gas properties acquired from Shamrock in June, 2005 and the effect of higher pricing on the economic limit of the consolidated reserves at the end of 2005.

(4)	The total productive well count includes 40 oil wells and no gas wells completed in multiple zones.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF
PLATINUM AND MAVERICK

As more fully described under “Management’s Discussion and Analysis Of Financial Condition and Results of Operations – Liquidity and Capital Resources” on page 22, we acquired Maverick on April 29, 2008. The following selected unaudited pro forma condensed combined financial information is intended to provide you with a picture of what the business of Platinum and TEC, a predecessor, might have looked like had the Maverick acquisition been completed on January 1, 2007 with respect to the year ended December 31, 2007 and as of January 1, 2008 with respect to the three month period ended March 31, 2008 or on March 31, 2008, as applicable. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had the Maverick acquisition occurred at the indicated dates or of the future results that may be achieved after the acquisition. The following selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto starting on page F-107.

	Year Ended December 31, 2007	Three Months Ended March 31, 2008
Consolidated Pro-Forma Income Statement Data:

Total Revenues	$51,512,285	$16,817,925
Cost of revenues and lease operating expenses	$35,526,203	$10,888,422
Net loss	$(7,875,131)	$(1,412,392)

Net loss per common share - basic and diluted	$(0.42)	$(0.06)

Weighted average common stock and common stock equivalents outstanding:
Basic and diluted	18,876,347	22,070,762

As of March 31, 2008
Consolidated Pro-Forma Balance Sheet Data:
Total assets	$218,170,252
Working capital	$7,501,860
Total liabilities	$78,203,309
Long-term debt, less current maturities	$14,354,946
Total stockholders’ equity	$139,966,943
Book value per common share	$6.34

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On October 26, 2007, we acquired substantially all of the assets and assumed substantially all of the liabilities of TEC. Prior to that time, we were a blank check company with no operations and no net revenues. Set forth below are:

(A)   Results of operations for Platinum and TEC (up to the date of its acquisition by Platinum) for the following periods (as applicable) (i) for the year ended December 31, 2006 as compared to the period from April 25, 2005 (Inception) to December 31, 2005 (ii) for the year ended December 31, 2007 as compared to the year ended December 31, 2006 and (iii) for the quarter ended March 31, 2008 as compared to the quarter ended March 31, 2007. Included within the results of operations for the year ended December 31, 2007 are the results of operations of New TEC, our wholly owned subsidiary that purchased substantially all of the assets of TEC on October 26, 2007, for the period from October 26, 2007 through December 31, 2007.

(B)  Results of operations - Oil and Gas provides a comparison of certain summarized historical information for the quarter ended March 31, 2008 with the period from October 27, 2007 to December 31, 2007 in order to provide the reader with certain meaningful analytical data.

(C)  Pro forma consolidated results of operations for Platinum/TEC for the years ended December 31, 2007 and 2006. The unaudited pro forma financial information gives effect to the TEC acquisition as if it happened on the first day of each year.

For Platinum/Maverick unaudited pro forma condensed combined financial statements for the years ended December 31, 2007 and 2006 and as of and for the three months ended March 31, 2008, please see page F-107.

The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

Overview

On October 26, 2007, we acquired substantially all of the assets and assumed substantially all of the liabilities of TEC, including approximately $41.7 million of TEC’s debt which was retired at closing, in exchange for 7,692,308 shares of our common stock with a cash value of $7.80 per share. Prior to the TEC acquisition, we were a blank check company. We were formed on April 25, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the global oil and gas exploration and production, or E&P, industry. On October 28, 2005 we consummated an initial public offering of our equity securities from which we derived net proceeds of $106,472,000. Of the net proceeds of the IPO, $105,408,000 were placed in a trust account until the closing of the TEC acquisition, at which point the $105,408,000, and the interest thereon, was released from the trust. Our initial business combination pursuant to which we became an operating company was the TEC acquisition.

We are now an oil and natural gas exploration, development, acquisition, and production company. Our basic business model is to find and develop oil and gas reserves through development activities, and sell the production from those reserves at a profit. To be successful, we must, over time, be able to find oil and gas reserves and then sell the resulting production at a price that is sufficient to cover our finding costs, operating expenses, administrative costs and interest expense, plus offer us a return on our capital investment.

From time to time, we may make strategic acquisitions if we believe the acquired assets offer us the potential for reserve growth through additional developmental drilling activities. However, the successful acquisition of oil and natural gas properties requires assessment of many factors, which are inherently inexact and may be inaccurate, including future oil and natural gas prices, the amount of recoverable reserves, future operating costs, future development costs, failure of titles to properties, costs and timing of plugging and abandoning wells and potential environmental and other liabilities.

We believe that the economic climate in the domestic oil and gas industry continues to be suitable for our business model. Oil prices are currently at near-record levels, and gas prices are well above historic averages. Although oil and gas prices are typically volatile and are subject to market fluctuations, we believe that supply and demand fundamentals in the energy marketplace continue to provide us with the economic incentives necessary for us to assume the risks we face in our search for oil and gas reserves. While profit margins remain currently favorable, we cannot guarantee that rising finding costs, production costs, and depletion expense will not affect our future success. Specifically, our revenue, cash flow from operations and future growth depend substantially on many factors, including those beyond our control, such as economic, political and regulatory developments and competition from other sources of energy. Because of these factors, we continuously seeks ways to reduce exposure to the volatility in oil and natural gas prices. Our strategy is to hedge a portion of our expected future oil and natural gas production, using a mixture of calls, puts, forward contracts and other derivative instruments, to reduce our exposure to fluctuations in commodity price.

Furthermore, like all businesses engaged in the exploration and production of oil and natural gas, we face the challenge of natural production declines. As initial reservoir pressures are depleted, oil and natural gas production from a given well decreases. Thus, an oil and natural gas exploration and production company depletes part of its asset base with each unit of oil or natural gas it produces. Consequently, key to our success is not only finding reserves through developmental drilling and strategic acquisitions, but also by exploiting opportunities related to our existing production. For example, we have two fields, the Ira Unit located in Scurry County, Texas, and the Ballard Unit located in Eddy County, New Mexico which we believe contain substantial opportunities to expand and enhance their existing waterflood capabilities. These projects will require capital in the form of money and expertise.

As described below, on April 29, 2008 we acquired Maverick. Maverick is a provider of project management, engineering, procurement, and construction management services to both the public and private sectors, including the oil and gas industry.

(A) Results of Operations - Platinum

For the year ended December 31, 2006 and the period from April 25, 2005 (Inception) to December 31, 2005

For the year ended December 31, 2006 (“2006”) and the period from April 25, 2005 (Inception) to December 31, 2005 (“2005”), we had net income of $1,659,579 and $275,728, respectively, attributable to net interest income on the proceeds of our IPO of $2,568,672 and $476,102, respectively (net of interest income in the amount of $760,718 and $0, respectively, attributable to shares of common stock subject to conversion rights), offset by expenses attributable to organization and formation expenses, expenses incurred in identifying and qualifying an acquisition candidate and legal, accounting and administrative costs. As more fully described below, the interest income was earned on funds held in the trust account. This interest income as well as other operating expenses increased in 2006 as compared to 2005 principally because the funds were invested for a full year in 2006 as compared to less than three months in 2005. The funds held in trust and related interest income were only available, subject to certain conditions, for use in making a qualified acquisition and not for our normal daily operating expenses. Interest income was derived from sources free of federal income taxes resulting in a lower than normal provision for income taxes.

For the year ended December 31, 2007 and the year ended December 31, 2006

For the years ended December 31, 2007 (“2007”) and December 31, 2006, we had a net loss of $373,032 as compared to net income of $1,659,579, respectively. In 2007, our results of operation included those of the entities acquired on and subsequent to October 26, 2007. These included the TEC acquisition and the other transactions more specifically described in “Business - Growth Strategy” beginning on page 34 and in Note 4 to the consolidated financial statements beginning on page F-15. Results of operations for 2007 included net interest income of $2,799,229 (substantially all of which was earned on funds held in the trust account and net of interest income in the amount of $616,217 attributable to shares of common stock subject to conversion rights), after tax net loss from oil and gas operations approximating $729,000 (which included a non-cash loss on the change in the value of derivatives approximating $1,473,000) and a non-cash charge for stock based compensation of $1,250,000 resulting from the Lance Duncan consulting agreement described more fully in “Certain Relationships and Related Party Transactions” beginning on page 58 and in Note 10 to the consolidated financial statements beginning on page F-22. Results of operations for 2006 were generated principally by net interest income on the proceeds of our IPO of $2,568,672 (net of interest income in the amount of $760,718, attributable to shares of common stock subject to conversion rights), offset by expenses attributable to organization and formation expenses, expenses incurred in identifying and qualifying an acquisition candidate and legal, accounting and administrative costs.

Consolidated marketing, general and administrative expense increased to approximately $1,491,000 in 2007 as compared to $718,000 in 2006, an increase of $773,000. The major increase was as a result of $551,000 in marketing, general and administrative costs of the oil and gas operations acquired as described above, and an increase of $250,000 in costs of Platinum, excluding those of the acquired operations. The principal components of these changes were: (i) a $267,000 increase in professional fees attributable to greater level of activity, more frequent and complex SEC filings and internal accounting demands and (ii) officers salaries approximating $55,000 incurred subsequent to October 26, 2007 offset by a reduction of $83,000 in travel and related costs.

The funds held in trust and related interest income became available to us upon consummation of the TEC acquisition. See “Liquidity and Capital Resources” below. Interest income was derived from sources free of federal income taxes resulting in a lower than normal provision for income taxes.

Other income and expense decreased to $1,244,000 in 2007 as compared to $2,566,000 in 2006, a decrease of $1,322,000. While net interest income increased by $230,000 to $2,799,000 in 2007 as compared to $2,569,000 in 2006, Platinum incurred $1,473,000 in non-cash loss as a result of mark-to-market losses on the fair value of its derivatives, resulting entirely from its oil and gas operations. We will not continue to earn this level of interest in future years because funds held in trust were expended for acquisitions, including the TEC acquisition, share repurchases, and are now being used in operations.

For the three month period ended March 31, 2008 as compared to the three month period ended March 31, 2007

We were a blank check company for the three months ended March 31, 2007 and consequently had no operations and no net operating results. For the three months ended March 31, 2008, our results of operations included those of the oil and gas entities acquired on and subsequent to October 26, 2007. See “Business - Growth Strategy” beginning on page 34. For a comparison of results of operations relating to our oil and gas assets, see “Results of Operations - Oil and Gas” below.

With respect to our results of operations excluding our oil and gas assets, we had no net operating revenues during the three months ended March 31, 2008 or 2007. Our general and administrative expenses other than those attributable to our oil and gas assets for the three months ended March 31, 2008 was $690,000 (out of the $1.7 million general and administrative expenses included in the Company’s condensed consolidated results) as compared to approximately $155,000 in the three months ended March 31, 2007. The increase of $535,000 in such expenses for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007 is attributable to our status as a parent company of an operating business in 2008, including associated officer salaries, legal and accounting, investor relations and other costs. Results of operations for the three months ended March 31, 2007 included net interest income of $691,000 (substantially all of which was earned on funds held in the trust account and net of interest income in the amount of $ 177,000 attributable to shares of common stock subject to conversion rights), as compared to net interest income earned of $100,000 in for three months ended March 31, 2008 on substantially lower cash balances.

Results of Operations – TEC Historical

The following is a summary of financial information for TEC and is provided to present the history of operating results from the assets purchased by Platinum on October 26, 2007. The comparative results are for the period from January 1, 2007 through October 26, 2007 as compared to the year ended December 31, 2006 and for the year ended December 31, 2006 as compared to the year ended December 31, 2005. TEC’s parent company, Tandem, held assets consisting largely of its investment in TEC, and, accordingly, the consolidated financial statements of Tandem represent the TEC assets.

Comparison of the period from January 1, 2007 through October 26, 2007, to the Year Ended December 31, 2006

TEC’s oil and gas sales revenues for the period from January 1, 2007 through October 26, 2007, consisting exclusively of oil and gas sales, $14.0 million compared to $17.8 million during the year ending December 31, 2006. If we include the $4.1 million in oil and gas sales revenues of New TEC after October 26, 2007, TEC would have recorded a 2% increase in revenues. The increase in revenues was due primarily to stronger oil prices during the 2007 period, offset by an overall 6% decrease in production on a Boe basis.

Oil and gas production costs in the form of lease operating expense on a Boe basis increased 10% from $19.31 per Boe during 2006 to $21.25 per boe during the period from January 1, 2007 through October 26, 2007. The increase in operating costs in 2007 was due primarily to a focus, in the Ira Field of Scurry County, Texas, to bring a number of inactive wells into compliance with regulatory statutes. This involved testing the integrity of the downhole casing in approximately 40 wells. In a number of cases, the wells were repaired and either placed back on production or remain idle awaiting further remedial work. In some cases, the wells were actually plugged and abandoned. Only the testing and repair costs are included in lease operating expense. The cost to plug and abandon these wells is not included in lease operating expense, but is included in the capitalized costs of oil and gas properties. This particular testing program was completed in October, 2007. Some elements of lease operating expenses are only partially controllable by management. Other factors outside management control, such as the availability of goods and services, could have an adverse effect on lease operating costs in the future.

Comparison of Fiscal Year ended December 31, 2006 to Fiscal Year ended December 31, 2005

The results of operations between periods will not be comparable in most respects, primarily due to the significance of the acquisition by TEC of certain Shamrock Energy Corporation (“Shamrock") oil and gas properties in June 2005.

TEC’s oil and gas sales revenues for 2006, consisting exclusively of oil and gas sales, increased 27% to $18.1 million compared to $14.2 million during 2005. The increase in revenues was primarily attributable to the acquisition of the Shamrock oil and gas properties in June 2005.

TEC’s production for 2006 (on an Mboe basis) increased by 22% to 337.4 Mboe as compared to 277.1 Mboe during 2005. This increase in production was due primarily to the acquisition of the Shamrock oil and gas properties in June 2005.

For 2006, TEC’s average realized gas price of $6.16 per Mcf represented an 18% decrease from the average price of $7.54 during 2005, and its realized oil price per barrel increased by 12% from $56.18 during 2005 to $62.94 during 2006. The overall increases in average product prices were attributable to the volatility of the markets for oil and gas, over which TEC had no control.

Oil and gas production costs in the form of lease operating expense on a boe basis increased from $15.42 per boe during 2005 to $19.31 per boe during 2006. The increase in operating costs in 2006 was due primarily to the increased cost of goods and services in the oil and gas production industry. It is likely that this trend will continue to contribute to higher production costs in future periods.

Depreciation, depletion and amortization (“DD&A”) increased 38%, from $1.9 million in 2005 to $2.6 million in 2006. The increase was due primarily to the Shamrock asset acquisition in June 2005.

General and administrative expense, excluding non-cash stock-based employee compensation, was $2.8 million for 2006, 55% higher than this expense for 2005 of $1.8 million. Such increase was due primarily to higher administrative costs associated with the acquisition of the Shamrock assets and legal and audit fees associated with the historical audits and due diligence efforts related to the proposed transaction with Platinum.

Gain on sales of property and equipment for 2005 of $707,239 consisted primarily of a gain associated with the sale of land located in and adjacent to TEC’s Tomball field. TEC recognized a gain of $368,067 during the first quarter of 2006 related to the sale to a third party of one of TEC’s drilling rigs. Total gains for the sale of property and equipment during 2006 was $401,470.

Interest expense was $3.5 million during 2006 as compared to interest expense of $1.7 million during 2005. As of December 31, 2006, TEC’s indebtedness was $42.0 million as a result of funding the acquisitions of TEC and the assets of Shamrock and the redemption of the shares of one of TEC’s two stockholders, all of which occurred in June 2005. Outstanding indebtedness under a revolving line of credit facility with a bank in the amount of $21.0 million and notes payable to the principles of TEC and Shamrock in the aggregate totaling $21.0 million comprise the $42.0 million in indebtedness. The $3.5 million interest incurred during 2006 consists of approximately $1.8 million associated with the revolving line of credit and $1.7 million associated with the notes to the former principles of TEC and Shamrock.

TEC recorded a $3.5 million gain during 2006 associated with the change in fair value of its derivatives since the end of 2005. Since TEC had not designated any derivative contracts as cash flow hedges, all cash settlements and changes resulting from mark-to-market valuations were recorded as changes in fair value of derivatives. Future gains or losses on changes in derivatives will be impacted by the volatility of commodity and interest rates, as well as the terms of any new derivative contracts.

(B) Results of Operations - Oil and Gas

The following summary of oil and gas revenues and lease and other operating expenses for the periods indicated is provided for comparative purposes. These comparative results are for the period from October 26, 2007 through December 31, 2007 as compared to the three months ended March 31, 2008. As indicated above, since our results for the three months ended March 31, 2007 are not in any way comparable to the three months ended March 31, 2008, we believe that the comparison of our current operating revenues to the immediately preceding period would provide relevant information to assist in evaluating our Company.

Comparison of the period from October 26, 2007 through December 31, 2007, to the Three Months Ended March 31, 2008

Any reference in this comparison to the 2007 period relates to the period from October 26, 2007 through December 31, 2007, and any reference to the 2008 period relates to the three months ended March 31, 2008, unless otherwise indicated.

Our revenues, consisting entirely of oil and gas sales, for the period from October 26, 2007 through December 31, 2007 were $4.3 million. Oil and gas sales for the three months ended March 31, 2008 were $7.1 million. Other than the obvious difference in the length of the comparative periods, we note that the average oil price for the 2007 period was $85.24 compared to $96.83 for the 2008 period. The average gas price increased from $8.03 during the 2007 period compared to $8.19 for the 2008 period. Daily production on a Boe basis increased from 890 Boe’s per day during the 2007 period to 970 Boe’s per day during the 2008 period.

Oil and gas production costs in the form of lease operating expense on a Boe basis decreased 7.5% from $29.77 per Boe during the 2007 period to $27.53 per Boe during the 2008 period. The decrease in lease operating expense on a Boe basis is a direct result of increased production due to drilling activities, without a corresponding increase in our fixed operating expense. Other factors outside management control, such as rig availability and availability of technical and field staff, could have an adverse effect on lease operating costs in the future.

(C) Platinum Unaudited Pro Forma Consolidated Financial Information

The following tables set forth summary financial information for our pro forma consolidated results of operations for the years ended December 31, 2007 and 2006. The unaudited pro forma financial information includes the consolidated statements of operations of TEC for the two years ended December 31, 2007 and the results of operations of Platinum for these same periods. The pro forma financial information is adjusted to illustrate the estimated pro forma effects of the asset acquisition of TEC, the simultaneous transfer of funds from the trust account associated with the non-converting shareholders, the reclassification of shares of shareholders electing not to convert as if these events had occurred at the beginning of each year presented. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements of the Company and the historical financial statements of Tandem Energy Holdings, Inc. and other financial information appearing elsewhere herein.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are directly attributable to these transactions and are factually supportable.

The unaudited pro forma financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations that we would have reported had the TEC asset acquisition been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations.

The pro forma effects of the Maverick acquisition consumated on April 29, 2008 are not included in this table. Reference is made to Selected Unaudited Pro Forma Condensed Combined Financial Information of Platinum and Maverick on page 16. The results of operations of certain other subsequent acquisitions made by us have not been included in this presentation, as their results of operations would not be significant.

	Consolidated Unaudited Pro Forma Statements of Operations Information of the Year Ended December 31,
	2006	2007
Oil and Gas Revenues	$17,812,000	$18,140,000

Income (loss) before income taxes	545,000	(9,204,000)

Net income (loss)	400,000	(5,817,000)

Earnings (loss) per share:

Basic	$0.02	$(0.24)

Diluted	0.01	(0.24)

The following adjustments have been made to the historical results of operations of TEC and Platinum in developing this unaudited pro forma data:

•       The elimination of interest expense earned on the trust account funds held by Platinum;

•       The elimination of interest expense on TEC indebtedness assumed paid at the inception of each period;

•       Adjustment of depletion expense based upon the accounting treatment prescribed by FAS 141 with respect to TEC oil and gas assets;

•       Inclusion of stock based compensation associated with officers’ stock options and with a consulting agreement;

•       Adjustment of officers’ salary for the assumed compensation levels that would be in effect upon consummation; and

•       Assumed effective tax rate on net income (loss) of 35%.

•       Pro forma weighted average shares outstanding used to determine pro forma earnings (loss) per share reflects the shares issued in the acquisition of the assets of TEC, the redemption of non-converting shareholders, the transfer to equity of shareholders electing to retain their shares and the issuance of shares for stock based compensation as if these events had occurred at the beginning of the period. Common stock equivalents associated with the IPO warrants were included in determining pro forma EPS in 2006, because their effect would have been dilutive. The impact of the purchase of treasury shares in November 2007 was also reflected.

The pro forma revenues for 2007 represent TEC historical oil and gas revenues for the period from January 1, 2007 through October 26, 2007 combined with the historical New TEC oil and gas revenues for the period from October 27, 2007 though December 31, 2007. This results in a full 12 months of TEC actual revenues in each period being reflected in this pro forma presentation.

The increase in revenues was due primarily to stronger oil prices during the 2007 period, offset by an overall decrease in production on a Boe basis.

The principal reason for the pro forma loss before income taxes of $9,204,000 in 2007 as compared to pro forma income before income taxes of $545,000 was a loss on change in fair value of derivatives of $5.1 million in 2007 versus a gain of $3.5 million in 2006. This one item accounts for an $8.6 million reduction in pro forma net income in 2007 as compared to 2006.

Liquidity and Capital Resources

Platinum Liquidity

On October 28, 2005, we consummated our IPO of 14,400,000 units with each unit consisting of one share of our common stock, $0.0001 per share, and one warrant to purchase one share of common stock at an exercise price of $6.00 per share. The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $115,200,000. The total net proceeds to us from the offering were approximately $106,472,000, of which $105,408,000 was deposited into a trust fund and the remaining proceeds ($1,064,000) were available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The net proceeds deposited into the trust fund remained on deposit in the trust fund, earning interest, until the consummation of the TEC acquisition agreement on October 26, 2007. We received an additional $1,032,000 from our former Chairman of the Board, Mark Nordlicht, in proceeds of notes issued between January 1, 2007 and October 26, 2007 to fund our working capital needs. The notes bore interest at 5% per annum. The principal amount of the notes of $1,107,000 and accrued interest of $18,606 was paid on October 26, 2007, the date of consummation of the TEC acquisition, with proceeds released from the trust account. We describe below the complete disposition of the funds held in the trust account upon consummation of the TEC acquisition.

In connection with the IPO, we sold to the representatives of the underwriters a five year option to purchase up to a total of 720,000 units in the aggregate at a per unit price of $10.00. The units issuable upon exercise of this option are identical to those offered in the IPO except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the IPO). The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying warrants and the market price of the units and underlying securities) to exercise the option without the payment of any cash. If circumstances warrant and in the event that any holders of the unit purchase option choose to exercise all or a portion of the unit purchase option on a cashless basis, we will receive no cash proceeds but would be required to issue additional units.

Upon the October 26, 2007 consummation of the TEC acquisition, the cash held in, or attributable to, the trust approximated $112,300,000 (including approximately $290,000 of interest earned on the trust account for October 1 through October 26, 2007 but received subsequent to consummation), became available to us and was applied as follows (i) payment to our stockholders exercising their conversion rights; (ii) payment of TEC debt assumed pursuant to the acquisition agreement; (iii) payment of certain fees and expenses relating to the acquisition; and (iv) the remaining net proceeds became available for operations and conduct of the business. This resulted in net proceeds to us approximating $50,650,000 as follows:

Distribution of cash to shareholders exercising their conversion rights	$14,057,199
Payment of TEC indebtedness, including interest	41,704,635
Shareholder Notes, including interest	1,125,606
Lance Duncan - finders fee	3,000,000
Transaction costs paid at closing (legal, accounting), net of interest from escrow agent	1,579,805
Other payments	182,500
61,649,745
Available cash to Platinum upon consummation of the TEC acquisition	50,650,255
Total	$112,300,000

In connection with the acquisition, TEC assigned to New TEC its rights and obligations under TEC’s then existing credit agreement with Guaranty Bank, FSB pursuant to an Assignment, Waiver and Third Amendment to the Credit Agreement (the “Third Amendment”) made and entered into effective as of October 26, 2007 among TEC, New TEC and Guaranty Bank. The full balance outstanding as of October 26, 2007 of approximately $20.6 million was repaid in connection with the consummation of the TEC acquisition and is included in payment of indebtedness in this table. Pursuant to the Third Amendment, a new borrowing base was set at $5,000,000, but no indebtedness was incurred at that time. All other material terms of the credit agreement were unchanged.

Subsequent to the October 26, 2007 consummation of the TEC acquisition we have applied a substantial portion of the available cash of $50,650,000 as follows:

a. In November 2006, the Company’s board approved a share repurchase program to repurchase shares of Company common stock in an amount up to $80 million (including shares that may be redeemed in connection with stockholders conversion rights upon consummation of the TEC acquisition). On October 26, 2007, we redeemed 1,802,205 shares of our common stock for a total purchase price of $14,057,199 pursuant to such conversion rights. On November 1, 2007, the Company announced the initial stage of the share repurchase program and adopted a share repurchase plan for the month of November 2007. In the period from November 1 through November 30, 2007, we purchased 1,997,913 shares for an aggregate of $15,661,464. We financed these purchases with available cash. The initial share repurchase plan expired November 30, 2007, but the Company may resume repurchases in the future, pursuant to our share repurchase program.

b. As part of our overall business strategy, we began our program of strategic acquisitions and investment opportunities that complement our existing business. We have made various acquisitions of oil and gas properties and interests and a related operating business as follows:

•       In November 2007, we acquired a 12% working interest in the North Minnie Bock Field, a producing field in Nueces County, Texas for approximately $1.1 million.

•       In December 2007, we acquired a 50% working interest in the La Rosa field for approximately $5.3 million. The La Rosa Field is a non-producing field of approximately 3,800 acres in Refugio County, Texas. The field contains previously drilled and abandoned wells. We believe, based on our due diligence, that the La Rosa field can yield substantial production through recompletions and new drilling.

•       In December 2007, we acquired, out of bankruptcy court, oil and gas properties, including approximately 200 producing wells, located in Chavez, Lea and Eddy counties, New Mexico previously owned by Lothian Oil, Inc. for $6.9 million. These assets include over one million barrels of oil equivalent (" Boe") of proved reserves. Approximately 55% of the reserves are proved developed. On the closing date, the production was approximately 140 Boe per day, and one of the primary fields is adjacent to our Ballard Field in Eddy County.

•       In December 2007 we acquired an additional 50% working interest in the Barnett Shale acreage within our Ball Field for approximately $920,000. This acquisition increased our net acreage position by 2,300 net acres and gave us a 100% working interest in the Barnett Shale. We plan to begin a horizontal development program in the Barnett Shale during 2008, which may include a 3-D seismic program.

•       In December 2007, as part of a strategic attempt to secure readily available well servicing equipment, we purchased, for approximately $2.2 million, the outstanding stock of Red Iron Tool, Inc. ( Red Iron). As a result, Red Iron is now a wholly owned subsidiary of Platinum. Red Iron owns three pulling units and other service equipment near our Ira field in Scurry County, Texas. One of its rigs has been continuously servicing that field for the last six months. The other two have been used by other operators. Additionally, the former president of Red Iron, who is experienced in operations, drilling and well servicing in that area, will assist us in providing oversight of the Ira Field. We may continue to contract the rigs to third party operators when not in use on our properties.

•       In January 2008, we acquired a 70% working interest in the Pleasanton field for approximately $5 million. The Pleasanton Field is a non-producing field of approximately 4,200 acres in Atascosa County, Texas. The field contains previously drilled and abandoned wells. We believe, based on our due diligence, that the Pleasanton field can yield substantial production through recompletions and new drilling.

•       In January 2008 in connection with the Pleasanton acquisition we paid additional cash consideration of $2,950,000 and issued a $550,000 note. The note bears interest at 12% per annum, and is subject to monthly payments beginning June 1, 2008 of an amount equal to ½ of the net proceeds from production attributable to our interest in the purchased leasehold or $30,000, whichever is greater, until the note is paid in full.

•       In March 2008 we acquired an additional property related to our La Rosa field acquisition for cash in the amount of $461,500.

•       In April 2008, two of our wholly-owned subsidiaries (the Co-borrowers as defined in c. below) entered into two agreements to acquire additional oil and gas properties aggregating $1,350,000 for cash.

c.  On March 14, 2008, two of our operating subsidiaries, New TEC and PER Gulf Coast, Inc. (collectively the “Co-borrowers”) entered into a new credit facility with the Bank of Texas, establishing a revolving line of credit with an initial borrowing base of $35 million. The revolving line of credit is secured by the Co-borrower’s oil and gas properties and will be used to facilitate the execution of the two entities’ drilling and acquisition programs. The line bears interest at either the bank’s base rate or LIBOR, plus a margin which varies with the ratio of the Co-borrowers’ outstanding borrowings against the defined borrowing base, ranging from 1.50% to 2.25%. The Co-borrowers can choose periodically to change the interest rate base which applies to outstanding borrowings. Under the terms of revolving line of credit agreement, the Co-borrowers must maintain certain financial ratios, must repay any amounts due in excess of the borrowing base, and may not declare any dividends or enter into any transactions resulting in a change in control, without the bank’s consent. As the parent company, we are not a co-borrower or guarantor of the line, and transfers from the Co-borrowers to us are limited to (i) $1 million per fiscal year for management fees, and (ii) the repayment of up to $2 million per fiscal year in subordinate indebtedness owed to us. As of March 31, 2008, there was $5.5 million outstanding under the revolving line of credit. In conjunction with the execution of the new line of credit, and as required under the terms of the new credit facility, we novated our existing hedge positions from our existing counterparty over to the Bank of Texas under terms satisfactory to us. In connection with establishing the line of credit, the Bank of Texas received a commitment fee of $87,500 and a fee for its expenses in connection with the aforementioned novation of $60,229. In addition, the Co-borrowers are obligated to the bank for a monthly fee for any unused portion of the line of credit at the rate of 0.25% per annum. The unused portion of this revolving line of credit of $29,500,000 remains available to the Co-borrowers.

d.  On March 18, 2008, Platinum, a wholly owned subsidiary of Platinum, PERMSub, Inc., Maverick, and Robert L. Kovar Services, LLC entered into an Agreement and Plan of Merger pursuant to which we acquired Maverick. We completed the acquisition on April 29, 2008. The aggregate consideration paid in the merger was $6 million in cash and $5 million to be paid over the next 6 years pursuant to non-interest bearing cash flow note (the “Cash Flow Notes”), subject to certain escrows, holdbacks and post-closing adjustments. Provisions of the Cash Flow Notes require quarterly payments commencing in June 2008 to the noteholders pro rata equal to 50% of the pre-tax net income, as defined, generated by the Maverick business on a stand alone basis in the prior quarter. Payment of the Cash Flow Notes can be accelerated by certain events, including a change in control. The balance of the Cash Flow Notes remaining unpaid upon maturity, if any, will be converted into a 12 month self amortizing note bearing interest at the annual rate of 2% over the banks prime rate. In addition, we will assume Maverick’s indebtedness under certain bank and loan arrangements, which aggregate balances approximated $4.5 million at January 31, 2008. Maverick’s bank has not consented to continuation of its bank term loan or to its working capital revolving credit line upon closing. The sellers agreed to the satisfaction of this bank indebtedness at closing in the aggregate amount of $4.9 million with the proceeds of the cash to be paid at closing to the Sellers. Subsequent to the closing, upon securing a replacement revolving line of credit for Maverick, the amount of the revolving line of credit repaid at closing ($3.3 million) will be drawn down against this line and paid to sellers. The remainder of $1.6 million will be paid to selling Maverick shareholders by the Company over an approximate 18 month period under the same terms and conditions as the original term loan with Maverick’s original bank. The Cash Flow Notes will be payable quarterly at the rate of 50% of pre-tax net income, as defined, generated by the Maverick business on a stand-alone basis in the preceding quarter. Payment can be accelerated by certain events, including change in control of the Company. The purchase price is also subject to adjustment for any change in working capital as defined in the agreement, between October 31, 2007 and the closing date, as well as other adjustments associated with changes in indebtedness. Any adjustment will be treated as a modification of the amount of the Cash Flow Notes and are to be determined within 45 days of closing. The balance of the Cash Flow Notes remaining unpaid upon maturity, if any, will be converted into a 12 month self amortizing note bearing interest at the annual rate of 2% over the bank’s prime rate at the time.

In connection with the acquisition of Maverick, the Company entered into an employment agreement with Mr. Kovar to serve as chief operating officer of Platinum. The employment agreement provides for an initial term of five years. Pursuant to the terms of the employment agreement, Mr. Kovar will be paid a $200,000 base annual salary and will be eligible for annual performance bonuses in such amount and at such times as determined by the Board or the compensation committee, in their sole discretion. In addition, pursuant to the employment agreement, Mr. Kovar was granted 50,000 options to purchase shares of the Company’s common stock with an exercise price of $5.15 per share, the closing price on the date of grant, and will be granted an additional 50,000 stock options on each of the four succeeding anniversaries of the effective date of the employment agreement. All options will be issued pursuant to the Company’s 2006 Long Term Incentive Plan and will be subject to a 5 year vesting schedule, with one-fifth of such options vesting on each anniversary of the date of grant, beginning April 29, 2009. In the event of a change in control of the Company, the employment agreement provides that all options granted to Mr. Kovar will immediately vest.

Pursuant to the employment agreement, if Mr. Kovar’s employment is terminated by the Company without cause or Mr. Kovar terminates his employment for good reason, he will receive an 18 month severance package and his Cash Flow Note will become immediately due and payable. If, however, Mr. Kovar’s employment is terminated by the Company for cause or Mr. Kovar terminates his employment without good reason, he will receive no severance package and his Cash Flow Note will be cancelled.

TEC Liquidity

Overview

TEC’s primary sources of capital were cash flow from operations and funding under its revolving line of credit facility. TEC borrowed funds under the revolving line of credit facility as needed to supplement its operating cash flow as a financing source for its capital expenditure program.

Cash Flow

Substantially all of TEC’s cash flow was derived from the production of its oil and gas reserves. TEC used this cash flow to fund its on-going developmental activities in search of new oil and gas reserves and for operating expenses relating to the production of existing reserves.

Cash flow from operations was $2.3 million for the nine months ended September 30, 2007, compared to $4.3 million for the nine months ended September 30, 2006. The decrease was due primarily to a 7% decline in the average product prices on a Boe basis during the comparative periods, along with a 4% drop in production on a Boe basis, as more fully discussed in the “Results of Operations” section above. Another contributing factor was the increase in general and administrative expenses. For the period January 1, 2007 to October 26, 2007 cash flow from operations was $2.3 million, This data for the comparable period of the preceding year was not available, but management believes the relationship in consistent with the discussion regarding the comparable September 30 th periods.

Financing Activities

A major bank provided TEC with a revolving line of credit facility, initially in the principal amount of $23.0 million, on which it relied heavily for both its short-term liquidity (working capital) and its long-term financing needs. The funds available to TEC under this revolving line of credit facility were limited to the amount of the borrowing base established by the bank from time to time and are secured by TEC’s oil and gas properties. On February 28, 2007 the new borrowing base was set at $21.1 million with mandatory principle reduction requirements of $250,000 per month beginning October 1, 2007. The credit facility was to mature on June 8, 2008. Accordingly, Tandem classified the entire outstanding balance of $20.5 million as a current liability on its balance sheet dated October 26, 2007.

In connection with Platinum’s acquisition of the assets of TEC, TEC assigned to New TEC its rights and obligations under TEC’s then existing credit agreement with Guaranty Bank, FSB pursuant to an Assignment, Waiver and Third Amendment to the Credit Agreement (the “Third Amendment”) made and entered into effective as of October 26, 2007 among TEC, New TEC and Guaranty Bank. The full balance outstanding as of October 26, 2007 of approximately $20.6 million was repaid in connection with the consummation of the TEC acquisition and is included in payment of indebtedness in this table. Pursuant to the Third Amendment, a new borrowing base was set at $5,000,000, but no indebtedness was incurred at that time. All other material terms of the credit agreement were unchanged.

In conjunction with and simultaneous to the establishment of the new credit facility among New TEC, PER Gulf Coast, Inc. and Bank of Texas, the previously existing $5 million credit agreement with Guaranty Bank was terminated. No outstanding borrowings existed at the time of the termination.

Supplemental Information

The following information is intended to supplement the consolidated financial statements with data that is not readily available from those statements. The data consists of certain operating results of TEC for the period January 1, 2007 through October 26, 2007, along with the actual results of New TEC reported by Platinum for the remainder of 2007 subsequent to the acquisition on October 26, 2007. This presentation provides a comparative analysis of certain of TEC’s production data for the year ended December 31, 2007 as compared to the year ended December 31, 2006. These results do not include the operating results of PER Gulf Coast, Inc.

	Tandem January 1, 2007 through October 26, 2007	New TEC October 26, 2007 through December 31, 2007	Total- Year Ended December 31, 2007	Tandem - Year Ended December 31, 2006
Oil and Gas Production Data:
Oil (MBbls)	165.3	38.7	204.0	214.8
Gas (MMcf)	560.9	125.8	686.7	735.6
BOE (MBbls)	258.8	59.7	318.5	337.4

Average Sales Prices(1):
Oil ($/Bbl):	$61.68	$83.52	$65.82	$62.94
Gas($/Mcf):	$6.76	$7.34	$6.87	$6.16

Average Lifting Cost per BOE of Production:	$21.25	$28.41	$22.59	$19.31

Supplemental Oil and Gas Information

The following information is intended to supplement the consolidated financial statements included in this prospectus with data that is not readily available from those statements.

	Period from January 1, 2008 to March 31, 2008			Period from October 26 to December 31, 2007
	Oil	Gas	Boe	Oil	Gas	Boe
	(Mbls)	(MMcf)	(Mbls)	(Mbls)	(MMcf)	(Mbls)
Production	58.7	177.2	88.2	38.7	125.8	59.7

	Oil	Gas	Boe	Oil	Gas	Boe
	($/Bbl )	($/Mcf )	($/Boe )	($/Bbl )	($/Mcf )	($/Boe )
Average Prices	$96.83	$8.19	$80.86	$85.24	$8.03	$72.21

			Boe			Boe
			($/Boe)			($/Boe)
Average Lifting Cost Per Boe			$27.53			$29.77

Capital Expenditures

The reserve report prepared as of December 31, 2007 assumes that we will expend approximately $19.4 million in expenditures in 2008 to drill a number of existing proved undeveloped locations, with the intent of converting them into proved developed producing locations, thereby, generating new cash flows. The execution of the drilling program is dependent on rig availability, the availability of technical and field staff, and product pricing. Through March 31, 2008 we have incurred approximately $3.4 million.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Item 303(a) (4) (ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934.

Contractual Obligations

a. We have contractual obligations and commitments that may affect our financial position. The following table sets forth our significant contractual obligations as of December 31, 2007:

	2008	2009-2011	2012-2014	Thereafter	Total
	(in thousands)
Operating leases	$119.3	327.6	—	—	$446.9
Asset Retirement Obligations	$0.0	678.4	211.2	2,673.2	$3,562.8
Derivative Obligations	$3,116.0	(73.0)	—	—	$3,043.0

b. In connection with the October 26, 2007 TEC acquisition, we entered into an agreement with Mr. Lance Duncan, for consulting services, including investigation and evaluation of possible future acquisitions. Under the terms of the consulting agreement, Mr. Duncan’s services were valued at $5 million. We agreed to issue to Mr. Duncan a total of 714,286 shares of our restricted common stock, 25% to be issued upon commencement of services and the remainder in semi-annual installments of 25% each over the eighteen month term of the agreement. The initial installment of 178,572 shares was issued on October 26, 2007 and was recorded as stock compensation expense in our results of operations in 2007.

Critical Accounting Policies:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Full Cost and Impairment of Assets

We account for our oil and natural gas exploration and development activities using the full cost method of accounting. Under this method, all costs incurred in the acquisition, exploration and development of oil and natural gas properties are capitalized. Costs of non-producing properties, wells in the process of being drilled and significant development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. At the end of each quarter, the net capitalized costs of our oil and natural gas properties, as adjusted for asset retirement obligations, is limited to the lower of unamortized cost or a ceiling, based on the present value of estimated future net revenues, net of income tax effects, discounted at 10%, plus the lower of cost or fair market value of our unproved properties. Revenues are measured at unescalated oil and natural gas prices at the end of each quarter, with effect given to cash flow hedge positions. If the net capitalized costs of oil and natural gas properties exceed the ceiling, we are subject to a ceiling test write-down to the extent of the excess. A ceiling test write-down is a non-cash charge to earnings. It reduces earnings and impacts stockholders’ equity in the period of occurrence and results in lower DD&A expense in future periods.

There is a risk that we will be required to write down the carrying value of our oil and natural gas properties when oil and natural gas prices decline. If commodity prices deteriorate, it is possible that we could incur impairment in future periods.

Depletion

Provision for depletion of oil and natural gas properties under the full cost method is calculated using the unit of production method based upon estimates of proved developed oil and natural gas reserves with oil and natural gas production being converted to a common unit of measure based upon their relative energy content. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. The cost of any impaired property is transferred to the balance of oil and natural gas properties being depleted.

Significant Estimates and Assumptions

Oil and Gas Reserves

(1) Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of a reserve estimate depends on the quality of available geological and engineering data, the precision of the interpretation of that data, and judgment based on experience and training. We have historically engaged an independent petroleum engineering firm to evaluate our oil and gas reserves. As a part of this process, our internal reservoir engineer and the independent engineers exchange information and attempt to reconcile any material differences in estimates and assumptions.

(2) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(3) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Valuation of proved undeveloped properties

Placing a fair market value on proved undeveloped properties, commonly referred to as “PUDs” is very subjective since there is no quoted market for them. The negotiated price of any PUD between a willing seller and willing buyer depends on the specific facts regarding the PUD, including:

•	the location of the PUD in relation to known fields and reservoirs, available markets and transportation systems for oil and gas production in the vicinity, and other critical services;

•	the nature and extent of geological and geophysical data on the PUD;

•
the terms of the leases holding the acreage in the area, such as ownership interests, expiration terms, delay rental obligations, depth limitations, drilling and marketing restrictions, and similar terms;

•
the PUDs risk-adjusted potential for return on investment, giving effect to such factors as potential reserves to be discovered, drilling and completion costs, prevailing commodity prices, and other economic factors; and

•	the results of drilling activity in close proximity to the PUD that could either enhance or condemn the prospect’s chances of success.

Provision for DD&A

We have computed our provision for DD&A on a unit-of-production method. Each quarter, we use the following formulas to compute the provision for DD&A.

•	DD&A Rate = Current period production, divided by beginning proved reserves

•	Provision for DD&A = DD&A Rate, times the un-depleted full cost pool of oil and gas properties

Reserve estimates have a significant impact on the DD&A rate. If reserve estimates for our properties are revised downward in future periods, the DD&A rate will increase as a result of the revision. Alternatively, if reserve estimates are revised upward, the DD&A rate will decrease.

Hedging Activities

From time to time, we utilize derivative instruments, consisting of swaps, floors and collars, to attempt to reduce our exposure to changes in commodity prices and interest rates. We account for our derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires that all derivative instruments be recognized as assets or liabilities in the balance sheet, measured at fair value. The accounting for changes in the fair value of a derivative depends on both the intended purpose and the formal designation of the derivative. Designation is established at the inception of a derivative, but subsequent changes to the designation are permitted. We have elected not to designate any of our derivative financial contracts as accounting hedges and, accordingly, account for these derivative financial contracts using mark-to-market accounting. Changes in fair value of derivative instruments which are not designated as cash flow hedges are recorded in other income (expense) as changes in fair value of derivatives. Hedging is a strategy that can help a company to mitigate the volatility of oil and gas prices by limiting its losses if oil and gas prices decline; however, this strategy may also limit the potential gains that a company could realize if oil and gas prices increase. Historically, certain “costless collars” executed in June 2005 and swaps executed in mid 2006 by our predecessor in interest were employed to protect such predecessor and its creditors from exposure to lower oil and gas prices. However, as a result of those positions, we have and may continue to periodically incur settlement losses associated with the ceiling component of such hedges as oil prices have increased during 2007 and in 2008. For the three months ended March 31, 2008, we reported a $2.0 million net loss on derivatives.

Asset Retirement Obligation

We follow the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires us to recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalize an equal amount as a cost of the asset. The cost of the abandonment obligations, less estimated salvage values, is included in the computation of depreciation, depletion and amortization.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This statement applies under other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued Staff Positions (FSPs) No. 157-1 and No. 157-2, which, respectively, remove leasing transactions from the scope of SFAS No. 157 and defer its effective date for one year relative to certain nonfinancial assets and liabilities. As a result, the application of the definition of fair value and related disclosures of SFAS No. 157 (as impacted by these two FSPs) was effective for the Company beginning January 1, 2008 on a prospective basis with respect to fair value measurements of (a) nonfinancial assets and liabilities that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis (at least annually) and (b) all financial assets and liabilities. This adoption did not have a material impact on the Company’s consolidated results of operations or financial condition. The remaining aspects of SFAS No. 157 for which the effective date was deferred under FSP No. 157-2 are currently being evaluated by the Company. Areas impacted by the deferral relate to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applies to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment. The effects of these remaining aspects of SFAS No. 157 are to be applied to fair value measurements prospectively beginning January 1, 2009. The Company does not expect them to have a material impact on the Company’s consolidated results of operations or financial condition. Refer to Note 8 for disclosures required by this new pronouncement.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115, which will become effective on January 1, 2008. FAS 159 permits entities to measure eligible financial assets, financial liabilities and firm commitments at fair value. on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other generally accepted accounting principles. The fair value measurement election is irrevocable and subsequent changes in fair value must be recorded in earnings.

In April 2007, the FASB issued FASB Staff Position FIN 39-1, Amendment of FASB Interpretation No. 39 . FSP FIN 39-1 clarifies that a reporting entity that is party to a master netting arrangement can offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement. FSP FIN 39-1 is effective for financial statements issued for fiscal years beginning after November 15, 2007.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”), which replaces FASB Statement No. 141. SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non- controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions that occur in an entity’s fiscal year that begins after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. At this time, management is evaluating the implications of SFAS 161 and its impact on the financial statements has not yet been determined.

Quantitative and Qualitative Disclosures About Market Risk.

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market-driven rates or prices. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures.

Interest Rate Risk

Effective on March 14, 2008, we entered into a four-year $100 million revolving credit facility with an initial borrowing base limit of $35 million. The facility bears interest at 1.5% to 2.25% in excess of LIBOR or the Bank’s prime rate. At March 31, 2008, we had $5.5 million outstanding on this arrangement, bearing interest at 5.25% per annum. A 10% increase or decrease in this interest rate in the period ended March 31, 2008 would have had an immaterial impact on our financial results. To the extent we have debt outstanding in the future pursuant to our credit facility, we would be subject to the risk of interest rate changes that would impact our future results of operations and cash flows. While we cannot predict future fluctuations in the amount of debt on the revolving line of credit that would be outstanding, if we assume the March 31, 2008 level, and if the annual interest rate should increase or decrease by 10% from its March 31, 2008 level, we would incur an approximate $7,200 increase or decrease in related interest expense per quarter.

Price Risks

The Company engages in price risk management activities from time to time. These activities are intended to manage the Company’s exposure to fluctuations in commodity prices for natural gas and crude oil. The Company utilizes derivative financial instruments, primarily price collars, puts and calls, as the means to manage this price risk. In addition to these financial transactions, the Company is a party to various physical commodity contracts for the sale of hydrocarbons that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS Nos. 137, 138, 149 and 157, these various physical commodity contracts qualify for the normal purchases and normal sales exception and therefore, are not subject to hedge accounting or mark-to-market accounting. The financial impact of these various physical commodity contracts is included in revenues at the time of settlement, which in turn affects average realized hydrocarbon prices. The Company has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting.

 In accordance with SFAS No. 157, the Company has categorized its derivative financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1); the next highest priority inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly (Level 2); and the lowest priority to unobservable inputs (Level 3). The Company uses Level 1 valuation techniques to value its derivatives.

Presented below is a summary of the Company’s crude oil and natural gas derivative financial contracts at March 31, 2008 and December 31, 2007, with crude oil prices expressed in dollars per barrels of crude oil and notional crude oil volumes in barrels of crude oil per year; and natural gas prices expressed in dollars per million British thermal units ($/MMBtu) and notional natural gas volumes in million British thermal units per year (MMBtuy). As of March 31, 2008, we did not have any financial derivative contracts that extend beyond December 2011.

The total fair value of the crude oil and natural gas financial derivative contracts at March 31, 2008, was a liability of approximately $3.0 million as follows:

Period Ended March 31,	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/ (Liability) (stated in thousands)
2009	Gas Collar	45,230	5.00/11.02	(96)
	Gas Call Option Sold	45,230	9.10	(392)
	Gas Call Option Purchased	45,230	12.00	96
	Gas Put Option Sold	45,230	5.00	0
	Gas Put Option Purchased	45,230	6.00	2
	Oil Collar	172,749	40.00/72.10	(2,214)
	Oil Call Option Sold	87,500	67.00	(2,864)
	Oil Call Option Purchased	87,500	72.10	2,444
	Oil Swaps	30,000	71.00	(781)

2010	Oil Swaps	90,000	71.00	(2,191)
	Oil Put Option Purchased	120,000	75.00	613
	Oil Put Option Purchased	170,000	80.00/85.00	1,384

2011	Oil Put Option Purchased	120,000	80.00	1,002
	Total fair value liability			$(2,997)

The fair value of the Company’s financial derivative contracts at March 31, 2008 are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(3,805)
Long-term portion	808
Total fair value liability	$(2,997)

 The total fair value of the crude oil and natural gas financial derivative contracts at December 31, 2007, was a liability of approximately $3.0 million as follows:

Period	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/ (Liability) (stated in thousands)
2008	Gas Collar	64,615	5.00/11.02	(25)
	Gas Call Option Sold	64,615	9.10	(128)
	Gas Call Option Purchased	64,615	12.00	36
	Gas Put Option Sold	64,615	5.00	(11)
	Gas Put Option Purchased	64,615	6.00	46
	Oil Collar	113,502	40.00/72.10	(2,455)
	Oil Call Option Sold	125,000	67.00	(3,282)
	Oil Call Option Purchased	125,000	72.10	2,703

2009	Oil Swaps	120,000	71.00	(1,928)

2010	Oil Put Option Purchased	120,000	75.00	1,015

2011	Oil Put Option Purchased	120,000	80.00	986
	Total fair value liability			$(3,043)

The fair value of the Company’s financial derivative contracts at March 31, 2008 are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(3,116)
Long-term portion	73
Total fair value liability	$(3,043)

The natural gas and crude oil prices shown in the above table are based on the corresponding NYMEX index and have been valued using actively quoted prices and quotes obtained from the counterparties to the derivative agreements. The above prices represent a weighted average of several contracts entered into and are on a per MMBtu or per barrel basis for gas and oil derivatives, respectively. Total volumes shown for the crude oil collar reflect net volumetric positions with a single counterparty under which contracts provide for netting of all settlement amounts.

The following table summarizes the estimated fair value of financial instruments and related transactions at March 31, 2008 and December 31, 2007 (in millions): (The carrying amount and the fair value (1) are the same for each period reported.)

	March 31, 2008	December 31, 2007
NYMEX-Related Commodity Derivative
Market Positions (1)	$3.0	$3.0

(1)
Estimated fair values have been determined by using available market data and valuation methodologies. Judgment is required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

BUSINESS

We are an independent oil and gas exploration and production company. We have approximately 37,000 acres under lease in relatively long-lived fields with well-established production histories, 21,000 of which were acquired as part of the acquisition described below. Our properties are concentrated primarily in the Gulf Coast region in Texas, the Permian Basin in Texas and New Mexico and the Fort Worth Basin in Texas.

Our primary business strategy is to provide long-term growth in stockholder value by drilling, developing and exploiting our oil and gas properties. We are currently engaged in active drilling and workover programs in order to achieve this goal. Through a number of identifiable synergies, we believe that we are in a unique position to exploit our inventory of identified prospects more effectively and efficiently than many other small independent oil and gas exploration and production companies.

In addition to our exploitation strategy, we are continually evaluating potential low risk strategic acquisitions that we believe will complement our business plan. We believe there exists significant opportunities to exploit mature fields that may have substantial remaining reserves. As the major and large independent oil and gas companies continue to focus on more costly and risky international and offshore prospects, the smaller independents have a tremendous opportunity to take advantage of the significant reserves left behind. For a discussion of recent acquisitions, see “Growth Strategy” on page 34.

Our strategy also calls for the use of hedge financing to maximize profit and reduce risk resulting from volatile energy markets. We believe that there is a gap in value between oil and gas reserves and the price of energy commodities and that profit can be captured by buying oil and gas companies or reserves, and selling the underlying oil and gas commodity.

History of Platinum

Platinum was organized as a corporation under the laws of the State of Delaware on April 25, 2005. At that time, we were a blank check company formed with the purpose of effecting a business combination with an unidentified operating business in the global oil and gas exploration and production ("E&P") industry. Prior to the acquisition of all of the assets and assumption of substantially all of the liabilities of TEC we did not have any operations, other than conducting an initial public offering and seeking a business combination. From and after the consummation of the TEC acquisition on October 26, 2007, our operations have consisted of the acquired operations of TEC and the identification, acquisition and operation of other oil and gas properties and related businesses. See “Growth Strategy” on page 34 for a description of our recent acquisitions.

On October 28, 2005, we consummated an IPO of our equity securities, from which we received net proceeds of approximately $106,472,000. Of the net proceeds of the IPO, $105,408,000 were placed in a trust account. Under the terms of the IPO, we were required to complete a business combination in the E&P industry by October 28, 2007, or we would have been required to liquidate and return to our public shareholders a pro rata portion of the trust account into which the IPO proceeds were placed. The Platinum common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and one warrant to purchase one share of common stock) sold in the IPO are quoted on the OTCBB under the symbols PGRI for the common stock, PGRIW for the warrants and PGRIU for the units.

On October 4, 2006, Platinum, its wholly-owned subsidiary, New TEC (formerly PER Acquisition Corp.), and TEC entered into an acquisition agreement pursuant to which New TEC would acquire all of the assets and assume substantially all of the liabilities of TEC, including approximately $42 million of TEC’s debt, in exchange for the issuance of approximately 8 million shares of Platinum common stock. The TEC assets consisted primarily of leases covering approximately 21,000 acres in relatively long-lived oil fields with well-established production histories in the Gulf Coast region in Texas, the Permian Basin in Texas and New Mexico, and the Fort Worth Basin in Texas.

On October 26, 2007, Platinum consummated the TEC acquisition pursuant to the acquisition agreement. At the closing, our wholly-owned subsidiary, New TEC, acquired all of the assets and assumed substantially all of the liabilities of TEC, including approximately $41.7 million of TEC’s debt, in exchange for the issuance of 7,692,308 shares of Platinum common stock. In addition, at the closing, Mark Nordlicht resigned as Chairman of the Board and as director and Tim G. Culp, formerly President and CEO of TEC, became our Chairman of the Board and a director on our board.

At the closing of the TEC acquisition, the net proceeds of the IPO that were placed in the trust account, including the interest thereon, were released to us and we used these funds to (i) retire approximately $41.7 million in indebtedness of TEC assumed in connection with the TEC acquisition, (ii) make payments in the aggregate amount of $14,057,199 to Platinum stockholders owning 1,802,205 shares of common stock who voted against the acquisition and exercised their rights to convert their shares into a pro rata portion of the trust account and (iii) pay the finder’s fee of $3.0 million to Mr. Lance Duncan, as well as other transaction-related expenses. We received approximately $50,650,000 at the time of closing. Subsequent to the closing, we repurchased 1,997,913 shares of Platinum common stock for a total purchase price of $15,661,464 (including commissions) pursuant to our previously announced share repurchase program and we have utilized an additional approximately $20,750,000 for certain acquisitions (See “Growth Strategy” on page 34). Our remaining funds are being, and will be, used for, among other things, additional acquisitions, working capital, capital expenditures associated with our assets and further repurchases of shares of our common stock.

TEC was dissolved by a merger with and into its sole shareholder, Tandem Energy Holdings, Inc., a Nevada corporation, effective March 11, 2008. Tandem was the surviving corporation in the merger and, as such, received the assets of TEC, consisting of the 7,692,308 shares of Platinum common stock received in the acquisition. Tandem was dissolved on June 24, 2008 and will distribute the 7,692,308 shares of Platinum common stock (its assets) to the Tandem shareholders in accordance with Nevada laws of corporate dissolution. We filed a registration statement on Form S-1 with the SEC on February 14, 2008, as amended on April 18, 2008, relating to the distribution of such shares by Tandem to its shareholders.

Business Strategy

Our primary business strategy is to provide long-term growth in stockholder value by drilling, developing and exploiting our acquired oil and gas properties. We are currently engaged in an active drilling and workover program in order to achieve this goal. Additionally, we have and will continue to identify strategic acquisitions that fit our current business model, which is directed toward the development of long lived reserves.

Through a number of identifiable synergies, we believe that we are in a unique position to exploit our inventory of identified prospects more effectively and efficiently than many other small independents.

•	Most of the value of our oil and gas leases is associated with properties that we operate. Having operations is key to our ability to execute a flexible business plan.

•
We have approximately 37,000 acres currently under lease. The vast majority of this acreage is held by production. As a result, these leases will remain in effect, by contract, until production ceases.

•	Our properties should afford us with numerous, as yet untapped, drilling opportunities such as infill drilling locations on most of our properties.

•
One of the major concerns in companies of our size is the availability of drilling rigs in the continental United States. To mitigate that concern, we own two drilling rigs capable of drilling in all of our operating areas, except for the Tomball Field in southeast Texas. We also own, as of December 2007, a well servicing company, Red Iron Tool, Inc., which operates three well servicing rigs. We can use these rigs to service our oil and gas properties, or we can lease the rigs to third party operators at competitive rates, thereby providing an additional source of cash flow for us.

•
In addition to the drilling opportunities, there appears to be significant upside in upgrading two existing fields currently under waterflood, by providing additional infrastructure and higher water injection capabilities. Waterflood refers to the injection of water into an oil reservoir to “push additional oil out of the reservoir rock and into the wellbores of producing wells. This is commonly referred to as secondary recovery process.

•
Our properties are located primarily in Texas and southeast New Mexico and are not confined to one geographic area. Therefore, catastrophic weather conditions in one area, such as the 2005 hurricanes along the Gulf Coast, are not likely to have a significant impact on our overall operating or financial condition.

•	We have assembled a talented team of technical and operationally adept professionals who are capable of executing our business plan.

Growth Strategy

In addition to our exploitation strategy, we are continually evaluating potential low risk strategic acquisitions that we believe will complement our business plan. We believe there exists significant opportunities to exploit mature fields that may have substantial remaining reserves. As the major, large independent oil and gas companies continue to focus on more costly and risky international and offshore prospects, the smaller independents have an opportunity to take advantage of the significant reserves left behind.

Recent Acquisitions

The following acquisitions made in 2007-2008 will impact our growth strategy during 2008:

•       In November 2007, we acquired a 12% working interest in the North Minnie Bock Field, a producing field in Nueces County, Texas for approximately $1.1 million.

•       In December 2007, we acquired a 50% working interest in the La Rosa field for approximately $5.3 million. The La Rosa Field is a non-producing field of approximately 3,800 acres in Refugio County, Texas. The field contains previously drilled and abandoned wells. We believe, based on our due diligence, that the La Rosa field can yield substantial production through recompletions and new drilling.

•       In December 2007, we acquired, out of bankruptcy court, oil and gas properties, including approximately 200 producing wells, located in Chavez, Lea and Eddy counties, New Mexico previously owned by Lothian Oil, Inc. for $6.9 million. These assets include over one million Boe of proved reserves. Approximately 55% of the reserves are proved developed. On the closing date, the production was approximately 140 Boe per day, and one of the primary fields is adjacent to our Ballard Field in Eddy County.

•       In December 2007 we acquired an additional 50% working interest in the Barnett Shale acreage within our Ball Field for approximately $920,000. This acquisition increased our net acreage position by 2,300 net acres and gave us a 100% working interest in the Barnett Shale. We plan to begin a horizontal development program in the Barnett Shale during 2008, which may include a 3-D seismic program.

•       In December 2007, as part of a strategic attempt to secure readily available well servicing equipment, we purchased, for approximately $2.2 million, the outstanding stock of Red Iron Tool, Inc. (“Red Iron”). As a result, Red Iron is now a wholly owned subsidiary of Platinum. Red Iron owns three pulling units and other service equipment near our Ira field in Scurry County, Texas. One of its rigs has been continuously servicing that field for the last six months. The other two have been used by other operators. Additionally, the former president of Red Iron, who is experienced in operations, drilling and well servicing in that area, will assist us in providing oversight of the Ira Field. We may continue to contract the rigs to third party operators when not in use on our properties.

•       In January 2008, we acquired a 70% working interest in the Pleasanton field for approximately $5 million. The Pleasanton Field is a non-producing field of approximately 4,200 acres in Atascosa County, Texas. The field contains previously drilled and abandoned wells. We believe, based on our due diligence, that the Pleasanton field can yield substantial production through recompletions and new drilling.

•       In March 2008 we acquired an additional property related to our La Rosa field acquisition for cash in the amount of $461,500.

•       On April 29, 2008 we consummated our acquisition of Maverick, a provider of project management, engineering, procurement, and construction management services to both the public and private sectors, for a gross purchase price of $11 million, subject to a working capital purchase price adjustment, with $6 million paid at closing and the remaining $5 million to be paid over the next 6 years pursuant to non-interest bearing cash flow notes. The merger agreement requires us to repay the cash flow notes quarterly by paying to the noteholders pro rata 50% of the pre-tax net income, as defined in the merger agreement, generated by the Maverick business on a stand alone basis in the prior quarter. In the event the cash flow notes are not repaid in full after 5 years, or under certain other circumstances prior to such time, the cash flow notes will convert into one year fixed rate term notes bearing interest at “prime rate” as published in the Wall Street Journal plus 2% per annum on the date of such conversion. Established in 1993, Maverick has grown into a full-service engineering service company with 270 employees including a staff of 70 engineers, consultants, surveyors, scientists and planners. Maverick is based in South Texas with offices in Corpus Christi, Victoria, Harlingen and Houston. Maverick’s organization is divided into four operational units: Oil & Gas, Industrial, Infrastructure and Surveying. Maverick’s services include consulting, project management, engineering, procurement, and construction management. Following the consummation of the Maverick acquisition, we moved our corporate headquarters to Maverick’s Houston office. Following consummation of the acquisition, Robert Kovar, the founder and CEO of Maverick, became our Chief Operating Officer in addition to continuing as President of Maverick. Mr. Kovar’s responsibilities include oversight of all operations, including engineering, drilling, and production. Mr. Kovar has considerable experience in managing drilling and development programs, midstream operations, compression, gas storage and optimization of mature fields. He has over 20 years of experience, including field management positions with the former Mobil Oil Corporation and operating oil field services and engineering companies. For additional information on the terms of the transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” beginning on page 22.

•       In April 2008, two of our wholly-owned subsidiaries entered into two agreements to acquire additional oil and gas leasehold and wellbore interests in Atascosa County, Texas for an aggregate of $1,350,000 .

Hedging Strategy

We believe that there is a gap in value between oil and gas reserves and the price of energy commodities and that profit can be captured by buying oil and gas companies or reserves, and selling the underlying oil and gas commodity. Following our consummation of the acquisition of the TEC assets, including its oil and gas reserves, our board of directors authorized our Chief Executive Officer to enter into hedging transactions in an attempt to capitalize on that gap. We believe that by using this strategy, we may be able to preserve profits and reduce risk. Specifically, we intend to hedge a significant portion of our proved reserves utilizing a mixture of calls, puts, forward contracts and other derivative instruments, in an attempt to lock in profits based on the existing gap between spot prices of oil and gas and the prices of various futures contracts. In December 2007 and January 2008, we purchased put options on the New York Mercantile Exchange (NYMEX) on a total of 410,000 barrels of crude oil in 2010 and 2011 at an average price of $80 per barrel. This is in addition to a $71 swap on 120,000 barrels in 2009 and a ceiling price of $67 on 150,000 barrels in 2008 which were previously executed and fixed price swaps on 10,000 barrels permonth that we purchased in April 2008 for the period from January 2010 through December 2012, at an average price of $95.25 per barrel.

Hedging is a strategy that can help a company to mitigate the volatility of oil and gas prices by limiting its losses if oil and gas prices decline; however, this strategy may also limit the potential gains that a company could realize if oil and gas prices increase. While we believe that engaging in such hedging transactions can be a successful strategy and is in the best interests of Platinum, we may be prevented from realizing the benefits of price increases above the levels of the hedges. Further, as a result of hedges we entered into at fixed prices below current market prices, our recent hedging activity has generated substantial losses to us. The larger the volume of production, the more effective a hedging strategy typically can be. While TEC has had a stable production history, our current and future production levels may not be sufficient to be able to employ a meaningful hedging strategy.

This strategy of hedging to lock in profits is a departure from the hedging methods used by TEC in the past, prior to our acquisition of the TEC assets. TEC had engaged in hedging transactions at the request of its lenders. TEC specifically entered into a number of “costless collars” which were used to attempt to protect Tandem and its creditors from exposure to lower oil and gas prices. In conjunction with those hedging transactions, TEC periodically incurred settlement losses associated with the ceiling component of such hedges when gas prices spiked in late 2005 and oil prices spiked in mid 2006. As a result of those positions, we have and may continue to periodically incur settlement losses associated with the ceiling component of such hedges as oil prices have increased during 2007 and 2008. For the period from October 26, 2007 through December 31, 2007, we reported a $1.5 million net loss on derivatives. For the three months ended March 31, 2008, we reported a $2.0 million net loss on derivatives.

Drilling, Exploration and Production Activities

Our exploration efforts are focused on discovering new reserves by drilling and completing wells under our existing leases (that is, those we acquired in the TEC acquisition and thereafter), as well as leases we may acquire in the future. The investment associated with drilling a well and future development of our leasehold acreage depends principally upon whether any problems are encountered in drilling the wells, whether the wells, in the case of gas wells, can be timely connected to existing infrastructure or will require additional investment in infrastructure, and, if applicable, the amount of water encountered in the wells.

Title to Properties

We believe that the title to our leasehold properties is good and defensible in accordance with standards generally acceptable in the oil and gas industry, subject to exceptions that are not so material as to detract substantially from the use of the properties. Our leasehold properties are subject to royalty, overriding royalty and other outstanding interests customary in the industry. The properties may be subject to burdens such as liens incident to operating agreements and taxes, development obligations under oil and gas leases, and other encumbrances, easements and restrictions. We do not believe any of these burdens will materially interfere with our use of these properties. For a description of our oil and gas leasehold properties, see “Description of Properties - Current oil and Gas Activities”.

As is customary in the oil and gas industry, only a preliminary title examination is conducted at the time properties believed to be suitable for drilling operations are acquired. We rely upon oil and gas landmen to conduct the title examination. We intend to perform necessary curative work with respect to any significant defects in title prior to proceeding with drilling operations.

Competition

The oil and natural gas business is highly competitive. We compete with private and public companies in all facets of the oil and gas business, including suppliers of energy and fuel to industrial, commercial and individual customers. Numerous independent oil and gas companies, oil and gas syndicates and major oil and gas companies actively seek out and bid for oil and gas prospects and properties as well as for the services of third-party providers, such as drilling companies, upon which we rely. Many of these companies not only explore for, produce and market oil and gas, but also carry out refining operations and market the resultant products on a worldwide basis. A substantial number of our competitors have longer operating histories and substantially greater financial and personnel resources than us.

Competitive conditions may be substantially affected by various forms of energy legislation and regulation considered from time to time by the government of the United States and the states in which we have operations, as well as factors that we cannot control, including international political conditions, overall levels of supply and demand for oil and gas, and the markets for synthetic fuels and alternative energy sources. Intense competition occurs with respect to marketing, particularly of natural gas.

Regulatory Matters

General. The availability of a ready market for oil and gas production depends upon numerous factors beyond our control. These factors include local, state, federal and international regulation of oil and gas production and transportation, as well as regulations governing environmental quality and pollution control, state limits on allowable rates of production by a well or proration unit, the amount of oil and gas available for sale, the availability of adequate pipeline and other transportation and processing facilities, and the marketing of competitive fuels. For example, in the case of gas wells, a productive well may be “shut-in” because of an over-supply of gas or lack of an available pipeline in the areas in which we may conduct operations. State and federal regulations are generally intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir, and control contamination of the environment. Pipelines and gas plants are also subject to the jurisdiction of various federal, state and local agencies that may affect the rates at which they are able to process or transport gas from our properties.

Applicable legislation is under constant review for amendment or expansion. These efforts frequently result in an increase in the regulatory burden on companies in the oil and gas industry and a consequent increase in the cost of doing business and decrease in profitability. Numerous federal and state departments and agencies issue rules and regulations imposing additional burdens on the oil and gas industry that are often costly to comply with and carry substantial penalties for non-compliance. Our production operations may be affected by changing tax and other laws relating to the petroleum industry, constantly changing administrative regulations and possible interruptions or termination by government authorities.

Sales of Oil and Natural Gas. Sales of any oil that we produce will be affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of oil by pipelines are regulated by the Federal Energy Regulatory Commission (“FERC”) under the Interstate Commerce Act. FERC has implemented a simplified and generally applicable ratemaking methodology for interstate oil pipelines to fulfill the requirements of Title VIII of the Energy Policy Act of 1992 comprised of an indexing system to establish ceilings on interstate oil pipeline rates. FERC has announced several important transportation-related policy statements and rule changes, including a statement of policy and final rule issued February 25, 2000, concerning alternatives to its traditional cost-of-serve rate-making methodology to establish the rates interstate pipelines may charge for their services. The final rule revises FERC’s pricing policy and current regulatory framework to improve the efficiency of the market and further enhance competition in natural gas markets.

Sales of any natural gas that we produce will be affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of gas by pipelines are regulated by FERC under the Natural Gas Acts, as well as under Section 311 of the Natural Gas Policy Act. Since 1985, the FERC has implemented regulations intended to increase competition within the gas industry by making gas transportation more accessible to gas buyers and sellers on an open-access, non-discriminatory basis.

Pipelines. Pipelines that we use to gather and transport our oil and gas are subject to regulation by the Department of Transportation (“DOT”) under the Hazardous Liquids Pipeline Safety Act of 1979, as amended (“HLPSA”), relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The HLPSA requires pipeline operators to comply with regulations issued pursuant to HLPSA designed to permit access to and allowing copying of records and to make certain reports and provide information as required by the Secretary of Transportation.

State Restrictions. State regulatory authorities have established rules and regulations requiring permits for drilling operations, drilling bonds and reports concerning operations. Many states have statutes and regulations governing various environmental and conservation matters, including the unitization or pooling of oil and gas properties and establishment of maximum rates of production from oil and gas wells, and restricting production to the market demand for oil and gas. Such statutes and regulations may limit the rate at which oil and gas could otherwise be produced from our properties.

Most states impose a production or severance tax with respect to the production and sale of crude oil, natural gas and natural gas liquids within their respective jurisdictions. State production taxes are generally applied as a percentage of production or sales. In addition, in the event we conduct operations on federal or state oil and gas leases, such operations must comply with numerous regulatory restrictions, including various nondiscrimination statutes, royalty and related valuation requirements, and certain of such operations must be conducted pursuant to certain on-site security regulations and other appropriate permits issued by the Bureau of Land Management or the Minerals Management Service or other appropriate federal or state agencies.

Other. Oil and gas rights may be held by individuals and corporations, and, in certain circumstances, by governments having jurisdiction over the area in which such rights are located. As a general rule, parties holding such rights grant licenses or leases to third parties, such as us, to facilitate the exploration and development of these rights. The terms of the licenses and leases are generally established to require timely development. Notwithstanding the ownership of oil and gas rights, the government of the jurisdiction in which the rights are located generally retains authority over the manner of development of those rights.

Environmental Matters

General. Our activities are subject to local, state and federal laws and regulations governing environmental quality and pollution control in the United States. The exploration, drilling and production from wells, natural gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing natural gas and other products, are subject to stringent environmental regulation by state and federal authorities, including the Environmental Protection Agency (“EPA”). Such regulation can increase our cost of planning, designing, installing and operating such facilities.

Significant fines and penalties may be imposed for the failure to comply with environmental laws and regulations. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, such as oil and gas related products.

Waste Disposal. We may generate wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes. The EPA has limited the disposal options for certain wastes that are designated as hazardous under RCRA (“Hazardous Wastes”). Furthermore, it is possible that certain wastes generated by our oil and gas operations that are currently exempt from treatment as Hazardous Wastes may in the future be designated as Hazardous Wastes, and therefore be subject to more rigorous and costly operating and disposal requirements.

CERCLA. The federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund” law, generally imposes joint and several liability for costs of investigation and remediation and for natural resource damages, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances (“Hazardous Substances”). These classes of persons or so-called potentially responsible parties include the current and certain past owners and operators of a facility where there is or has been a release or threat of release of a Hazardous Substance and persons who disposed of or arranged for the disposal of the Hazardous Substances found at such a facility. CERCLA also authorizes the EPA and, in some cases, third parties to take action in response to threats to the public health or the environment and to seek to recover from the potentially responsible parties the costs of such action. Although CERCLA generally exempts petroleum from the definition of Hazardous Substances, we may have generated and may generate wastes that fall within CERCLA’s definition of Hazardous Substances.

Air Emissions. Our operations may be subject to local, state and federal regulations for the control of emissions of air pollution. Major sources of air pollutants are subject to more stringent, federally imposed permitting requirements, including additional permits. Producing wells may generate volatile organic compounds and nitrogen oxides. If ozone problems are not resolved by the deadlines imposed by the federal Clean Air Act, or on schedule to meet the standards, even more restrictive requirements may be imposed, including financial penalties based upon the quantity of ozone producing emissions. If we fail to comply strictly with applicable air pollution regulations or permits, we may be subject to monetary fines and be required to correct any identified deficiencies. Alternatively, regulatory agencies could require us to forego construction, modification or operation of certain air emission sources.

We believe that we are in substantial compliance with current applicable environmental laws and regulations and that, absent the occurrence of an extraordinary event, compliance with existing local, state, federal and international laws, rules and regulations governing the release of materials in the environment or otherwise relating to the protection of the environment will not have a material effect upon our business, financial condition or results of operations.

Employees and Consultants

We have approximately 300 employees, including Barry Kostiner, our Chief Executive Officer, Robert Kovar, our Chief Operating Officer, Lisa Meier, our Chief Financial Officer, Tim Culp, our Chairman of the Board, William Glass, our President, James H. Dorman, our Executive Vice Resident, Jim L. Troxel, our Executive Vice President and Michael G. Cunningham, Senior Vice President and Chief Financial Officer of our wholly-owned subsidiary, New TEC. We also utilize the services of several consultants who provide, among other things, technical support and accounting services.

Legal Proceedings

On January 16th, 2008, Exxon Mobil Corporation filed a petition in the 270 th District Court of Harris County, Texas, naming us as a defendant along with TEC and a third party, Merenco Realty, Inc., demanding environmental remediation of certain properties in Tomball, Texas. In 1996, pursuant to an assignment agreement, Exxon Mobil sold certain oil and gas leasehold interests and real estate interests in Tomball, Texas to TEC’s predecessor in interest, Merit Energy Corporation. In 1999, TEC assigned its 50% undivided interest in one of the tracts in the acquired property to Merenco, an affiliate of TEC, owned 50% by our Chairman of the Board, Tim Culp. In October 2007, the Texas Railroad Commission notified Exxon Mobil of an environmental site assessment alleging soil and groundwater contamination for a site in the area of Tomball, Texas. Exxon Mobil believes that the site is one which was sold to TEC and claims that TEC is obligated to remediate the site under the assignment agreement. Exxon Mobil has requested that the court declare the defendants obligated to restore and remediate the properties and has requested any actual damages arising from breach and attorneys’ fees. We believe that Exxon Mobil’s claim that TEC is responsible for any remediation of such site is without merit and we intend to vigorously defend ourselves against this claim. However, no assurance can be given that we will prevail in this matter. We acquired substantially all the assets and liabilities of TEC in the TEC acquisition. Merenco was not acquired by us in the TEC acquisition and our Chairman, Tim Culp, continues to have a 50% ownership interest in Merenco.

On December 12, 2007, we received a subpoena from the SEC in the Matter of Axium Technologies, Inc. We have provided the requested documentation to the SEC and believe that we have fully complied with the subpoena. We do not recognize the name Axium Technologies, Inc. and while we do not believe that we, or any of our officers or directors, are the subject or target of the SEC's investigation, no assurances can be given to that effect.

DESCRIPTION OF PROPERTIES

The properties in which we have an interest consist of: our principal executive offices; the principal executive office of our wholly-owned subsidiary, New TEC, through which our business operations are presently conducted; and our oil and gas properties on which we conduct, through New TEC, our exploration, development and production activities.

Principal Executive Offices

Following consummation of our acquisition of Maverick, we moved our corporate headquarters to Maverick’s Houston office. Platinum’s principal executive offices are now located at 11490 Westheimer Road, Suite 1000 Houston, Texas 77077. This office, which is principally used by our subsidiary, Maverick, is rented for $38,376.83 per month. New TEC’s principal executive offices are located at 200 N. Loraine, Suite 400, Midland, Texas. We rent this office space for approximately $11,000 per month. We believe those offices will be adequate to support our operations for the foreseeable future.

Current Oil and Gas Activities

Tomball Field. We own an interest in, and are operator of, oil and natural gas properties in the Tomball Field, which is located in Harris County, Texas, and is approximately 30 miles northwest of Houston, Texas. The Tomball Field contains multiple productive formations ranging in depth from 1,000 to 9,000 feet, including the Yegua, Cockfield, and Wilcox. Current operations consist of 18 producing wells and 6 water disposal wells. At December 31, 2007, we held 7,000 acres and had an inventory of 3 proved undeveloped locations in the Tomball Field. We own a 100% working interest and net revenue interests ranging from 84.5% to 87.5%. TEC began operating the Tomball field in 1996, but it has been producing continuously since 1930. The daily net production from the field for the first quarter of 2008 averaged 248 Bbls of oil and 553 Mcf of gas per day. The field is also producing approximately 19,000 Bbls of water per day.

Ira Field. We own an interest in, and are operator of, an oil production unit in the Ira Field, which is located in Scurry County, Texas, and is approximately 75 miles northeast of Midland, Texas. The Ira Field production is from the San Andres formation at approximately 1,800 feet. Current operations consist of 150 producing wells and 75 water injection wells. At December 31, 2007, we held 3,600 acres and had an inventory of 76 proved undeveloped locations in the Ira Field. We own an 88% working interest and 72% net revenue interest. TEC, through it predecessor in interest, began operating the IRA Field in 2004, but it has been producing continuously since 1955. The daily net production from the field for the first quarter of 2008 averaged 128 Bbls of oil per day. The field is also producing approximately 3,000 Bbls of water per day.

Ball Field. We own an interest in, and are operator of, oil and natural gas properties in the Ball Field, which is located in Palo Pinto County, Texas, and is approximately 75 miles west of Fort Worth, Texas. The Ball Field contains multiple productive formations ranging in depth from 3,000 to 3,800 feet, including the Big Saline, Duffer, and Barnett Shale. Current operations consist of 17 producing wells and 1 water disposal well. At December 31, 2007, we held 4,900 acres and had an inventory of 29 proved undeveloped locations in the Ball Field. We own working interests ranging from 50% to 100%, and net revenue interests ranging from 40.3% to 87.5%. TEC began operating the Ball Field in 1993, but it has been producing continuously since 1930. The daily net production from the field for the first quarter of 2008 averaged 1 Bbls of oil and 489 Mcf of gas per day. The field is also producing approximately 450 Bbls of water per day.   On December 28, 2007 we acquired an additional 50% working interest in the Barnett Shale acreage for approximately $920,000. This acquisition increased our net acreage position by 2,300 net acres and gave us a 100% working interest in the Barnett. We plan to begin a horizontal development program in the Barnett Shale during 2008, which may include a 3-D seismic program.

Ballard Field. We own an interest in, and are operator of, an oil production unit in the Ballard Field, which is located in Eddy County, New Mexico, and is approximately 150 miles northwest of Midland, Texas. The Ballard Field contains multiple productive formations ranging in depth from 2,000 to 3,000 feet, including the Yates, Grayburg, and San Andres. Current operations consist of 40 producing wells and 26 water injection wells. At December 31, 2007, we held 3,000 acres and had an inventory of 36 proved undeveloped locations in the Ballard Field. We own an 86% working interest and 78.7% net revenue interest. TEC, through its predecessor in interest, began operating the Ballard Field in 2004, but it has been producing continuously since 1965. The daily net production from the field for the first quarter of 2008 averaged 47 Bbls of oil per day. The field is also producing approximately 1,300 Bbls of water per day.

USM Field. We own an interest in, and are operator of, oil and natural gas properties in the USM Field, which is located in Pecos County, Texas, and is approximately 120 miles southwest of Midland, Texas. The USM Field production is from the Yates and Queen formations at approximately 3,200 feet. Current operations consist of 50 producing wells and 4 water disposal wells. At December 31, 2007, we held 3,000 acres and had an inventory of 54 proved development locations in the USM Field. We own working interests ranging from 90% to 100%, and net revenue interests ranging from 79.3% to 89.6%. TEC, through its predecessor in interest, began operating the USM Field in 2004, but it has been producing continuously since 1985. The daily net production from the field for the first quarter of 2008 averaged 53 Bbls of oil and 105 Mcf per day. The field is also producing approximately 150 Bbls of water per day.

Choate Field. We own an interest in, and are operator of, oil and natural gas properties in the Choate Field, which is located in Hardin County, Texas, and is approximately 35 miles northwest of Beaumont, Texas. The Choate Field production is from sand lenses flanking a salt dome ranging in depth from 1,000 to 2,500 feet. Current operations consist of 14 producing wells. At December 31, 2007, we held 50 acres and had an inventory of 9 proved undeveloped locations in the Choate Field. We own a 75% working interest and 57% net revenue interest. TEC, through its predecessor in interest, began operating the Choate Field in 2004, but it has been producing continuously since 1960. The daily net production from the field for the first quarter of 2008 averaged 35 Bbls of oil per day. The field is also producing approximately 180 Bbls of water per day.

Lothian Properties. In December 2007 we purchased, for $6.2 million plus customary closing adjustments, approximately 200 producing wells from Lothian Oil and Gas, Inc. The Lothian assets acquired consist of oil and gas properties located in Chavez, Lea and Eddy counties, New Mexico and are adjacent to or near our Ballard Field. On the closing date of that acquisition, the net production was approximately 102 boe per day.

Other. We own numerous small mineral, royalty and non-operated working interests in various oil and natural gas properties located in Texas, New Mexico, Louisiana, Montana, and North Dakota.

Below is a map indicating the locations of our significant properties in Texas and New Mexico.

Drilling Results

New TEC drilled or participated in the following numbers of wells during the period from the closing of the TEC acquisition on October 26, 2007 through December 31, 2007. No exploratory wells were drilled during the presented periods.

	Gross	Net
Development Wells:
Oil	-	-
Gas	1.0	0.4
Dry	-	-
Total	1.0	0.4

The information contained in the foregoing table should not be considered indicative of our future drilling performance, nor should it be assumed that there is any necessary correlation between the number of productive wells drilled and the amount of oil and gas that may ultimately be recovered by us.

Red Iron Tool, Inc.

In December 2007, as part of a strategic attempt to secure readily available well servicing equipment, we purchased, for approximately $2.2 million, the outstanding stock of Red Iron Tool, Inc.(Red Iron). As a result, Red Iron is now a wholly owned subsidiary of Platinum. Red Iron owns three pulling units and other service equipment near our Ira field in Scurry County, Texas. One of its rigs has been continuously servicing that field for the last six months. The other two have been used by other operators. Additionally, the former president of Red Iron, who is experienced in operations, drilling and well servicing in that area, is assisting us in providing valuable oversight of the Ira Field. We may continue to contract the rigs to third party operators when not in use on our properties.

Reserve Report Summary

The engineering evaluation associated with the oil and gas reserves table below dated December 31, 2007 was prepared by Williamson Petroleum Consultants, Inc. (“WPC”), independent petroleum engineers, and by New TEC’s reservoir engineer. The portion of the total reserves evaluated by WPC on a Boe basis was approximately 94.1%, and on a standardized measure of future net cash flows basis was approximately 94.4%. The reserves engineered by New TEC’s reservoir engineer are related to the reserves associated with the Lothian acquisition, more fully described elsewhere in this prospectus, which was consummated on December 28, 2007. WPC’s report contains the reserves associated with the proved developed producing portion of the Lothian acquisition, and New TEC’s report contains the reserves associated with the proved undeveloped portion of the Lothian acquisition. Both such estimates were made in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under economic and operating conditions existing at the registrant’s year end with no provision for price and cost escalations except by contractual arrangements. Future cash inflows were computed by applying year-end prices to the year-end quantities of proved reserves. Future development, abandonment and production costs were computed by estimating the expenditures to be incurred in developing, producing, and abandoning proved oil and gas reserves at the end of the year, based on year-end costs. Certain information utilized in the preparation of WPC’s report with respect to interests, reversionary status, oil and gas prices, gas contract terms, operating expenses, investments and current operating conditions, as applicable were provided by New TEC. All such data provided to WPC have been reviewed by WPC for reasonableness and, unless obvious errors were detected, have been accepted as correct. WPC did not provide any geological mapping, seismic interpretations or well log analysis in the course of their evaluation but relied upon data and analysis provided by previous evaluators. All of the our reserves are located in the United States.

A summary of the combined report is as follows:

	Proved Developed Producing	Proved Developed Nonproducing	Proved Undeveloped	Total Proved

Crude oil (Bbl)	2,569,592	68,745	3,887,413	6,525,750
Natural gas (Mcf)	5,709,878	787,234	15,314,743	21,811,855
Bbl oil equivalent (Boe)	3,521,238	199,950	6,439,870	10,161,058
Undiscounted future net revenue (before CapEx)	$154,381,219	9,505,243	392,044,598	$555,931,060
Estimated future capital expenditures	-	255,300	54,437,137	54,692,437
Undiscounted future net revenue (net of CapEx)	$154,381,219	9,249,943	337,607,461	$501,238,623
Discounted future net revenue (net of CapEx)	$86,336,766	5,906,856	171,876,576	$264,120,198

As of December 31, 2007, on an equivalent barrel basis, 63% of TEC’s proved reserves, were classified as proved undeveloped.

A summary of the total proved reserves of TEC by major field is as follows:

	Proved Producing		Proved Non Producing		Proved Undeveloped		Total Proved Reserves
	Oil (bbls)	Gas (mcf)	Oil (bbls)	Gas (mcf)	Oil (bbls)	Gas (mcf)	Oil (bbls)	Gas (mcf)
Tomball	967,792	931,127	28,850	—	—	9,274,074	996,642	10,205,201
Ira	396,019	—	—	—	1,367,857	—	1,763,876	—
Ballard	442,093	127,598	—	—	632,083	—	1,074,176	127,598
USM	119,972	272,115	—	—	1,148,000	2,296,000	1,267,972	2,568,115
Ball	409	1,392,312	—	787,234	—	3,285,129	409	5,464,674
Choate	109,265	—	39,895	—	153,900	—	303,060	—
Lothian	405,508	538,868	—	—	523,180	459,540	928,688	998,408
Other	128,534	2,447,859	—	—	62,393	—	190,927	2,447,859
Total	2,569,592	5,709,879	68,745	787,234	3,887,413	15,314,743	6,525,750	21,811,855

Areas of Opportunity

The following is a discussion of the specific areas of opportunity that were not identified in the Reserve Report dated as of December 31, 2007   that we believe are available but not addressed in the proved reserve report analysis:

•
The Ira Field has produced 20 million boe to date. We believe that there are approximately 105 million boe oil in place at such property. Using area and industry primary and secondary recovery standards for the Ira Field reservoir, we believe that approximately 28% of the property’s oil in place can be recovered. Only a small fraction of the Ira Field lease has been effectively waterflooded. We have already begun a pilot upgrade to our waterflood in the Ira Unit in Scurry County, Texas and expect to expand the waterflood by year end in an effort to significantly increase production by the first quarter of 2009.Based on this recovery rate, if the total estimated capital cost of the re-instituted waterflood program is $12 million to $15 million, the finding and development cost would be under $1.75 per boe.

•	We believe that the Ball lease has significant Barnett Shale reserves, as well as shallow sands (behind pipe reserves) that have never been completed.

•
We have completed a 3D seismic survey in Palo Pinto County, Texas, and once the results of the survey are evaluated, we plan to drill several Barnett Shale horizontal wells in the fourth quarter. If successful, these wells will be the initial phase of an expanded drilling program on this acreage in 2009.

•
We successfully re-entered an idle well and re-established production in the Wilcox interval in our Tomball Field. The well is currently producing approximately 600 MCFD before stimulation from an interval that had been abandoned over 50 years ago. We plan to fracture stimulate the well to clean up skin damage that occurred when the well was initially drilled in the 1950’s with the obvious goal of increasing productivity. We have plans to re-complete another well in the Tomball Field to re-establish production from a similar abandoned Wilcox zone. If successful, we may expand development of the Wilcox formation within the field.

MANAGEMENT

Directors, Executive Officers and Other Key Personnel

The board of directors and executive officers of Platinum and New TEC are as follows:

Name	Age	Position
Tim Culp	49	Chairman of the Board and Director
Barry Kostiner	37	Chief Executive Officer, Secretary and Director
Robert Kovar	44	Chief Operating Officer
Lisa Meier	35	Chief Financial Officer and Treasurer
William C. Glass	37	President and Director
Richard Geyser	40	Vice President
James H. Dorman	75	Executive Vice President
Jim L. Troxel	55	Executive Vice President
Michael G. Cunningham	51	Sr. Vice President and CFO - New TEC
Bernard Lang	72	Director
Norman Rosenberg	38	Director

Tim G. Culp has been our Chairman of the Board and a director since October 26, 2007. Prior to this, Mr. Culp joined Tandem in June 2005 as President and Chief Executive Officer and, in connection with the acquisition, became Chairman of the Board and a director of Platinum, as well as President and Chief Executive Officer of New TEC. Mr. Culp was a co-founder, senior officer and principal stockholder of TEC and Shamrock Energy Corporation and its operating affiliate, Arrowhead Operating, Inc. Prior to forming TEC, Mr. Culp was a Vice President with Adobe Resources Corporation. During Mr. Culp’s tenure, Adobe, TEC and Shamrock acquired over $140 million in oil and gas properties. Mr. Culp has over twenty-five years of oil and gas industry experience with over twenty years of experience in property acquisitions and development. Prior to joining Adobe, Mr. Culp was a manager for the public accounting firm of KPMG Peat Marwick. Mr. Culp received his Bachelor of Business Administration degree in Accounting from Texas Tech University in 1981.

Barry Kostiner has been our Chief Executive Officer, secretary and a member of our board of directors since inception. Mr. Kostiner has been involved in energy trading and structuring since 1992. Mr. Kostiner has negotiated structured transactions and built trading desks in electricity, natural gas options and physical gas. Mr. Kostiner was formerly a manager and principal of KD Resources, LLC, a privately-owned Delaware limited liability company engaged in the oil and gas exploration and production industry, which Mr. Kostiner founded with James H. Dorman, our Executive Vice President. Mr. Kostiner was the manager of Braesridge Energy LLC, which invests in energy companies, including ours, from its inception on July 19, 2007 through February 14, 2008. From March 2003 through 2005, he was a principal of Ellipse Energy LLC, a consulting and private equity firm. From March 2001 to January 2003, he was a managing director at Allegheny Energy, an energy trading and generation asset management company. At Allegheny, as a managing director, he was responsible for the physical gas trading desk that controlled fuel supply and risk management for 2,800 MW of natural gas fired generation, with an acquisition value of over $2 billion. He also was involved in initiating the coal trading group, the E&P asset acquisition and European trading businesses. From January 1999 until March 2001, he was a vice president at Merrill Lynch in its energy trading group which was subsequently sold to Allegheny Energy. From October 1995 until January 1999, he was an associate at Goldman Sachs in its energy origination group. Mr. Kostiner was a founding employee involved in business development, strategy and management for the joint venture between Goldman Sachs and Constellation Energy. He received a BS in Electrical Engineering and MS in applied mathematics from MIT. His master’s thesis jointly supervised by Harvard’s Kennedy School of Government was on mathematics applied to deregulated electricity markets.

Robert Kovar has been our Chief Operating Officer since our acquisition of Maverick on April 29, 2008. Mr. Kovar founded Maverick in 1993 and has been its president and chief executive officer since that time. Maverick has been a provider of project management, engineering, procurement, and construction management services to both the public and private sectors. Mr. Kovar is a registered professional engineer (P.E.) in Texas, earned a Bachelor of Science in Petroleum Engineering from Texas A&M in 1986 and a Masters of Business Administration from the University of Houston-Victoria in 1992.

Lisa Meier has been our Chief Financial Officer and Treasurer since August 11, 2008. Ms. Meier is a certified public accountant, and prior to joining the Company served from April 2004 to July 2008 as chief financial officer of Flotek Industries, Inc., a New York Stock Exchange listed company based in Houston, Texas, specializing in innovative production chemicals and down-hole drilling and production equipment. Previously, Ms. Meier served as Supervisor of SEC Financial Reporting for Service Corporation International from 2003 to 2004. Prior to that time, Ms. Meier held various accounting, finance, and risk management positions at several Fortune 500 companies and served in the energy audit practice at PricewaterhouseCoopers. Ms. Meier earned a Bachelor of Business Administration (BBA) from the University of Texas at Austin and a Master of Professional Accountancy (MPA) from the University of Texas at Austin in 1996. Ms. Meier also currently serves on the board of directors of Northern Oil and Gas, Inc., an American Stock Exchange listed company. Northern Oil and Gas, Inc. is an exploration and production company focused in the Bakken formation and throughout the Rocky Mountain region. She serves as chairman of its audit committee and compensation committee.

William C. Glass has been President and a member of our board of directors since inception. Mr. Glass has worked in the energy industry and energy financial derivatives markets since 1996. Mr. Glass has been an independent energy trader and consultant since December 2003. From July 2000 to December 2003, Mr. Glass was Vice president of Marubeni Energy Incorporated’s North American Natural gas division. He was responsible for all natural gas transactions, transportation, marketing, trading, and operations. From February 1997 to July 2000, Mr. Glass was a senior trader at Southern Company Energy marketing. His responsibilities included managing the financial gas daily desk as well as trading gulf coast, northeast, and mid west financial products. From October 1995 to February 1997, Mr. Glass worked at Enron as part of the risk management team. Mr. Glass holds a bachelor’s in Finance and Accounting from Texas A&M University.

Richard Geyser has been our Vice President since inception. Mr. Geyser has over 10 years of alternative investment-related experience. Since February 2004, Mr. Geyser has been a Managing Director of Platinum Partners Value Arbitrage Fund, a private investment partnership. From March 2003 to October 2003, he was a Director of Capital Introduction at Paravane Partners, a division of Leeb Brokerage Services. From February 2002 to February 2003, he co-founded two hedge funds: Voyager Partners (options volatility and equity statistical arbitrage) and Entropy Partners (equity statistical arbitrage). From 1996 through 2001, Mr. Geyser was a Senior VP at BlueStone Capital Corp during which time his clients financed dozens of publicly traded companies, including several energy-related companies. Mr. Geyser received an MBA with High Honors from Thunderbird, the American Graduate School of International Management and an A.B. cum laude from Harvard College.

James H. Dorman has been our Executive Vice President since inception. He brings with him 46 years of global experience in E&P. Since 2001, Mr. Dorman has been involved in various advisory projects. He has been a member of the board of directors for Transmeridian Exploration Inc., a public E&P company listed on the American Stock Exchange, for the past three years. Since May 2007, Mr. Dorman has been a manager and principal of KD Resources, LLC, a privately-owned Delaware limited liability company engaged in the oil and gas exploration and production industry, which Mr. Dorman founded with Barry Kostiner, our Chief Executive Officer and a director. From 1996 through 2001, Mr. Dorman formed a public Canadian exploration company, Doreal Energy, and with his partners developed successful exploration projects in England, Columbia and Portugal. From 1990 through 1995, Mr. Dorman advised Garnet Resources and American International Petroleum on the development of South American E&P assets, including the development of 1.5 mm acres in Columbia. From 1964 through 1989, Mr. Dorman held various positions at Tenneco. As Vice President of Exploration for the South America Division, Mr. Dorman had responsibility for 28 commercial discoveries, including the giant San Francisco - Balcon and Colombina oil fields, prior to Tenneco’s acquisition by Shell. Mr. Dorman began his career with Chevron in Louisiana in 1955. His diverse experience includes service as an Army Medic for the National Guard in Korea in 1951-2. Mr. Dorman has a BS with honors in Petroleum Geology from Mississippi State University and a MS in Geology from the University of Missouri.

Jim L. Troxel has been our Executive Vice President since inception. He has had diverse experience as a senior geologist. Mr. Troxel has held his current position of Vice President of Exploration at Thorp Petroleum Corporation, an oil and gas E&P company, since 1997. He has overseen the drilling of 49 wells, with production of 70 Bcf and 3 mm Boe. Mr. Troxel was at Amerada Hess, a public oil and gas E&P company listed on the NYSE, from 1987 through 1996, where he held the role of senior geologist. He was responsible for discovering Hess’ largest field during this period, which produced 95 Bcf and 6 mm Boe. While at Texas Oil and Gas, an oil and gas E&P company, from 1980 through 1987, Mr. Troxel was an area geologist that managed a team of geologists and geophysicists that directed the drilling of exploration prospects. For four years, he generated prospects for 4 rigs out of a 12 rig drilling program. Mr. Troxel received his BS in Geology from the University of Oklahoma.

Michael (Mickey) G. Cunningham has been New TEC’s Sr. Vice President and Chief Financial Officer since our acquisition of TEC. Prior to that, Mr. Cunningham served in the same capacity for Tandem since joining Tandem in May 2005. Mr. Cunningham has been a Certified Public Accountant since 1988 but, even prior to becoming a CPA, was involved in the oil and gas industry working as an accountant with Gulf Oil Corporation from 1980 in a wide variety of areas through a special management program developed by Gulf. From 1985 through 2005, Mr. Cunningham was Controller of Clayton Williams Energy, Inc. He has been a member of the AICPA and TSCPA since 1988.

Bernard Lang has been a member of our board of directors since his appointment on July 15, 2008. Mr. Lang is an Executive Vice President, Project Execution for Synenco Energy Inc., an Alberta, Canada-based company focused on developing oil sands resources in the Athabasca Oil Sands region northeast of Fort McMurray, Alberta. He has worked at Synenco since February 2006. Mr. Lang is also currently a director for Exall Energy Corporation, a Canadian based oil and gas E&P company. Prior to joining Synenco, Mr. Lang was a Partner of Techna West Engineering, an Edmonton, Alberta-based firm that specializes in petroleum-based engineering services, where he acted as the Vice President, Client Relations from November 2002 to January 2006. From July 2001 to November 2002, Mr. Lang was President & Chief Operating Officer (Contract) and the Vice Chairman of the Board of Directors for Exall Resources Ltd. Slovakia. There, Mr. Lang was responsible for the restructuring and reorganization of Novácke Chemické Závody a.s., a subsidiary of Exall Resources that produces organic and inorganic chemicals, technical gases, polymers, PVC emulsions and suspensions along with other products, Prior to that, Mr. Lang held various executive management positions with Suncor Energy Inc. from June 1982 to July 2001. During this time Mr. Lang directed an award winning changeover project of an upgrader control room from manual to computer control and a $210 million flue gas desulphurization plant. From 1997 to 2001, Mr. Lang served as Vice-President, Millennium Project where he was accountable for a $3.4 billion oil sands expansion. Suncor is one of Canada’s largest petroleum recovery and refining operations, mining vast heavy oil and natural gas reserves in northern Alberta and throughout western Canada.

Norman Rosenberg has been a member of our board of directors since his appointment on July 15, 2008. Mr. Rosenberg is chief financial officer for the Americas division of Marsh, Inc., a Marsh & McLennan Company, where he has served since August 2007. Prior to that, Mr. Rosenberg was the chief financial officer for IDT Telecom, a principal operating subsidiary of IDT Corporation, where he served from May 1999 to July 2007, managing a global team of approximately 130 finance professionals with final responsibility for all finance-related functions, including accounting, budgeting, accounts receivable/payable, credit, pricing, taxation, financings and mergers & acquisitions. Previously, Mr. Rosenberg held a number of positions in Standard & Poor’s Equity Group where he worked from June 1995 – September 1999 and was the head of research for the energy sector. Mr. Rosenberg received a Bachelor of Arts from Ner Israel College in 1991 and a Master of Science in Business from Johns Hopkins University in 1995.

Board Composition

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors (Class A), currently consisting of Bernard Lang, will expire at our first annual meeting of stockholders. The term of office of the second class of directors (Class B), consisting of William C. Glass and Norman Rosenberg, will expire at the second annual meeting. The term of office of the third class of directors (Class C), currently consisting of Tim G. Culp and Barry Kostiner, will expire at the third annual meeting. We currently have one vacancy on our board. At the consummation of the TEC acquisition, Mr. Nordlicht resigned as Chairman and a director and our board appointed Mr. Culp as a Class C director to fill the vacancy in the class. Pursuant to the terms of the acquisition agreement, Platinum is required to appoint an individual recommended by Mr. Culp as a Class A director (which individual shall be “independent” within the meaning of the NASDAQ corporate governance rules), to fill the existing vacancy in that class. In addition, pursuant to the TEC acquisition agreement, Platinum has agreed that, for so long as Mr. Culp owns at least one percent (1%) of the outstanding shares of Platinum, to the extent permitted by applicable law and corporate governance rules, it shall: (i) cause Mr. Culp to be nominated to the board as a Class C director and submitted for election by the shareholders of Platinum; and (ii) cause an individual recommended by Mr. Culp to be nominated to the board as a Class A director (which individual shall be “independent” within the meaning of the NASDAQ corporate governance rules) and submitted for election by the shareholders of Platinum.

None of our directors who served on our board of directors during the last fiscal year is independent under the requirements of the Nasdaq corporate governance rules. Following the consummation of the acquisition, we began seeking candidates who would be considered “independent” under the Nasdaq corporate governance standards. We have since identified and appointed Bernard Lang and Norman Rosenberg as “independent” directors to fill existing vacancies on the board. We anticipate that they will eventually serve on the board committees that we will create, namely: audit committee, compensation committee and nominating and corporate governance committee.

Board Committees

Corporate Governance - Audit Committee

We do not have an audit committee of our board of directors, nor do we have an audit committee financial expert. Furthermore, our equity securities are not listed on an exchange or automated quotation system that requires its listed companies to appoint an audit committee. Prior to the TEC acquisition and, thereby, our commencement of business operations, we did not believe that the nature of our business was such that an audit committee or audit committee financial expert would be useful or necessary. Following the consummation of the acquisition, we began seeking candidates who would be considered “independent” under the Nasdaq corporate governance standards. We anticipate that these individuals, including those already appointed will comprise our audit committee.

Code of Ethics

We have adopted a Code of Conduct and Ethics that applies to our principal executive officer or principal financial officer, or persons performing similar functions, as well as to all our directors, officers and employees. Our Code of Conduct and Ethics is posted on our Internet website. Our Internet website is www.platenergy.com. We intend to post on our website any amendment to, or waiver from, any provision of our Code of Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting other or persons performing similar functions that relates to any element of our Code regarding: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely and understandable disclosure in our reports and other filings with the SEC or our public communications; (3) compliance with applicable governmental laws, rules and regulations; (4) prompt internal reporting of the violations of our code to an appropriate person identified in our code; and (5) accountability for adherence to our code.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee. As such, the entire board of directors performs the function of a compensation committee. The board of directors made the decision that our executive officers would not be compensated until the commencement of our operations following consummation of the TEC acquisition. Going forward, decisions regarding compensation of our officers and directors will be determined by the board until such time as a compensation committee is formed. Tim Culp (our Chairman of the Board), Barry Kostiner (our CEO and Secretary), William C. Glass (our President), executive officers, and Bernard Lang and Norman Rosenberg comprise our board of directors.

Compensation of Directors

During the last fiscal year, William C. Glass was our only director who was not one of our “named executive officers.” Mr. Glass did not receive any compensation or fees in connection with his role as a member of our board of directors or as a member of any board committees in 2006 or 2007. Our newly appointed independent directors, Bernard Lang and Norman Rosenberg each receive cash compensation of $25,000 per year for their services and annual grants of stock options to purchase up to 5,000 shares of our common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of the named executive officers of our company should be read together with the compensation tables and related disclosures set forth below.

This compensation discussion and analysis explains our compensation philosophy, policies and practices with respect to our executive officers.

General. Our board of directors is responsible for establishing and administering policies governing the compensation of our executive officers. Messrs. Lang and Rosenberg are independent directors under the requirements of the Nasdaq corporate governance rules. We have not yet formed a compensation committee but intend to soon, at which point our policies with respect to executive compensation will be administered by our board in consultation with such compensation committee. We intend for our compensation policies to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, our compensation committee will be charged with recommending executive compensation packages to our board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of shareholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. The 2006 Long Term Incentive Plan reflects what we believes is a focus on performance- and equity-based compensation. Since we do not yet have a compensation committee, we have not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Overall, we seek to provide total compensation packages that are competitive in terms of potential value to our executives, and which are tailored to the unique characteristics and needs within the oil and gas industry in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our shareholders. We intend to be competitive with other similarly situated companies in the oil and gas industry.

The compensation decisions regarding our executives will be based on our need to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

It is anticipated that our executives’ compensation will have three primary components - salary, cash incentive bonus and stock-based awards. We will view the three components of executive compensation as related but distinct. Although our compensation committee will review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since our compensation committee has not yet been formed, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by our compensation committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Our compensation committee will be charged with performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Compensation Components

Base Salary. Generally, working with the compensation committee, we anticipate setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We will seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what we believe is necessary to motivate executives to meet corporate goals. It is anticipated that base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses. We intend to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

Equity Awards. We will also use stock options and other stock-based awards to reward long-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success. The compensation committee and board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives. Equity awards will be granted through Platinum’s 2006 Long Term Incentive Plan described below.

Stock ownership guidelines have not been implemented by our board of directors for our named executive officers. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Other Compensation. We will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and will not discriminate in favor of executive officers. We may extend other perquisites to our executives that are not available to our employees generally.

Summary Compensation Table

The following table sets forth the aggregate compensation awarded to, earned by or paid to our Chairman and our Chief Executive Officer, who are collectively referred to as our named executive officers, in 2006 and 2007. Prior to our completion of the TEC acquisition on October 26, 2007, none of our executive officers received any compensation.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Tim Culp,	2007	$177,700		$0	$0	$0	—	—	$0	$177,700
Chairman of the Board (1)	2006	$156,000	(2)	$5,000	$0	$0	—	—	$0	$161,000

Barry Kostiner,	2007	$30,000		$10,000	$0	$0	—	—	$0	$40,000
Chief Executive Officer	2006	$0		$0	$0	$0	—	—	$0	$0
and Secretary (3)

(1)	From January 1, 2006 until the completion of the TEC acquisition on October 26, 2007, Mr. Culp received compensation from TEC as an officer of TEC.

(2)	Of this total, $136,036 was earned prior to the completion of the TEC acquisition and $41,664 was earned after completion.

(3)	Mr. Kostiner did not receive any compensation from Platinum until the completion of the TEC acquisition on October 26, 2007.

Equity Awards

No options, restricted stock or other awards under our 2006 Long Term Incentive Plan or otherwise had been made or committed to be made by the Company as of the end of the last completed fiscal year.

Pension Benefits

No pension benefits have been awarded or provided by us as of the date of this prospectus.

Non-Qualified Deferred Compensation

We do not have any deferred compensation plans as of the date of this prospectus.

Employment, Severance and Change of Control Arrangements

Pursuant to the TEC acquisition agreement, we have agreed to enter into an employment agreement with Mr. Culp providing for Mr. Culp to serve as Chairman of Platinum for an initial term of not less than two years. In addition, under the terms of the acquisition agreement, we will enter into an employment agreement with Michael G. Cunningham, current employee of New TEC, providing for a term of at least two years and otherwise consistent with the written offers of employment accepted by such individuals.

In connection with our acquisition of Maverick on April 29, 2008, we entered into an employment agreement with Mr. Robert Kovar. The employment agreement provides that we employ Mr. Kovar as Chief Operating Officer of Platinum and as President of Maverick, our wholly owned subsidiary, for an initial five year period with a base salary at an annual rate of $200,000 and stock options pursuant to our 2006 Long Term Incentive Plan to purchase 250,000 shares of Company common stock over that 5 year period. Mr. Kovar received an initial grant of stock options to purchase 50,000 shares of common stock of Platinum in the form of non-qualified stock options. On each of the four succeeding anniversaries of the effective date of the employment agreement, Mr. Kovar will receive an additional 50,000 non-qualified stock options pursuant to the 2006 Long Term Incentive Plan. All of such stock options: (i) shall entitle Mr. Kovar to purchase shares of Platinum common stock at an exercise price equal to the fair market value (as defined in the 2006 Long Term Incentive Plan) per share of Platinum’s common stock on the date of grant; and (ii) shall vest with respect to 10,000 of the shares on each anniversary of the grant until all shares represented by the stock options are granted. The exercise price for the initial grant on April 29, 2008 was $5.15, the closing price on the date of such grant. Upon a change in control of Platinum, the employment agreement provides that all options granted to Mr. Kovar will immediately vest.

Pursuant to Mr. Kovar’s employment agreement, if Mr. Kovar’s employment is terminated by us without cause or Mr. Kovar terminates his employment for good reason, he will receive an 18 month severance package and his cash flow note will become immediately due and payable. If, however, Mr. Kovar’s employment is terminated by us for cause or Mr. Kovar terminates his employment without good reason, he will receive no severance package and his cash flow note will be cancelled. Mr. Kovar has also agreed that during the term of his employment with us and for an 18 month period thereafter, he will not compete with us nor solicit our employees. If Mr. Kovar breaches any of these obligations, he would forfeit his right to any severance payments and benefits to which he otherwise would be entitled.

On August 11, 2008, we entered into an employment agreement with Lisa Meier pursuant to which Ms. Meier was appointed as our Chief Financial Officer and Treasurer. Ms. Meier’s employment agreement provides for an initial term of a five year period. Pursuant to the terms of her employment agreement, Ms. Meier will be paid a $250,000 base annual salary, increasing by 5% annually. Ms. Meier will be eligible for an annual bonus as determined by the Board or a compensation committee of the Board which, in the event the Company has positive cash flow, will be at least $50,000. In addition, Ms. Meier will be eligible for a performance bonus based on certain predetermined budgeted goals. The target bonus for this purpose will be 50% of base salary.

Ms. Meier was granted 50,000 incentive stock options to purchase shares of our common stock with an exercise price equal to the closing price on August 11, 2008, the date of grant, and will be granted an additional 50,000 stock options each year thereafter during the term of her employment. All options will be issued pursuant to the Platinum Energy Resources, Inc. 2006 Long Term Incentive Plan and will be subject to a four year vesting schedule, with one-quarter of such options vesting on each anniversary of the date of grant, beginning August 11, 2009. Upon a change in control of the Company, all options granted to Ms. Meier will immediately vest.

Pursuant to Ms. Meier’s employment agreement, if Ms. Meier’s employment is terminated by the Company without cause or Ms. Meier terminates her employment for good reason, she will receive an 18 month severance package. If, however, Ms. Meier’s employment is terminated by the Company for cause or Ms. Meier terminates her employment without good reason, she will receive no severance package.

Ms. Meier has also agreed that during the term of her employment with the Company and for an 18 month period thereafter, she will not compete with the Company nor solicit any of our employees. If Ms. Meier breaches any of these obligations, she would forfeit her right to any severance payments and benefits to which she otherwise would be entitled.

Platinum Services and Infrastructure (“PSI”) is a proposed new business that Ms. Meier will help develop in the oilfield services industry.  Pursuant to her employment agreement, Ms. Meier will also be appointed President of PSI. PSI’s business plan is to develop products, services and solutions to optimize customer performance in a safe and environmentally sound manner. PSI hopes to launch this new business through a series of strategic acquisitions.  PSI expects to support the exploration and production initiatives of the Company and provide diversified revenue and cash flow potential to balance the Company's overall growth.

PSI has entered into a Restricted Stock Agreement with Ms Meier pursuant to which Ms. Meier will be issued 50 restricted shares of PSI’s common stock, representing 5% of the outstanding shares of PSI common stock. Under the agreement, the shares will be subject to a vesting schedule, with one-quarter of such shares to be vested immediately and one-quarter on each anniversary thereafter until all of the shares are vested.    All shares will be released from restriction upon a sale of the PSI business.

Long-Term Incentive Compensation Plan

Background

Platinum’s 2006 Long-Term Incentive Plan has been approved by our board of directors and our stockholders at the special meeting of stockholders held on October 26, 2007, in connection with the consummation of the TEC acquisition.

The purposes of our Plan are to create incentives designed to motivate our employees to significantly contribute toward our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence, are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in us.

We may grant incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses, or collectively, awards, to our officers and key employees, and those of our subsidiaries. In addition, the Plan authorizes the grant of non-qualified stock options and restricted stock awards to our directors and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all classes of our employees are eligible to participate in our Plan. As of the date of this prospectus, we have granted 110,000 options to our employees and directors, consisting of 50,000 stock options to Mr. Robert Kovar, 50,000 stock options to Ms. Lisa Meier, and 5,000 stock options to each of our newly appointed directors, Bernard Lang and Norman Rosenberg.

The following is a summary of the material provisions of our Plan and is qualified in its entirety by reference to the complete text of our Plan, a copy of which is filed as Exhibit 10.5 to our Current Report on Form 8-K filed November 1, 2007. We cannot determine the benefits to be received by our directors or officers under the Plan, or the benefits that would have been received by our directors and officers in 2006 had the Plan been in effect in 2006.

Stock Subject to the 2006 Plan

We have reserved a maximum of 4 million shares of our authorized common stock for issuance upon the exercise of awards to be granted pursuant to our Plan. Each share issued under an option or under a restricted stock award will be counted against this limit. Shares to be delivered at the time a stock option is exercised or at the time a restricted stock award is made may be available from authorized but unissued shares or from stock previously issued but which we have reacquired and hold in our treasury.

In the event of any change in our outstanding common stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, asset acquisition, consolidation, issuance of rights or other similar transactions, the number of shares of our common stock which may be issued upon exercise of outstanding options, and the exercise price of options previously granted under our Plan, will be proportionally adjusted to prevent any enlargement or dilution of the rights of holders of previously granted options as may be appropriate to reflect any such transaction or event.

Administration

Our board will establish a compensation committee that, among other duties, will administer the Plan. The compensation committee will be composed of at least three members of the board, a majority of whom will be “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended. Members of our compensation committee will serve at the pleasure of our board. In connection with the administration of our Plan, the compensation committee, with respect to awards to be made to any person who is not one of our directors, will:

•	Determine which employees and other persons will be granted awards under our Plan;

•	grant the awards to those selected to participate;

•	Determine the exercise price for options; and

•	prescribe any limitations, restrictions and conditions upon any awards.

With respect to stock options or restricted stock awards to be made to any of our directors, the compensation committee will make recommendations to our board of directors as to:

•	which of such persons should be granted stock options, restricted stock awards, performance units or stock appreciation rights;

•	the terms of proposed grants of awards to those selected by our board of directors to participate;

•	the exercise price for options; and

•	any limitations, restrictions and conditions upon any awards.

Any grant of awards to any of directors under our Plan must be approved by our board of directors.

In addition, the compensation committee will:

•	interpret our Plan; and

•	make all other determinations and take all other action that may be necessary or advisable to implement and administer our Plan.

Types of Awards

Our Plan permits the compensation committee to grant the following types of awards.

Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our common stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under our Plan will be determined by our board of directors or a committee of the board at the time of the grant, but will not be less than fair market value on the date of the grant. Our board of directors or a committee of the board will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, the board of directors or committee of the board may, in its discretion, impose limitations on exercise of all or some options granted under our Plan, such as specifying minimum periods of time after grant during which options may not be exercised. Options granted under our Plan will vest at rates specified in the option agreement at the time of grant; however, all options granted under our Plan will vest upon the occurrence of a change of control, as defined in the Plan. Our Plan also contains provisions for our board of directors or a committee of the board to provide in the participants’ option award agreements for accelerating the right of an individual employee to exercise his or her stock option or restricted stock award in the event of retirement or other termination of employment. No cash consideration is payable to us in exchange for the grant of options.

Our Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or Non-Qualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 422 of the Code. Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a stockholder who owns shares of our outstanding stock of all classes representing more that 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price must be not less than 110% of the fair market value of one share of our common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.

The exercise price for Non-Qualified Options may not be less than the fair market value of our common stock on the date the Non-Qualified Option is granted. Non-Qualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. The exercise price of stock options may be paid in cash, in whole shares of our common stock, in a combination of cash and our common stock, or in such other form of consideration as our board of directors or the committee of the board may determine, equal in value to the exercise price. However, only shares of our common stock which the option holder has held for at least six months on the date of the exercise may be surrendered in payment of the exercise price for the options. The maximum number of shares subject to stock options that may be awarded in any fiscal year to any employee may not exceed 100,000 and the number of shares subject to stock options that may be awarded in any fiscal year to any director may not exceed 10,000. In no event may a stock option be exercised after the expiration of its stated term.

Stock Appreciation Rights. A stock appreciation right permits the grantee to receive an amount (in cash, common stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the grantee multiplied by the excess of the fair market value of our common stock on the exercise date over the stock appreciation rights’ exercise price. Stock appreciation rights may or may not be granted in connection with the grant of an option. The exercise price of stock appreciation rights granted under the Plan will be determined by the board of directors or a committee of the board; provided, however, that such exercise price cannot be less than the fair market value of a share of common stock on a date the stock appreciation right is granted (subject to adjustments). A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the board of directors or a committee of the board.

Restricted Stock. Restricted shares of our common stock may be granted under our Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as the boa rd of directors or a committee of the board may determine to be appropriate at the time of making the award. In addition, the board of directors or a committee of the board may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the grantee, be delivered to and held by us until such restrictions lapse. The board of directors or a committee of the board, in its discretion, may provide in the award agreement for a modification or acceleration of shares of restricted stock in the event of permanent disability, retirement or other termination of employment or business relationship with the grantee. The maximum number of restricted shares that may be awarded under the Plan to any employee may not exceed 100,000 shares and the number of restricted shares that may be awarded in any fiscal year to any director may not exceed 10,000 shares.

Performance Units. The Plan permits grants of performance units, which are rights to receive cash payments equal to the difference (if any) between the fair market value of our common stock on the date of grant and its fair market value on the date of exercise of the award, except to the extent otherwise provided by the board of directors or a committee of the board or required by law. Such awards are subject to the fulfillment of conditions that may be established by the board of directors or a committee of the board including, without limitation, the achievement of performance targets based upon the factors described above relating to restricted stock awards.

Performance Bonus. The Plan permits grants of performance bonuses, which may be paid in cash, common stock or combination thereof as determined by the board of directors or a committee of the board. The maximum value of performance bonus awards granted under the Plan shall be established by the compensation committee at the time of the grant. An employee’s receipt of such amount will be contingent upon achievement of performance targets during the performance period established by the compensation committee. The performance targets will be determined by the board of directors or a committee of the board based upon the factors described above relating to restricted stock awards. Following the end of the performance period, the board of directors or a committee of the board will determine the achievement of the performance targets for such performance period. Payment may be made within 60 days of such determination. Any payment made in shares of common stock will be based upon the fair market value of the common stock on the payment date. The maximum amount of any performance bonus payable to a participant in any calendar year is $500,000.

Transferability

With the exception of Non-Qualified Stock Options, awards are not transferable other than by will or by the laws of descent and distribution. Non-Qualified Stock Options are transferable on a limited basis. Restricted stock awards are not transferable during the restriction period.

Change of Control Event

The Plan provides for the acceleration of any unvested portion of any outstanding awards under the Plan upon a change of control event.

Termination of Employment/Relationship

Awards granted under our Plan that have not vested will generally terminate immediately upon the grantee’s termination of employment or business relationship with us or any of our subsidiaries for any reason other than retirement with our consent, disability or death. The board of directors or a committee of the board may determine at the time of the grant that an award agreement should contain provisions permitting the grantee to exercise the stock options for any stated period after such termination, or for any period the board of directors or a committee of the board determines to be advisable after the grantee’s employment or business relationship with us terminates by reason of retirement, disability, death or termination without cause. Incentive Stock Options will, however, terminate no more than three months after termination of the optionee’s employment, twelve months after termination of the optionee’s employment due to disability and three years after termination of the optionee’s employment due to death. The board of directors or a committee of the board may permit a deceased optionee’s stock options to be exercised by the optionee’s executor or heirs during a period acceptable to the board of directors or a committee of the board following the date of the optionee’s death but such exercise must occur prior to the expiration date of the stock option.

Dilution; Substitution

As described above, our Plan will provide protection against substantial dilution or enlargement of the rights granted to holders of awards in the event of stock splits, recapitalizations, asset acquisitions, consolidations, reorganizations or similar transactions. New award rights may, but need not, be substituted for the awards granted under our Plan, or our obligations with respect to awards outstanding under our Plan may, but need not, be assumed by another corporation in connection with any asset acquisition, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which we are involved. In the event that our Plan is assumed, the stock issuable with respect to awards previously granted under our Plan shall thereafter include the stock of the corporation granting such new option rights or assuming our obligations under the Plan.

Amendment of the Plan

Our board may amend our Plan at any time. However, without stockholder approval, our Plan may not be amended in a manner that would:

•	increase the number of shares that may be issued under our Plan;

•	Materially modify the requirements for eligibility for participation in our Plan;

•	Materially increase the benefits to participants provided by our Plan; or

•	otherwise disqualify our Plan for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Awards previously granted under our Plan may not be impaired or affected by any amendment of our Plan, without the consent of the affected grantees.

Accounting Treatment

Under generally accepted accounting principles with respect to the financial accounting treatment of stock options used to compensate employees, upon the grant of stock options under our Plan, the fair value of the options will be measured on the date of grant and this amount will be recognized as a compensation expense ratably over the vesting period. Stock appreciation rights granted under the Plan must be settled in common stock. Therefore, stock appreciation rights granted under the Plan will receive the same accounting treatment as options. The cash we receive upon the exercise of stock options will be reflected as an increase in our capital. No additional compensation expense will be recognized at the time stock options are exercised, although the issuance of shares of common stock upon exercise may reduce basic earnings per share, as more shares of our common stock would then be outstanding.

When we make a grant of restricted stock, the fair value of the restricted stock award at the date of grant will be determined and this amount will be recognized over the vesting period of the award. The fair value of a restricted stock award is equal to the fair market value of our common stock on the date of grant.

Due to consideration of the accounting treatment of stock options and restricted stock awards by various regulatory bodies, it is possible that the present accounting treatment may change.

Tax Treatment

The following is a brief description of the federal income tax consequences, under existing law, with respect to awards that may be granted under our Plan.

Incentive Stock Options. An optionee will not realize any taxable income upon the grant or the exercise of an Incentive Stock Option. However, the amount by which the fair market value of the shares covered by the Incentive Stock Option (on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances. If the optionee does not dispose of the shares of our common stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.

If any shares of our common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee would realize ordinary income, instead of capital gain. The amount of the ordinary income realized would be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock Option, we would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

Non-Qualified Options. An optionee will not realize any taxable income upon the grant of a Non-Qualified Option. At the time the optionee exercises the Non-Qualified Option, the amount by which the fair market value at the time of exercise of the shares covered by the Non-Qualified Option exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. We will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as capital gain or loss, short- or long-term depending on the length of time the stock was held by the optionee before sale.

Stock Appreciation Rights. A participant realizes no taxable income and we are not entitled to a deduction when a stock appreciation right is granted. Upon exercising a stock appreciation right, a participant will realize ordinary income in an amount equal to the fair market value of the shares received minus any amount paid for the shares, and we will be entitled to a corresponding deduction. A participant’s tax basis in the shares of common stock received upon exercise of a stock appreciation right will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of common stock received upon exercise of a stock appreciation right, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the participant’s tax basis in such shares.

Restricted Stock Award. A recipient of restricted stock generally will not recognize any taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. We will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

Performance Units and Performance Bonuses. A participant realizes no taxable income and we are not entitled to a deduction when performance units or performance bonuses are awarded. When the performance units or performance bonuses vest and become payable upon the achievement of the performance objectives, the participant will realize ordinary income equal to the amount of cash received or the fair market value of the shares received minus any amount paid for the shares, and we will be entitled to a corresponding deduction. A participant’s tax basis in shares of common stock received upon payment will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1.0 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, our ability to deduct compensation income generated in connection with the exercise of stock options or stock appreciation rights granted under the Plan should not be limited by Section 162(m) of the Code. Further, we believe that compensation income generated in connection with performance awards granted under the Plan should not be limited by Section 162(m) of the Code. The Plan has been designed to provide flexibility with respect to whether restricted stock awards or performance bonuses will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the vesting restrictions relating to any such award are based solely upon the satisfaction of one of the performance goals set forth in the Plan, then we believe that the compensation expense relating to such an award will be deductible by us if the awards become vested. However, compensation expense deductions relating to such awards will be subject to the Section 162(m) deduction limitation if such awards become vested based upon any other criteria set forth in such award (such as the occurrence of a change in control or vesting based upon continued employment with us).

Certain Awards Deferring or Accelerating the Receipt of Compensation. Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. Stock appreciation rights and deferred stock awards which may be granted under the plan may constitute deferred compensation subject to the Section 409A requirements. It is our intention that any award agreement governing awards subject to Section 409A will comply with these new rules.

Limitations on Liability and Indemnification Matters

We have adopted provisions in our certificate of incorporation that will limit the liability of our directors and executive officers for monetary damages for breach of their fiduciary duties to the maximum extent permitted by Delaware law. Under Delaware laws a certificate of incorporation may provide that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to our company or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

The limits on a director’s or officer’s liability in our certificate of incorporation will not apply to liabilities arising under the federal securities laws and will not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation together with our bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that the indemnification provisions of our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our directors and executive officers.

At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of our company in such person’s capacity with our company where indemnification will be required or permitted. We are also not aware of any threatened litigation or proceedings that might result in a claim for indemnification.

Director Compensation

Our current directors except for our newly appointed directors all serve as officers or employees and did not receive additional compensation for their board service in 2007. Our newly appointed independent directors, Bernard Lang and Norman Rosenberg each receive cash compensation of $25,000 per year for their services and annual grants of stock options to purchase up to 5,000 shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of August 7, 2008:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
Azimuth Opportunity, Ltd. (2)	1,542,000	7.0%
J.D. Capital Management LLC (3) J. David Rogers	5,611,600	25.4%
Millennium Management LLC (4)	1,209,800	5.5%
D.B. Zwirn Special Opportunities Fund, L.P. (5) D.B. Zwirn Special Opportunities Fund, Ltd. HCM/2 Special Opportunities LLC	1,625,000	7.4%
QVT Financial LP (6)	1,574,483	6.9%
Braesridge Energy LLC (7)	8,776,600	32.0%
Jackie Chambers (8)	1,410,650	6.4%
Mark Nordlicht (9)	2,151,000	9.7%
Barry Kostiner (10)	968,130	4.0%
William C. Glass (11)	270,000	1.2%
Richard Geyser (12)	90,000	* %
James H. Dorman (13)	60,000	* %
Jim L. Troxel (14)	60,000	* %
Tim G. Culp (8)	2,115,976	9.6%
Robert Kovar (15)	—	—%
Lisa Meier (16)	—	—%
Bernard Lang (17)	—	—%
Norman Rosenberg (18)	—	—%
All directors and executive officers as a group (11 individuals)	3,564,106	16.1%

* Denotes percentages of less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is 11490 Westheimer Road, Suite 1000 Houston, Texas 77077.

(2)
Based upon a Statement on Schedule 13G (Amendment No. 1) dated December 13, 2006 filed by Azimuth Opportunity, Ltd. The address of Azimuth Opportunity, Ltd. is c/o WSmiths Finance, Nemours Chambers, P.O. Box 3170, Road Town, Tortola, British Virgin Islands.

(3)
Based upon a Statement on Schedule 13D/A dated July 22, 2008 filed by J.D. Capital Management LLC (“JD Capital”) and J. David Rogers, we understand that JD Capital is the investment manager of Tempo Master Fund LP and Tempo Fund LLC and, by virtue of such status, may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Tempo. Mr. Rogers is the managing member of J.D. Capital and has voting and investment power with respect to the shares. The address of J.D. Capital and Mr. Rogers is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(4)
Based upon a Statement on Schedule 13D dated December 26, 2007 filed by Millenco LLC, Millennium Partners, L.P., Millennium Management LLC and Israel A. Englander. Millenco LLC is the beneficial owner of 1,101,400 shares of common stock and presently exercisable warrants to purchase 8,400 shares at an exercise price of $6.00 per share. Millennium Partners, L.P. is the beneficial owner of 100,000 shares of common stock. Millennium Management LLC is the manager of Millenco LLC and the managing partner of Millennium Partners, L.P. Mr. Englander is the managing member of Millennium Management LLC. Therefore, both Millennium Management LLC and Mr. Englander may be deemed to beneficially own an aggregate of 1,209,800 shares. The address of each of the parties is c/o Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103.

(5)
Based upon a Statement on Schedule 13G dated September 5, 2006 filed by D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, Daniel B. Zwirn, D.B. Zwirn Special Opportunities Fund, L.P. (“Fund L.P.”), D.B. Zwirn Special Opportunities Fund, Ltd. (“Fund Ltd.”) and HCM/Z Special Opportunities LLC (“Opportunities LLC”), D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn may each be deemed the beneficial owner of (i) 573,750 shares of common stock owned by Fund, L.P., (ii) 932,500 shares of common stock owned by Fund, Ltd. and (iii) 118,750 shares of common stock owned by Opportunities LLC. D.B. Zwirn & Co., L.P. is the manager of each of Fund L.P., Fund Ltd. and Opportunities LLC, and, consequently, has voting control and investment discretion over the shares of common stock held by each of the Funds. Furthermore, Daniel B. Zwirn is the managing member of, and thereby controls, Zwirn Holdings, LLC, which in turn is the managing member of and, thereby, controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. The address of each of the parties is 745 Fifth Avenue, 18th Floor, New York, NY 10151, except for Fund Ltd. which has an address at P.O. Box 896, George Town, Harbour Centre, 2nd Floor, Grand Cayman, Cayman Islands, British West Indies and Opportunities LLC which has an address at Seven Mile Beach, Grand Cayman, Cayman Islands, British West Indies.

(6)
Based upon a Statement on Schedule 13G (Amendment No. 4) dated April 23, 2008 filed by QVT Financial LP, QVT Financial GP LLC, QVT Fund LP, and QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP, which beneficially owns 719,101 shares of common stock and presently exercisable warrants to purchase 490,766 shares at an exercise price of $6.00 per share. QVT Financial LP is also the investment manager for Quintessence Fund L.P. which beneficially owns 79,785 shares of common stock and presently exercisable warrants to purchase 55,355 shares. QVT Financial LP is also the investment manager for a separate discretionary account, which holds 122,087 shares of common stock and presently exercisable warrants to purchase 107,279 shares. QVT Financial LP has the power to direct the vote and disposition of the common stock held by each of the QVT Fund LP, Quintessence Fund L.P. and the separate discretionary account. Accordingly, QVT Financial LP may be deemed to be the beneficial owner of an aggregate amount of 1,574,483 shares of common stock. QVT Financial LP is the general partner of QVT Financial LP and QVT Associates GP LLC is the general partner of the QVT Fund LP. The address of each of the parties is 1177 Avenue of the Americas, 9th Floor New York, New York 10036, except QVT Fund LP whose address is Walkers SPV, Walkers House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands.

(7)
Based on a Statement on Schedule 13D (Amendment No. 11) dated June 27, 2008, filed by Braesridge Energy LLC and Syd Ghermezian and a Form 4 filed by Braesridge Energy LLC and Syd Ghermezian, dated July 29, 2008, the 8,746,600 shares listed includes (i) 3,454,800 shares of common stock and (ii) presently exercisable warrants to purchase 5,321,800 shares at an exercise price of $6.00 per share. Braesridge has entered into an agreement to purchase 420,603 shares of Platinum common stock from two Platinum employees, Todd M. Yocham and Tobin Scott, upon the distribution of Tandem’s assets pursuant to the registration statement of which this prospectus is a part. For a description of Braesridge and activities with respect thereto by our Chief Executive Officer, Barry Kostiner, see “Certain Relationships and Related Party Transactions” beginning on page 58 of this prospectus. Braesridge and Mr. Syd Ghermezian’s business address is 9440 West Sahara, Suite 240, Las Vegas, NV 89117.

(8)
On June 24, 2008, Tandem dissolved under the laws of the State of Nevada. As part of Tandem’s dissolution, the 7,692,308 shares of Platinum’s common stock held by Tandem as a result of its merger with TEC, its wholly-owned subsidiary, will be distributed to its shareholders in a liquidating distribution, which includes 2,115,976 shares of Platinum’s common stock that will be distributed to Mr. Tim Culp and 1,410,650 shares that will be distributed to Mr. Jackie Chambers. On February 14, 2008, we filed a registration statement on Form S-1 relating to the distribution of the shares to the Tandem shareholders, as amended on April 18, 2008 and on July 18, 2008. On or about the effective date of that registration statement, these shares will be distributed to the shareholders of Tandem as part of Tandem’s dissolution and distribution of its assets. Mr. Culp’s business address is 200 N. Loraine, Suite 400, Midland, Texas 79701. Mr. Chamber’s address is 5713 Hillcrest Place, Midland, Texas 79707.

(9)
Includes 21,000 shares owned directly by Mr. Nordlicht and 2,130,000 shares held by Platinum Management (NY) LLC, a limited liability company controlled by Mr. Nordlicht. The address of Mr. Nordlicht and Platinum Management (NY) LLC is 152 West 57th Street, New York, New York 10019.

(10)
Does not include an aggregate of 480,000 shares of common stock he may receive in the event Messrs. Glass, Geyser, Dorman or Troxel’s shares do not vest as described below in footnotes 11, 12, 13, and 14, respectively. Prior to the IPO, Mr. James E. Bashaw (a former director of Platinum) entered into a Subscription Agreement to subscribe for 45,000 shares of Platinum common stock. Pursuant to the Agreement, Mr. Bashaw agreed that in the event he ceases to remain a director of Platinum until the expiration of the escrow period, Mr. Kostiner would have the right to elect within 3 months following such termination of services to purchase Mr. Bashaw’s shares at $0.0001 per share. On August 15, 2007, Mr. Kostiner entered into an agreement with Mr. Bashaw pursuant to which Mr. Kostiner agreed to purchase Mr. Bashaw’s 45,000 shares of Platinum common stock at the expiration of the three year escrow period, conditioned upon consummation of the asset acquisition. These shares will remain in escrow until the expiration of the three year escrow period.

(11)
These shares vest in full upon the expiration of the three-year escrow period, October 24, 2008, provided Mr. Glass is still affiliated with us at such time, or if his affiliation has been terminated without cause or as a result of death or disability. In the event Mr. Glass is not affiliated with us, for reasons other than as described in the previous sentence, at the time of the expiration of the three-year escrow period, these shares revert back to Mr. Kostiner upon his election, within three months of Mr. Glass’ termination, to purchase the shares at $.0001 per share.

(12)
These shares vest in full upon the expiration of the three-year escrow period, October 24, 2008, provided Mr. Geyser is still affiliated with us at such time, or if his affiliation has been terminated without cause or as a result of death or disability. In the event Mr. Geyser is not affiliated with us, for reasons other than as described in the previous sentence, at the time of the expiration of the three-year escrow period, these shares revert back to Mr. Kostiner upon his election, within three months of Mr. Geyser’s termination, to purchase the shares at $.0001 per share.

(13)
These shares vest in full upon the expiration of the three-year escrow period, October 24, 2008, provided Mr. Dorman is still affiliated with us at such time, or if his affiliation has been terminated without cause or as a result of death or disability. In the event Mr. Dorman is not affiliated with us, for reasons other than as described in the previous sentence, at the time of the expiration of the three-year escrow period, these shares revert back to Mr. Kostiner upon his election, within three months of Mr. Dorman’s termination, to purchase the shares at $.0001 per share.

(14)
These shares vest in full upon the expiration of the three-year escrow period, October 24, 2008, provided Mr. Troxel is still affiliated with us at such time, or if his affiliation has been terminated without cause or as a result of death or disability. In the event Mr. Troxel is not affiliated with us, for reasons other than as described in the previous sentence, at the time of the expiration of the three-year escrow period, these shares revert back to Mr. Kostiner upon his election, within three months of Mr. Troxel’s termination, to purchase the shares at $.0001 per share. Mr. Troxel’s business address is 1001 McKinney, Suite 2200, Houston, Texas 77002.

(15)
In connection with our acquisition of Maverick on April 29, 2008, Mr. Kovar received an initial grant of stock options to purchase 50,000 shares of common stock of Platinum in the form of non-qualified stock options. On each of the four succeeding anniversaries of the effective date of the employment agreement, Mr. Kovar will receive an additional 50,000 non-qualified stock options pursuant to the 2006 Long Term Incentive Plan. The stock options shall vest with respect to 10,000 of the shares on each anniversary of the grant.

(16)
In connection with our appointment of Ms. Meier as our Chief Financial Officer and Treasurer, Ms. Meier received an initial grant of stock options to purchase 50,000 shares of common stock of Platinum in the form of incentive stock options and will receive an additional grant of 50,000 stock options each year in which Ms. Meier continues to be employed by the Company. The stock options shall vest with respect to 12,500 of the shares on each anniversary of the grant.

(17)
In connection with our appointment of Mr. Lang to our Board of Directors, Mr. Lang received an initial grant of stock options to purchase 5,000 shares of common stock of Platinum in the form of incentive stock options and will receive an additional grant each year in which Mr. Lang continues to serve on our Board of Directors. The stock options shall vest with respect to 1,000 of the shares on each anniversary of the grant.

(18)
In connection with our appointment of Mr. Rosenberg to our Board of Directors, Mr. Rosenberg received an initial grant of stock options to purchase 5,000 shares of common stock of Platinum in the form of incentive stock options and will receive an additional grant each year in which Mr. Rosenberg continues to serve on our Board of Directors. The stock options shall vest with respect to 1,000 of the shares on each anniversary of the grant.

CERTAIN  RELATIONSHIPS AND  RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Party Transactions

We do not maintain a formal written procedure for the review and approval of transactions with related persons. It is our policy for the disinterested members of our board to review all related party transactions on a case by case basis. To receive approval, a related-party transaction must have a business purpose for Platinum and be on terms that are fair and reasonable to Platinum and as favorable to Platinum as would be available from non-related entities in comparable transactions.

Platinum Related Party Transactions

Prior to our IPO, we issued an aggregate of 3,250,000 shares of our common stock to the individuals set forth below for $25,000 in cash, at an average purchase price of approximately $0.0077 per share as follows:

Name	Number of Shares	Relationship to Us
Platinum Management (NY) LLC	1,922,918	Stockholder (beneficially owned by our former Chairman, Mark Nordlicht)
Barry Kostiner	812,500	Chief Executive Officer, Secretary and Director
William C. Glass	243,750	President and Director
Richard Geyser	81,250	Vice President
James H. Dorman	54,166	Executive Vice President
Jim L. Troxel	54,166	Executive Vice President
Albert Helmig	40,625	Former Director
James E. Bashaw	40,625	Former Director

On September 23, 2005, our board of directors authorized a stock dividend of .3846153 of a share of common stock for each outstanding share of common stock, effectively lowering the purchase price to $.0056 per share. The sole purpose of such stock dividend authorized by the board of directors was to maintain the existing stockholders’ collective ownership at 20% of our issued and outstanding shares of common stock immediately after our IPO.

On October 21, 2005, we effected a four-for-five reverse stock split, effectively raising the purchase price to $0.0069 per share. The sole purpose for such reverse stock split authorized by the board and approved by our stockholders was to maintain the existing stockholders’ collective ownership at 20% of our issued and outstanding shares of common stock immediately after our IPO. Following the reverse stock split, there were 3,600,000 shares of common stock outstanding as reflected in the section entitled “Security Ownership Of Certain Beneficial Owners And Management” beginning on page 55.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to a registration rights agreement. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before three years from the date of the IPO. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Platinum Partners Value Arbitrage, L.P., an affiliate of Mark Nordlicht, made available to us certain office and secretarial services, as we required from time to time through the consummation of the TEC acquisition. We agreed to pay Platinum Partners Value Arbitrage, L.P. $7,500 per month for these services. Platinum Management NY LLC is the general partner of Platinum Partners Value Arbitrage, L.P. and Mark Nordlicht, our former Chairman of the Board, is the managing member and 100% owner of Platinum Management (NY) LLC. As a result, he benefited from the transaction to the extent of his interest in Platinum Partners Value Arbitrage, L.P. However, this arrangement was solely for our benefit and was not intended to provide Mr. Nordlicht compensation in lieu of a salary. We believe, based on fees for similar services in the New York City metropolitan area, that the fee charged by Platinum Partners Value Arbitrage, L.P. was at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed “independent,” we did not have the benefit of disinterested directors approving this transaction.

During 2005, Mark Nordlicht, our former Chairman of the Board, advanced a total of approximately $180,000 to us to cover expenses related to the IPO. This loan was repaid together with interest at a rate of 4% per annum upon consummation of the IPO. During 2006, Mr. Nordlicht advanced to us an aggregate of $75,000 pursuant to two promissory notes. During 2007, Mr. Nordlicht advanced to us an aggregate of $1,032,000 pursuant to twelve promissory notes. The notes accrued interest at a rate of 5% per annum and matured upon the consummation of the TEC acquisition. We paid the amounts owing under the notes at the closing of the TEC acquisition and the notes were cancelled.

We have reimbursed and will continue to reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible acquisitions. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Pursuant to an escrow agreement, all of the shares of our common stock outstanding prior to our IPO were placed in escrow with American Stock Transfer & Trust Company, as escrow agent, until the earliest of (i) October 24, 2008; (ii) our liquidation; or (iii) the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating the TEC acquisition.

During the escrow period, the holders of these shares are not able to sell or transfer their securities except to their spouses and children or trusts established for their benefit, but have retained all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow.

Mr. Lance Duncan, a director and officer of Tandem for a short time from March 2005 through June 1, 2005, introduced Platinum’s management to Tandem, which resulted in the acquisition agreement. As a consequence of his efforts in this regard, we paid to Mr. Duncan a finder’s fee of $3.0 million at the consummation of the TEC acquisition for introduction of the parties. We also entered into a consulting agreement with Mr. Duncan, the term of which commenced upon the consummation of the TEC acquisition, for future consulting services including investigation and evaluation of possible future acquisitions for us. Under the terms of the consulting agreement, we agreed to issue to Mr. Duncan a total of 714,286 shares of our restricted common stock, 25% to be issued upon commencement of services and the remainder in semi-annual installments of 25% each over the eighteen month term of the agreement. On October 26, 2007, the first installment of 178, 572 shares were issued to Mr. Duncan.

Simultaneous with the purchase of TEC by Tandem in June 2005, TEC acquired the Shamrock Assets, comprised largely of oil and gas properties, for $44.2 million. At the date of the Shamrock acquisition, TEC’s then sole stockholder, Mr. Tim Culp, also owned or controlled two-thirds of the outstanding stock of Shamrock. The remaining one-third of Shamrock was owned or controlled by Mr. Jack Chambers who received approximately $19.2 million, including cash of $2.6 million, the issuance of a $3.0 million note payable, repayment of certain Shamrock debt totaling $1.6 million and 4.0 million shares of Tandem common stock valued at $3.00 per share, or $12.0 million, for his one-third interest. The note payable to Mr. Chambers was repaid in connection with the consummation of the TEC acquisition on October 26, 2007.

In connection with the acquisition of the two-thirds interest in Shamrock, TEC paid to Messrs. Tim and Dyke Culp, $25.0 million, including payment of cash totaling $5.3 million, notes payable of $6.0 million, and the repayment of certain Shamrock debt totaling approximately $3.2 million, and issued to Messrs. Culp an aggregate 3.5 million shares of Tandem common stock valued at $3.00 per share or $10.5 million. The notes payable to Messrs. Tim and Dyke Culp were repaid in connection with the consummation of the TEC acquisition on October 26, 2007. During 2007 Tim Culp received interest income from the notes, totaling $1,179,658.

Braesridge Energy, LLC

Our Chief Executive Officer, Barry Kostiner, is 28% owner of Braesridge Energy, LLC and was the manager of Braesridge from its inception on July 19, 2007 until February 14, 2008. Braesridge is a privately owned entity formed by Mr. Kostiner and an entity controlled by the Ghermezian family, to invest in energy opportunities. Mr. Kostiner transferred to Braesridge his interest in KD Resources, LLC, an oil and gas company purchased in May 2007 by Mr. Kostiner and Mr. Dorman, the executive vice president of Platinum, in exchange for his interest in Braesridge. Braesridge has entered into several plans in conformity with Rule 10b5-1 under the Securities Exchange Act of 1934 under which Braesridge has purchased an aggregate of 3,454,800 shares of our common stock and 5,291,800 warrants to purchase our shares at $6.00 per share. Braesridge has entered into an agreement to purchase 420,603 shares of Platinum common stock from two Platinum employees, Todd M. Yocham and Tobin Scott, upon the distribution of Tandem’s assets pursuant to the registration statement of which this prospectus is a part. As of the date of this prospectus, to our knowledge, Braesridge has made no other investment and holds no other interests other than KD Resources and Platinum securities. Braesridge is currently the beneficial owner of 32.0% of the shares of our company. See “Securities Ownership of Certain Beneficial Owners and Management.” As manager of Braesridge, Mr. Kostiner’s duties included review of, and due diligence relating to, investment opportunities in the oil and gas industry, subject to his fiduciary and other duties owed to Platinum as described below.

As our director and Chief Executive Officer, Mr. Kostiner is subject to fiduciary duties to us, which includes, under Delaware law, the requirement to present business opportunities to a corporation if (i) the corporation could financially undertake the opportunity; (ii) the opportunity is within the corporation’s line of business; and (iii) it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation. Thus, to the extent a business opportunity arises that satisfies the above criteria, Mr. Kostiner would be required to first present the opportunity to our board. Further, Mr. Kostiner is subject to our Code of Ethics pursuant to which our employees, officers and directors must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” To the extent any potential business opportunity could constitute a conflict of interest transaction, Mr. Kostiner would be required to seek a waiver from compliance with the Code of Ethics from the disinterested directors of our board. If our disinterested directors chose not to pursue the business opportunity and Mr. Kostiner was granted a waiver of the Code of Ethics, then, as disclosed under “Directors and Executive Officers of the Registrant and Corporate Governance - Code of Ethics,” such waiver would be posted on the Company’s web site. Mr. Kostiner was granted a waiver from the Code of Ethics in connection with the purchase of certain oil and gas properties by KD Resources, LLC. Under the terms of his agreement with the Ghermezian family, Mr. Kostiner must first present any oil and gas business opportunity satisfying the criteria referenced above to Platinum and must receive a waiver of his obligations under our Code of Ethics before the business opportunity would be available to Braesridge. For further discussion on conflicts of interests, see “Risk Factors - Our officers and directors are now and may in the future become affiliated with entities engaged in business activities similar to ours and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.”

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 75,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 22,070,762 shares of common stock are outstanding, held by eleven recordholders, and are traded on the OTCBB. No shares of preferred stock are currently outstanding.

Units

Platinum consummated its IPO on October 28, 2005. In the IPO, we sold 14,400,000 units. Each unit consists of one share of common stock and one warrant. Each warrant (described below) entitles the holder to purchase one share of common stock. As of the date of this prospectus, 908,456 Units are outstanding, held by one recordholder, and are traded on the OTCBB.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

14,400,000 warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time.

The warrants are held by one recordholder, and are traded on the OTCBB.

The warrants will expire on October 23, 2009 at 5:00 p.m., New York City time.

We may call the warrants for redemption:

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days' prior written notice of redemption to each warrant holder, and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

We have established this criteria to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree to liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption, however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Transfer Agent and Registrar

Our transfer agent, warrant agent and Registrar is American Stock Transfer & Trust Company, 6201 15th Avenue, 2nd Fl., Brooklyn, New York 11219. The telephone number is 718-921-8247.

SHARES ELIGIBLE FOR FUTURE SALE

General

There are 22,070,762 shares of our common stock outstanding, including the shares covered by this prospectus. Of these shares:

•
all 7,692,308 shares of common stock distributed in this offering will be freely tradeable, except for an aggregate of 2,821,301 shares distributed to Tandem shareholders who are, or may be deemed to be, our affiliates, the resales of which 2,821,301 shares are subject to Rule 144, described below;

•
8,825,631 shares are held by our affiliates, the resales of which are subject to Rule 144, as described below (additionally, one of our affiliates, Braesridge Energy LLC, has entered into an agreement to purchase 420,603 shares of Platinum common stock from two Platinum employees, Todd M. Yocham and Tobin Scott, upon the distribution of Tandem’s assets pursuant to the registration statement of which this prospectus is a part);

•	178,572 shares are “restricted securities” held by non-affiliates and are subject to Rule 144; and

•	6,134,952 shares were issued in our IPO and are freely tradeable.

The restricted securities and control securities held by our affiliates described above are eligible for sale in the public market, subject to volume limitations, manner of sale provisions and other requirements of Rule 144, from time to time.

Rule 144

On November 15, 2007, the SEC adopted amendments to Rule 144. These amendments became effective on February 15, 2008. Rule 144, as amended, is described below.

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the availability of current information.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock, which equals 220,708 shares, or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 144 is not available for the resale of securities initially issued by either a shell company (other than a business combination related shell company) or an issuer that has been at any time previously a shell company, unless the issuer is a former shell company that meets all of the following conditions of Rule 144(i):

•	The issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
The issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Form 8-K reports; and

•	At least one year has elapsed from the time that the issuer filed current Form 10 type information with the Commission reflecting its status as an entity that is not a shell company.

We were considered a “shell company” prior to our acquisition of the TEC assets on October 26, 2007. Since that acquisition, we are no longer a shell company. Additionally, we are subject to the reporting requirements of the Exchange Act and have filed all reports and material required to be filed during the preceding 12 months. We filed the required Form 10 type information reflecting our new status as an entity that is no longer a shell company in our Report on Form 8-K filed with the commission on November 1, 2007. Accordingly, Rule 144 will be available for resales of our securities commencing November 2, 2008.

Lock-up Agreements and Escrow Agreement

Prior to our IPO, we issued an aggregate of 3,600,000 shares of common stock to our affiliates. In connection with our IPO, these shares were placed in escrow, pursuant to an agreement with American Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•	October 24, 2008;

•	our liquidation; or

•
the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating the TEC acquisition.

During the escrow period, the holders of these shares are not permitted to sell or transfer their securities, except under limited exceptions such as to their spouses and children or trusts established for their benefit, but retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow.

Registration Rights

The holders of the 3,600,000 shares of common stock issued prior to our initial public offering are entitled to registration rights pursuant to a registration rights agreement with us. Under this registration rights agreement, the holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

We sold to the representatives of the underwriters, in connection with our initial public offering, for $100, as additional compensation, an option to purchase up to a total of 720,000 units in the aggregate at a per-unit offering price of $10.00. The units issuable upon exercise of this option are identical to those offered by the prospectus for our initial public offering, except that the warrants included in the option have an exercise price of $7.50. The purchase option and its underlying securities have been registered under the registration statement in connection with our initial public offering.

In addition, the representatives’ option grants to the holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of the IPO prospectus, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The purchase option also contains a cashless exercise provision that allows the holder of the purchase option to receive units on a net exercise basis. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

THE DISTRIBUTION

On October 26, 2007, Platinum consummated the acquisition of substantially all of the assets of TEC, then a wholly-owned subsidiary of Tandem. As part of the consideration for the assets, Platinum issued 7,692,308 shares of common stock to TEC in a private transaction. TEC dissolved through a merger with Tandem, effective March 11, 2008, as a result of which Tandem became the owner of the 7,692,308 shares of Platinum common stock that TEC had received in the asset acquisition.

The parties to the TEC asset acquisition had contemplated that, following the consummation of the acquisition and the dissolution of TEC, Tandem would be dissolved and its assets - consisting of the Platinum shares - would be distributed to its shareholders. This prospectus relates to the distribution by Tandem of the 7,692,308 Platinum shares to its shareholders in connection with its dissolution under the laws of the state of Nevada, Tandem’s state of incorporation.

The dissolution of Tandem and the distribution of the Platinum shares to the shareholders of Tandem has been approved by the necessary written consent of Tandem’s board of directors and shareholders of Tandem holding in excess of a majority of the shares of Tandem’s common stock, as required by Nevada law. Tandem was dissolved on June 24, 2008 and the assets of Tandem, which consist of the 7,692,308 shares of our common stock that Tandem received in the merger with TEC, are being distributed to Tandem’s shareholders, along with the delivery of this prospectus, by the distribution agent, American Stock Transfer & Trust Company. The distribution agent will mail, on or about the date of this prospectus, certificates representing such shares to the Tandem stockholders who were record holders of Tandem’s common stock on the date of Tandem’s dissolution. The Tandem stockholders will not be required to pay for the shares of Platinum common stock received in the distribution.

In the distribution, except for a small group of Tandem insiders who have each agreed to accept .2717 of a Platinum share for each share of Tandem common stock, each shareholder of Tandem who owns validly issued and fully paid shares of Tandem’s common stock on the date of dissolution will receive .5769 of a Platinum share of common stock for each share of Tandem common stock. Fractional shares of Platinum common stock will be rounded downward to the nearest whole number and no certificates or scrip resenting fractional shares of our common stock will be distributed to Tandem’s shareholders as a result of the distribution.

Mr. Tim Culp, our Chairman of the Board, is expected to receive approximately 2,115,976 of the Platinum shares in the distribution. In addition, Mr. Michael G. Cunningham, who is an officer of our wholly-owned subsidiary, New TEC, will receive 705,325 shares, of our common stock in the distribution. Since Mr. Culp is an “affiliate” of Platinum, as defined in Rule 144(a)(1) under the Securities Act, and to the extent that Mr. Cunningham is an affiliate of the Company, the resales of such shares will be subject to the limitations and restrictions of Rule 144. The remaining 4,871,007 shares distributed to Tandem shareholders pursuant to this prospectus will be freely tradable. See “Shares Eligible for Future Sale.”

Other than our affiliates, shareholders of Tandem receiving shares of our common stock in the distribution may sell those shares at any time. It is expected that those shares will be sold through the selling efforts of brokers or dealers. There is no agreement with any specific brokers or dealers relating to the shares, nor has any plan of distribution or sale of the shares been developed, other than the distribution to Tandem shareholders described in this section. Tandem may be deemed to be an underwriter in the distribution.

Pursuant to the acquisition agreement that we entered into in connection with the acquisition of the assets of TEC, we will pay the fees and expenses in connection with this registration statement and delivery of this prospectus, including the fees and expenses of Tandem’s counsel. We will not receive any proceeds from the distribution to, or subsequent sale by, the shareholders of Tandem of our shares of common stock. The distribution by Tandem will not affect the number of our outstanding shares of common stock or any rights of our security holders.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Sills Cummis & Gross P.C.

EXPERTS

Marcum & Kliegman LLP, an independent registered public accounting firm, has audited our financial statements as of December 31, 2007, for the years ended December 31, 2007 and December 31, 2006 and for the period from inception (April 25, 2005) to December 31, 2005, as set forth in their report. We have included our financial statements in the registration statement in reliance on Marcum & Kliegman LLP’s report, given on their authority as experts in accounting and auditing.

Johnson, Miller & Co. CPA’s, P.C., an independent certified public accounting firm, has audited Tandem Energy Holdings, Inc.’s financial statements at October 26, 2007, the date of the TEC acquisition and at December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the three audited periods ended October 26, 2007. Prior to the TEC acquisition, Tandem Energy Holdings, Inc.’s assets consisted largely of its investment in TEC. We have included Tandem Energy Holdings, Inc.’s financial statements in the registration statement in reliance on Johnson, Miller & Co. CPA’s, P.C.’s report appearing herein, given on their authority as experts in accounting and auditing.

Melton & Melton, LLP, an independent certified public accounting firm, has audited Maverick Engineering, Inc.’s financial statements as of December 31, 2007 and 2006 and for the years then ended, as set forth in their report. We have included Maverick Engineering, Inc.’s financial statements in the registration statement in reliance on Melton & Melton, LLP’s report appearing herein, given on their authority as experts in accounting and auditing.

Certain estimates of oil and natural gas reserves included in this prospectus were based upon engineering studies prepared by Williamson Petroleum Consultants, Inc., independent petroleum engineers, and all such information has been so included in reliance on the authority of such firm as experts regarding the matters contained in their reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be found on the SEC’s website provided below, or read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can b e obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference rooms and the web site of the SEC referred to above. Our Internet address is http://www.platenergy.com.

We intend to provide our stockholders with annual reports containing, among other information, financial statements audited by an independent public accounting firm and we intend to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year. We also intend to furnish other reports as we may determine or as required by law.

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, our principal executive officer and principal financial officer and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we carried out an evaluation of the effectiveness of our internal control over financial reporting, excluding the recent TEC and other subsequent acquisitions, as of December 31, 2007 based on the criteria in “Internal Control - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based upon this evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2007.

Prior to the consummation of the TEC acquisition on October 26, 2007, we were a blank check company. Our wholly-owned subsidiary, New TEC, acquired substantially all of the assets and assumed all of the liabilities of TEC. Management has excluded New TEC and the other acquisitions referred to herein in Item 1, Business - Growth Strategy and Note 4b - Other Business Combinations from its evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2007, due to the limited time from the dates of such acquisitions through December 31, 2007, in which to perform such evaluations. The net revenues attributable to New TEC and the other acquisitions accounted for all of our consolidated revenues for the year ended December 31, 2007, and their aggregate total assets represented approximately 91% of our consolidated total assets as of December 31, 2007. Management plans to assess the internal controls over financial reporting for all of our 2007 acquisitions in 2008.

Marcum & Kliegman LLP, the independent registered public accounting firm that audited our consolidated financial statements included in this Registration Statement of which this prospectus is a part, has also audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 as stated in their report included herein, as presented on page F-2. Their audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 excluded our recent TEC and other subsequent acquisitions.

PLATINUM ENERGY RESOURCES, INC.
INDEX TO FINANCIAL STATEMENTS

Platinum Energy Resources, Inc.
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets — December 31, 2007 and 2006	F-3
Consolidated Statements of Operations — For the years ended December 31, 2007 and 2006 and the period from April 25, 2005 (inception) to December 31, 2005	F-4
Consolidated Statements of Changes in Stockholders’ Equity — For the years ended December 31, 2007 and 2006 and the period from April 25, 2005 (inception) to December 31, 2005	F-5
Consolidated Statements of Cash Flows — For the years ended December 31, 2007 and 2006 and the period from April 25, 2005 (inception) to December 31, 2005	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets — March 31, 2008 (unaudited) and December 31, 2007	F-31
Condensed Consolidated Statements of Operations — Three months ended March 31, 2008 and three months ended March 31, 2007	F-32
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the three months ended March 31, 2008	F-33
Condensed Consolidated Statements of Cash Flows — Three months ended March 31, 2008 and three months ended March 31, 2007	F-34
Notes to Condensed Consolidated Financial Statements (unaudited)	F-35
Tandem Energy Holdings, Inc.
Report of Independent Certified Public Accountants	F-52
Consolidated Balance Sheets — October 26, 2007 and December 31, 2006	F-53
Consolidated Statements of Operations — For the period from January 1, 2007 through October 26, 2007 and the years ended December 31, 2006 and 2005	F-54
Consolidated Statements of Stockholders’ Equity (Deficit) — For the period from January 1, 2007 through October 26, 2007 and the years ended December 31, 2006 and 2005	F-55
Consolidated Statements of Cash Flows — For the period from January 1, 2007 through October 26, 2007 and the years ended December 31, 2006 and 2005	F-56
Notes to Consolidated Financial Statements	F-58
Maverick Engineering, Inc.
Audited Financial Statements
Report of Independent Certified Public Accounting Firm	F-79
Balance Sheets — December 31, 2007 and December 31, 2006	F-80
Consolidated Statements of Operations — For the years ended December 31, 2007 and 2006	F-82
Consolidated Statements of Changes in Stockholders’ Equity — For the years ended December 31, 2007 and 2006	F-83
Consolidated Statements of Cash Flows — For the years ended December 31, 2007 and 2006	F-84
Notes to Financial Statements	F-85
Unaudited Financial Statements	F-95
Balance Sheet — March 31, 2008	F-96
Statements of Operations — For the three months ended March 31, 2008 and 2007	F-97
Statements of Cash Flows — For the three months ended March 31, 2008 and 2007	F-98
Notes to Financial Statements	F-99
Unaudited Pro-Forma Information
Unaudited pro-forma condensed combined financial statements for the year ended December 31, 2007 and as of and for the three months ended March 31, 2008	F-107

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Platinum Energy Resources, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Platinum Energy Resources, Inc. and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from April 25, 2005 (Inception) to December 31, 2005. We have also audited the Company’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

Our audit of the Company’s internal control over financial reporting as of December 31, 2007 did not include the Company’s internal control over financial reporting applicable to the TEC acquisition, which acquisition was consummated on October 26, 2007, and other subsequent acquisitions as discussed in Note 4 to the consolidated financial statements. TEC and the other acquisitions accounted for 100% of the Company’s net revenues for the year ended December 31, 2007, and approximately 91% of the Company’s consolidated total assets as of December 31, 2007.

Except as discussed in the preceding paragraph, we conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Platinum Energy Resources, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for the years then ended and for the period from April 25, 2005 (Inception) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, except for the effect of any deficiencies that might have been determined to have existed had we audited the internal control over financial reporting applicable to the TEC and other acquisitions discussed in the second paragraph above, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Marcum & Kliegman LLP

New York, New York
March 31, 2008

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006

ASSETS
CURRENT ASSETS
Cash	$16,429,619	$-
Cash and cash equivalents held in trust	—	109,213,492
Accounts receivable, net
Oil and gas sales	2,619,363	—
Affiliates and other	668,216	—
Inventory	88,556	—
Prepaid expenses and other current assets	299,445	79,526

Total Current Assets	20,105,199	109,293,018

Property and equipment, at cost
Oil and gas properties, full cost method	170,571,663	—
Other	3,293,108	—
Less accumulated depreciation, depletion and amortization	(1,253,026)	—
Property and equipment, net	172,611,745	—

Other assets
Deferred acquisition and financing costs	—	1,662,632
Fair value of commodity derivatives	73,446	—
Advance payment and costs, Pleasanton transaction	2,522,639	—
Covenant not to compete	376,164	—
Real estate held for development	2,700,000	—

Total Assets	$198,389,193	$110,955,650

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable
Trade	$1,132,725	$1,471,167
Oil and gas sales	1,074,222	—
Due to related party	—	85,585
Notes payable - stockholder	—	75,000
Fair value of commodity derivatives	3,116,542	—
Asset retirement obligation - current	186,545	—
Accrued liabilities and other	181,430	—
Income taxes payable	254,960	130,960
Total Current Liabilities	5,946,424	1,762,712

Asset retirement obligation	3,390,094	—
Deferred income taxes	48,085,215	—
Common stock subject to possible redemption, 2,878,560 shares at conversion value	—	21,831,777
	51,475,309	21,831,777
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value, 1,000,000 authorized, 0 issued	—	—
Common stock, $.0001 par value; 75,000,000 shares authorized; 24,068,675 and 18,000,000 shares (which includes 2,878,560 subject to possible conversion in 2006) issued and outstanding, respectively	2,407	1,512
Additional paid-in capital	155,064,142	85,424,242
Retained earnings	1,562,375	1,935,407
Treasury stock - 1,997,913 shares	(15,661,464)	—

Total Stockholders' Equity	140,967,460	87,361,161

Total Liabilities and Stockholders' Equity	$198,389,193	$110,955,650

See notes to consolidated financial statements

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2007	Year Ended December 31, 2006	Period from April 25, 2005 (Inception) to December 31, 2005

Revenues
Oil and Gas Sales	$4,308,184	$-	$-

Costs and expenses
Lease and other operating expense	1,776,247	—	—
Marketing, general and administrative expense	2,741,235	717,590	150,399
Administrative cost allowance - related party	28,015	68,710	16,875
Depreciation, depletion and amortization expense	1,253,026	—	—
Accretion of abandonment obligations	38,358	—	—

Total costs and expenses	5,836,881	786,300	167,274

Operating loss	(1,528,697)	(786,300)	(167,274)

Other Income (Expenses)
Interest income, net of interest allocated to common stock subject to possible
redemption of $616,217, $760,718 and $0	2,799,229	2,568,672	476,102
Interest (expense)	(59,580)	(2,693)	(5,000)
Change in fair value of commodity derivatives	(1,472,522)	—	—
Other	(23,462)	—	—
Total other income, net	1,243,665	2,565,979	471,102

(Loss) Income Before Income Taxes	(285,032)	1,779,679	303,828
Provision For Income Taxes - Current	88,000	120,000	28,100

Net (Loss) Income	$(373,032)	$1,659,679	$275,728

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	18,876,347	15,121,440	6,549,489
Diluted	18,876,347	17,479,194	6,980,246

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$(0.02)	$0.11	$0.04
Diluted	$(0.02)	$0.09	$0.04

See notes to consolidated financial statements

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common stock		Additional paid-in	Retained	Treasury	Total stockholders'
	Shares	Amount	capital	earnings	Stock	equity
Common shares issued to founders for cash, May 6, 2005 at $.0077 per share	3,250,000	$325	$24,675	$—	$—	$25,000
Retroactive effect of common stock dividend, declared September 23, 2005	1,250,000	125	(125)	—	—	—
Retroactive effect of four-for-five reverse split effected October 21, 2005	(900,000)	(90)	90	—	—	—
Sale of 14,400,000 units, net of underwriters’ discount and offering expenses (includes 2,878,560
shares subject to possible conversion), October 28, 2005 at $8.00 per Unit	14,400,000	1,440	106,470,273	—	—	106,471,713
Proceeds subject to possible conversion of 2,878,560 shares, October 28, 2005 at $7.32 per Unit	(2,878,560)	(288)	(21,070,771)	—	—	(21,071,059)
Proceeds from issuance of option, October 28, 2005	—	—	100	—	—	100
Net income, for the period from April 25, 2005 (Inception) to December 31, 2005	—	—	—	275,728	—	275,728
Balance at December 31, 2005	15,121,440	1,512	85,424,242	275,728	—	85,701,482
Net income, for the year ended December 31, 2006	—	—	—	1,659,679	—	1,659,679
Balance at December 31, 2006	15,121,440	1,512	85,424,242	1,935,407	—	87,361,161
Shares not redeemed by shareholders upon TEC	1,076,355	108	8,390,687	—	—	8,390,795
Issaunce of shares in connection with acquisition of TEC	7,692,308	769	59,999,231	—	—	60,000,000
Shares issued to consultant for services	178,572	18	1,249,982	—	—	1,250,000
Treasury shares purchased	(1,997,913)	—	—	—	(15,661,464)	(15,661,464)
Net (loss), for the year ended December 31, 2007	—	—	—	(373,032)	—	(373,032)

Balance at December 31, 2007	22,070,762	$2,407	$155,064,142	$1,562,375	$(15,661,464)	$140,967,460

See notes to consolidated financial statements

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2007	Year Ended December 31, 2006	Period from April 25, 2005 (Inception) to December 31, 2005
Cash Flows From Operating Activities
Net (loss) income	$(373,032)	$1,659,679	$275,728
Adjustments to reconcile net (loss) income to net cash provided by
(used in) operating activities:
Depreciation, depletion and amortization	1,253,026	—	—
Accretion of asset retirement obligation	38,358	—	—
Amortization/writeoff of bank loan fees	25,000	—	—
Stock based compensation	1,250,000	—	—
Change in fair value of derivatives	1,472,522	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,114,095)	—	—
Inventory	(2,974)	—	—
Prepaid expenses and other current assets	10,905	39,185	(118,711)
Accounts payable	119,215	241,273	87,795
Accrued liabilities and other	(177,695)	—	—
Due to related party	(85,585)	68,710	16,875
Income taxes payable	108,655	102,860	28,100
Commodity derivatives	(2,636,855)	—	—
Net cash (used in) provided by operating activities	(112,555)	2,111,707	289,787

Cash Flows From Investing Activities
Deposits to Trust Fund	(3,082,629)	(3,329,390)	(105,884,102)
Release of Cash held in trust fund	112,296,121	—	—
Additions to property and equipment	(1,713,819)	—	—
Performance deposit	—	(500,000)	—
Recovery of perfomance deposit upon restructuring	—	500,000	—
Acquisition of business of TEC, net of cash acquired of $2,959,773	(41,744,861)	—	—
Acquistion of other business	(15,518,501)	—	—
Advance payment and costs, Pleasanton transaction	(2,522,639)	—	—
Deferred acquistion costs	(1,994,052)	(520,533)	—
Net cash provided by (used in) investing activities	45,719,620	(3,849,923)	(105,884,102)

Cash Flows From Financing Activities
Interest on cash held in trust allocated to common
stock subject to possible redemption	616,217	760,718	—
Proceeds from the sale of common stock	—	—	25,000
Proceeds from notes payable-stockholder	1,032,000	75,000	180,000
Repayment of note payable-stockholder	(1,107,000)	—	(180,000)
Payments to redeeming shareholders	(14,057,199)	—	—
Gross proceeds of public offering	—	—	115,200,000
Payments of costs of public offering	—	—	(8,728,287)
Purchase of treasury stock	(15,661,464)	—	—
Proceeds from issuance of underwriter’s stock option	—	—	100
Net cash (used in) provided by financing activities	(29,177,446)	835,718	106,496,813

Net Increase (Decrease) in Cash	16,429,619	(902,498)	902,498

Cash - Beginning of the Period	—	902,498	—

Cash - End of Period	$16,429,619	$—	$902,498

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$(59,580)	$2,693	$5,000
Income taxes - state	$—	$17,140	$—
Non-Cash Investing and Financing Activities:
Non-Converting common shares subject to possible redemption converted to equity	$8,390,795	$—	$—
Deferrred acquisition costs accrued and deferred	$100,000	$1,142,099	$—

Acquisition of TEC:
Assets acquired and liabilities assumed:
Cash	$2,959,773
Accounts Receivable	1,923,957
Inventory	85,582
Property and equipment
Oil and gas properties, full cost method	154,881,344
Other	1,381,398
Other current assets	246,169
Real estate held for development	2,700,000
Accounts payable	(1,983,134)
Fair value of commodity derivatives - noncurrent	(4,207,430)
Asset retirement obligation	(2,542,881)
Deferred income taxes	(48,100,560)
Total purchase price	107,344,218
Less: Cash consideration paid to sellers	(41,704,634)
Less: Cash paid to finder	(3,000,000)
Less: Other closing costs including legal and accounting	(2,639,584)
Non-cash consideration - common stock issued to seller	$60,000,000

All other acquisition:
Assets acquired and liabilities assumed:
Accounts Receivable	$883,655
Due from TEC on date of acquisition	64,976
Property and equipment
Oil and gas properties, full cost method	13,553,206
Other	1,635,900
Covenant not to compete, gross	376,164
Asset retirement obligation	(995,400)
	15,518,501
Less: Cash consideration paid to sellers	(15,465,365)
Less: Legal fees	(53,136)
Non-cash consideration	$—

See notes to consolidated financial statements

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 1 – Organization, Business and Operations

Platinum Energy Resources, Inc. and subsidiaries (the “Company” or “Platinum”) was incorporated in Delaware on April 25, 2005 as a blank check company for the purpose of effecting a business combination with an unidentified operating business in the global oil and gas Exploration & Production (“E&P”) industry. In October 2007, the Company acquired substantially all of the assets and assumed all of the liabilities of Tandem Energy Corporation (which is sometimes referred to herein as “TEC”) described in Note 4 below, a Colorado Corporation. The Company had no operations other than conducting an initial public offering and seeking a business combination.

Currently the Company is an independent oil and gas exploration and production company. It has approximately 37,000 acres under lease in relatively long-lived fields with well-established production histories, 21,000 of which were acquired as part of the TEC acquisition. The Company’s properties are concentrated primarily in the Gulf Coast region in Texas, the Permian Basin in Texas and New Mexico and the Fort Worth Basin in Texas.

The registration statement of the Company’s initial public offering (the “Offering”) was declared effective on October 24, 2005. The Company consummated the Offering on October 28, 2005 and received net proceeds of approximately $106,472,000. See Note 3 - “Initial Public Offering,” for a complete discussion. On October 26, 2007 the Company successfully consummated a Business Combination, as more fully described in Note 4 herein. See Note 4 -“Business Combination” for a discussion of the definitive Asset Acquisition Agreement and Plan of Reorganization entered into on October 26, 2006, as amended, which replaced an Agreement and Plan or Merger entered into on January 26, 2006 with the same parties.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounting policy most affected by management’s estimates and assumptions is the reliance on estimates of proved reserves to compute the provision for depreciation, depletion and amortization (“DD&A”), and the determination of any impairment of long-lived assets.

Oil and Gas Properties

The Company uses the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country. The Company has defined a cost center by country. Currently, all of the Company’s oil and gas properties are located within the continental United States.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 2 – Summary of Significant Accounting Policies - continued

Properties and equipment may include costs that are excluded from costs being depreciated or amortized. Oil and gas costs excluded represent investments in unproved properties and major development projects in which New TEC owns a direct interest. These unproved property costs include nonproducing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. All costs excluded are reviewed at least quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the capitalized costs being amortized in the DD&A pool.

Depreciation, Depletion and Amortization

The depreciable base for oil and gas properties includes the sum of capitalized costs net of accumulated DD&A, estimated future development costs and asset retirement costs not accrued in oil and gas properties, less costs excluded from amortization and salvage. The depreciable base of oil and gas properties and mineral investments are amortized using the unit-of-production method based on total proved oil and gas reserves. Properties and equipment carrying values do not purport to represent replacement or market values.

Proved Oil and Gas Reserves

In accordance with Rule 4-10(a) of SEC Regulation S-X, proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation based upon future conditions.

(i)
Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(ii)
Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(iii)	Estimates of proved reserves do not include the following:

(A)	oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”;

(B)	crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

(C)	crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

(D)	crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 2 – Summary of Significant Accounting Policies - continued

Ceiling Test

Under the full cost method of accounting, a ceiling test is performed each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test determines a limit, on a country-by-country basis, on the book value of oil and gas properties. Currently, all of the Company’s operations are located in the United States. The capitalized costs of proved oil and gas properties, net of accumulated DD&A and the related deferred income taxes, may not exceed the estimated future net cash flows from proved oil and gas reserves, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, generally using prices in effect at the end of the period held flat for the life of production and including the effect of derivative instruments that qualify as cash flow hedges, discounted at 10%, net of related tax effects, plus the cost of unevaluated properties and major development projects excluded from the costs being amortized. If capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated DD&A.

Asset Retirement Obligation

The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalize an equal amount as a cost of the asset. The cost of the abandonment obligations, less estimated salvage values, is included in the computation of depreciation, depletion and amortization.

Income Taxes

The Company follows the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with SFAS 109, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements as of January 1, 2007. The evaluation was performed for the tax period April 25 (inception) to December 31, 2005 and the for the year ended December 31, 2006, the tax years which remain subject to examination for Federal and New Jersey State purposes as of September 30, 2007.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expenses and penalties as marketing, general and administrative expenses.

Stock-Based Compensation

The Company has adopted SFAS No. 123(R) “Share Based Payment” (“SFAS 123(R)”). This statement is a revision of SFAS Statement No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 2 – Summary of Significant Accounting Policies - continued

SFAS 123(R) addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights.Under SFAS 123(R), SBP awards are measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and results in a charge to operations. No such instruments were issued in 2005, 2006 and 2007.

Non-Employee Stock Based Compensation

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123(R) and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” (“EITF 96-18”) which requires that such equity instruments be recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instrument vests. No such instruments were issued in 2005, 2006 and 2007. The Company issued 178,572 shares of its common stock in connection with a consulting agreement as described in Note 6 (f).

Income Per Share

The Company follows the provisions of SFAS No. 128, “Earnings Per Share” (“SFAS No. 128”). In accordance with SFAS No. 128, earnings per common share amounts (“Basic EPS”) were computed by dividing earnings by the weighted average number of common shares outstanding for the period. Earnings per common share amounts, assuming dilution (“Diluted EPS”), were computed by reflecting the potential dilution from the exercise of dilutive common stock purchase warrants. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the consolidated statements of operations.

Reconciliations between the numerators and denominators of the Basic and Diluted EPS computations for earnings for each period are as follows.

	Year Ended December 31, 2007
	Net Income (Loss) (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net Income	$(373,032)	18,876,347	$(0.02)
Effect of Dilutive Securities	—	—	—
Warrants		—	—
Net income attributable to common stock and assumed exercise of warrants	$(373,032)	18,876,347	$(0.02)

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 2 – Summary of Significant Accounting Policies - continued

	Year Ended December 31, 2006
	Net Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net Income	$1,659,679	15,121,440	$0.11
Effect of Dilutive Securities
Warrants	—	2,357,754	(0.02)
Net income attributable to common stock and assumed exercise of warrants	$1,659,679	17,479,194	$0.09

	Period From April 25, 2005 through December 31, 2005
	Net Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net Income	$275,728	6,549,489	$0.04
Effect of Dilutive Securities
Warrants	—	430,757	0.00
Net income attributable to common stock and assumed exercise of warrants	$275,728	6,980,246	$0.04

In 2005 and 2006, common shares subject to possible conversion of 2,878,560 were excluded from the calculation of Basic EPS in 2006 and 2007 since such shares if redeemed, only participate in their Pro-Rata share of the trust earnings. Subsequent to the date of the Acquisition transaction, October 26, 2007, an additional 1,076,355, which were not redeemed, were included in the determination of weighted average number of common shares outstanding. The Company has determined that the Warrants contained in the Units sold in the IPO (see Note 3) are dilutive for all the 2005 and 2006 periods, and accordingly included the effects of the Warrants in Diluted EPS using the Treasury Stock Method in those periods, and has determined that their inclusion in 2007 would be antidilutive and thus excluded the affects of the Warrants in 2007. An option to purchase 720,000 Units was excluded in the computation of Diluted EPS because the option exercise price exceeded the average market price for the Units in all periods.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 2 – Summary of Significant Accounting Policies - continued

Environmental Expenditures

The Company is subject to extensive federal, state and local environmental laws and regulations. These laws regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed.

Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component is fixed or reliably determinable.

Hedging Activities

From time to time, the Company may utilize derivative instruments, consisting of swaps, floors and collars, to attempt to reduce its exposure to changes in commodity prices and interest rates. The Company accounts for its derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires that all derivative instruments be recognized as assets or liabilities in the balance sheet, measured at fair value. The accounting for changes in the fair value of a derivative depends on both the intended purpose and the formal designation of the derivative. Designation is established at the inception of a derivative, but subsequent changes to the designation are permitted. The Company has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting. Changes in fair value of derivative instruments which are not designated as cash flow hedges are recorded in other income (expense) as changes in fair value of derivatives.

Cash and Cash Equivalents

The Company considers all cash and highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk - Cash

The Company maintains its cash balances at two major financial institutions. Certain balances may at times exceed the federally insured limits established by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Concentration Risk - Other

The Company sells its oil and natural gas production to various customers, serves as operator in the drilling, completion and operation of oil and gas wells, and from time to time enters into derivatives transactions with various counterparties. When management deems appropriate, the Company may obtain letters of credit to secure amounts due from its significant oil and gas purchasers and follow other procedures to monitor credit risk from joint owners and derivatives counterparties.

Inventory

Inventory consists primarily of tubular goods and other well equipment which the Company plans to utilize in its ongoing exploration and development activities and is carried at the lower of cost or market value.

Real Estate Held for Development

The Company’s real estate held for development was recorded at fair market value when the Company completed its purchase of the assets of Tandem Energy Corporation on October 26, 2007 as described more fully in Note 4, and relates to approximately 41 acres of undeveloped land located near Tomball, Texas.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 2 – Summary of Significant Accounting Policies - continued

Revenue Recognition and Gas Balancing

The Company utilizes the sales method of accounting for oil, natural gas and natural gas liquids revenues whereby revenues, net of royalties, are recognized as the production is sold to purchasers. The amount of gas sold may differ from the amount to which the Company is entitled based on its revenue interests in the properties. The Company did not have any significant gas imbalance positions at December 31, 2007 and 2006.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, established standards for reporting and displaying comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. There were no differences between net income and comprehensive income in 2007, 2006 or 2005.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s trade receivables consist primarily of receivables from non-operators who own an interest in properties which the Company operates, and trade receivables associated with the operations of the Company’s wholly owned subsidiary, Red Iron Tool, Inc. Insofar as the receivables relate to oil and gas trade receivables, the Company has the ability and the right to withhold oil and gas revenues from any owner who is delinquent in their payments. The accounts receivables of Red Iron Tool, Inc. are generally with established customers with no history of non-payment. With respect to these accounts receivable acquired in the Lothian acquisition described in Note 4, the Company established an allowance for doubtful accounts approximating $100,000 upon acquisition. .

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements . SFAS 157 defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosure requirements related to the use of fair value measures in financial statements. SFAS 157 will be effective for the Company’s financial statements for the fiscal year beginning January 1, 2008.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115, which will become effective on January 1, 2008. FAS 159 permits entities to measure eligible financial assets, financial liabilities and firm commitments at fair value, on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other generally accepted accounting principles. The fair value measurement election is irrevocable and subsequent changes in fair value must be recorded in earnings.

In April 2007, the FASB issued FASB Staff Position FIN 39-1, Amendment of FASB Interpretation No. 39 . FSP FIN 39-1 clarifies that a reporting entity that is party to a master netting arrangement can offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement. FSP FIN 39-1 is effective for financial statements issued for fiscal years beginning after November 15, 2007.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 2 – Summary of Significant Accounting Policies - continued

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”), which replaces FASB Statement No. 141. SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non- controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions that occur in an entity’s fiscal year that begins after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 . SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008.

Note 3 – Initial Public Offering

On October 28, 2005, the Company sold to the public 14,400,000 units (“Units”) at an offering price of $8.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable, in whole or in part, upon written consent of the representative of the underwriters, at a price of $0.01 per Warrant upon thirty (30) days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any twenty (20) trading days within a thirty (30) trading day period ending on the third day prior to the date on which notice of redemption is given. Separate trading of the common stock and Warrants comprising the Units commenced on or about December 9, 2005.

In connection with the Offering, the Company issued an option (the “Units Purchase Option” or “UPO”), for $100.00, to the representative of the underwriters to purchase up to 720,000 Units at an exercise price of $10.00 per Unit. The Units issuable upon exercise of this option are identical to those described in the preceding paragraph, except that the warrants underlying the Units will be exercisable at $7.50 per share. This option is exercisable at $10.00 per Unit commencing on the later of the consummation of a Business Combination or one year from the date of the prospectus relating to the Offering (October 24, 2005) and expiring five years from such date. The option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash. The option and the 720,000 units, the 720,000 shares of common stock and the 720,000 warrants underlying such units, and the 720,000 shares of common stock underlying such warrants, were deemed compensation by the National Association of Securities Dealers (“NASD”) and are therefore subject to a 180-day lock-up. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the Offering prospectus. The option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of the Offering with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company would be obligated to bear all fees and expenses attendant to registering the securities.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 3 – Initial Public Offering - continued

The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or a recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Should the Company be unable to deliver shares of its common stock underlying the exercise of the Warrants included in the Units and shares of its common stock underlying the exercise of the Company’s Unit Purchase Option as a result of the absence of an effective registration statement with respect to these securities, then the Warrants and the UPO would not be exercisable and the Company will have no obligation to pay holders of the Warrants and UPO any cash or otherwise “net cash settle” the Warrant or the UPO. In this event, the Warrants and UPO may expire worthless.

The Company has accounted for the fair value of the option, inclusive of the receipt of the $100.00 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company estimated that the fair value of this option was approximately $2,412,000 ($0.168 per Unit) using a Black-Scholes option-pricing model. The fair value of the option granted to the representative of the underwriters was estimated as of the date of grant using the following assumptions: (i) expected volatility of 49.65%, (ii) risk-free interest rate of 4.34%, (iii) expected life of 5 years and (iv) a dividend rate of zero.

Because the Company did not have a trading history, the Company estimated the potential volatility of its common stock price based upon volatility of a representative sample of comparable companies .

Note 4 – Business Combinations

 a. Tandem Energy Acquisition

On October 4, 2006, Platinum, through its wholly-owned subsidiary, PER Acquisition Corporation (which changed its name to Tandem Energy Corporation (“New TEC”), a Delaware corporation, upon consummation of the Acquisition), entered into an Acquisition Agreement pursuant to which Platinum would acquire all of the assets and assume substantially all of the liabilities of the predecessor entity, Tandem Energy Corporation (TEC), a Colorado corporation, including the assumption of approximately $42 million of TEC’s debt, in exchange for the issuance of approximately 8 million shares of Platinum common stock.

On October 26, 2007, Platinum consummated the TEC acquisition pursuant to the Acquisition Agreement. At the closing, New TEC acquired all of the assets and assumed substantially all of the liabilities of TEC for $107,344,219, including approximately $41.7 million of TEC’s debt (including accrued interest), in exchange for the issuance of 7,692,308 shares of Platinum common stock with a per share cash value of $7.80 per share. Included in the purchase price were customary closing costs and commissions associated with the transaction.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 4 – Business Combinations - continued

At the closing of the Acquisition, the net proceeds of the IPO that were placed in the trust account, including the interest thereon (approximating $112 million in the aggregate), were released to the Company and were used to (i) retire the $41.7 million in indebtedness of TEC assumed in connection with the TEC acquisition, (ii) make payments in the aggregate amount of $14,057,199 to Platinum stockholders owning 1,802,205 shares of common stock who voted against the acquisition and exercised their rights to convert their shares into a pro rata portion of the trust account and (iii) pay a finder’s fee of $3.0 million to Mr. Lance Duncan, as well as other transaction-related expenses. The remainder of the funds became available to the Company for corporate purposes.

In November 2007, Platinum repurchased 1,997,913 shares of Platinum common stock for a total purchase price of $15,661,464 (including commissions) pursuant to its previously announced share repurchase program. The remainder of the funds will be applied towards, among other things, future acquisitions (see Note 4, Business Combinations ), working capital, capital expenditures and further repurchases of shares of Platinum common stock.

In addition, in accordance with the Asset Acquisition agreement, the Company filed a registration statement with the Securities and Exchange Commission with respect to the approximately 7.7 million Platinum common shares issued in connection with the Acquisition. This registration statement has not yet become effective.

In connection with the Asset Acquisition Agreement:

•
The Company retained C.K. Cooper & Company, Inc., an investment banking firm, to provide a fairness opinion as to whether the consideration to be paid by the Company in the Asset Acquisition was fair, from a financial point of view, to the Company’s stockholders and that the fair value of TEC was at least equal to 80% of the Company’s net assets. C.K. Cooper was originally retained to provide a fairness opinion in connection with the previously proposed merger with Tandem and was paid $50,000 at that time. In October 2006, the Company, entered into a letter agreement with C.K. Cooper to provide a fairness opinion in connection with respect to the Asset Acquisition Agreement, with $25,000 paid upon execution of the arrangement and an additional $25,000 due upon closing of the Asset Acquisition.

•
The Company entered into a Finders Agreement and a Consulting Agreement with Mr. Lance Duncan, an individual with prior affiliations with Tandem, who had been given limited authority by Tandem management to act on its behalf. These agreements are more fully described in Note 6f.

b. Other Business Combinations

The following acquisitions (the “Other Acquisitions”) made in late 2007 are reflected in Platinum’s consolidated results of operations for the period from their respective dates of acquisition and the balance sheet as of December 31, 2007 in accordance with the provisions of SFAS #141, “Business Combinations”.

•
In December 2007, Platinum, through its wholly owned subsidiary, PER Gulf Coast, Inc., acquired a 50% working interest in the La Rosa field for approximately $5.3 million. Although the La Rosa field is a producing field of approximately 3,800 acres in Refugio County, Texas, actual production was minimal. The primary focus of the acquisition is related to its recompletion and re-entry potential. The entire purchase price was allocated to oil and gas properties.

•
In December 2007, Platinum, through its wholly owned subsidiary, Tandem Energy Corporation, acquired, out of bankruptcy court, oil and gas properties, including approximately 200 producing wells, located in Chavez, Lea and Eddy counties, New Mexico previously owned by Lothian Oil, Inc. for $6.9 million. Approximately 55% of the reserves are proved developed. On the closing date, production was approximately 140 gross barrels of oil equivalents ( “ boe ” ) per day, and one of the primary fields is adjacent to the Ballard Field in Eddy County. Approximately $700,000 of the purchase price was allocated to accounts receivable. The balance of the purchase price, $6.2 million, was allocated to oil and gas properties.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 4 – Business Combinations - continued

•
In December 2007, Platinum, through its wholly owned subsidiary, Tandem Energy Corporation, acquired an additional 50% working interest in the Barnett Shale acreage within the Ball Field for approximately $920,000. This acquisition increased the net acreage position by 2,300 net acres and gave us a 100% working interest in the Barnett Shale. The entire purchase price was allocated to oil and gas properties. There is currently no production on this lease from the Barnett Shale.

•
In December 2007, Platinum purchased, for approximately $2.2 million (including transaction costs), the outstanding stock of Red Iron Tool, Inc.( Red Iron). As a result, Red Iron is now a wholly owned subsidiary of Platinum. Red Iron owns three pulling units and other service equipment near TEC’s Ira field in Scurry County, Texas. One of its rigs has been continuously servicing that field since June, 2007. The other two have been under contract by other operators. Additionally, the former president of Red Iron, will assist TEC in providing oversight of the Ira Field. Red Iron may continue to contract the rigs to third party operators when not in use on the Company’s properties. Of the acquisition cost, approximately $1.6 million was allocated to the equipment acquired, approximately $185,000 in accounts receivable, and approximately $376,000 was allocated to the former owners 2 year employment agreement, and non-compete contract. The cost allocated to the contract will be amortized over the life of the non-compete of five years.

•
In December 2007, Platinum purchased through its wholly owned subsidiary, TEC, a 100% working interest in various producing leases in Scurry county, Texas for approximately $300,000. TEC is the operator of these leases which are located near TEC’s Ira Unit.

The assets and liabilities of TEC and the other acquisitions were recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition in accordance with the provisions for SFAS # 141, “Business Combinations”.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 4 – Business Combinations - continued

The following details the allocation of the purchase price of the TEC and Other Acquisitions:

Consideration -	TEC	Other Acquisitions	Total
Cash	$47,344,219	$15,518,501	$62,862,720
Equity instruments (7,692,308 Platinum common shares )	60,000,000	-	60,000,000
	$107,344,219	$15,518,501	$122,862,720

Recognized amount of identifiable assets acquired and
liabilities assumed -
Assets acquired
Cash	$2,959,773	$883,655	$3,843,428
Accounts receivable, net	1,923,957	-	1,923,957
Inventory	85,582	-	85,582
Property and equipment:
Oil and Gas Properties	154,881,344	13,553,206	168,434,550
Other	1,381,398	1,635,900	3,017,298
Covenant not to compete and other	246,169	441,140	687,309
Real estate held for development	2,700,000	-	2,700,000
Liabilities assumed
Accounts payable and other	(1,983,133)	-	(1,983,133)
Asset retirement obligations	(2,542,881)	(995,400)	(3,538,281)
Fair value of commodity derivatives	(4,207,430)	-	(4,207,430)
Deferred income taxes	(48,100,560)	-	(48,100,560)

Total identifiable net assets	$107,344,219	$15,518,501	$122,862,720

Unaudited Pro-Forma Financial Information

The following unaudited pro forma consolidated results of operations assume that the acquisitions of the acquired entities as disclosed herein were completed as of January 1 for each of the years shown below:

Year Ended December 31,	Revenue	Income (Loss) Before Income Taxes	Net Income (Loss)	Earnings (Loss) Per Share
Pro forma 2007	$22,547,000	$(7,089,000)	$(4,608,000)	$(0.19)

Pro forma 2006	$22,298,000	$4,791,000	$3,114,000	$0.13

The pro forma combined results are not necessarily indicative of the results that actually would have occurred if the TEC acquisition and the other acquisitions had been completed as of the beginning of 2007 or 2006, nor are they necessarily indicative of future consolidated results. For certain acquisition transactions for which adequate data was not available, estimates of certain expenses were used.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 4 – Business Combinations - continued

Other Non-Controlling Acquisitions by Platinum

In November 2007, Platinum, through its wholly owned subsidiary, PER Gulf Coast, Inc., acquired a non-controlling 12% working interest in the North Minnie Bock field, a producing field in Nueces County, Texas for approximately $1.1 million. Although the North Minnie Bock field is a producing field of approximately 3,800 acres, actual production was minimal. The primary focus of the acquisition is related to its recompletion and re-entry potential. The entire purchase price was allocated at fair value to oil and gas properties.

Note 5 – Note Payable – Stockholder

In the year ended December 31, 2006 and 2007, the Company received an aggregate of $75,000 and $1,032,000, respectively from the proceeds of a note payable to an officer and stockholder of the Company. The notes, which bore interest at 5% per annum, were repaid upon the consummation of the Asset Acquisition Agreement on October 26, 2007.

Note 6 – Commitments

a. The Company has engaged Casimir Capital LP (“CCLP”), the representative of the underwriters, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, the Company has agreed to pay CCLP for bona fide services rendered, a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of an effective prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for its securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the underwriters solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 6 - Commitments- continued

b. On March 20, 2006, the Board of Directors of the Company approved its 2006 Long-Term Incentive Plan (the “Plan”), which became effective with the consummation of the Asset Acquisition of TEC and the approval of the Company’s stockholders. Pursuant to Plan, the Company may grant incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses, or collectively, awards, to officers and key employees. In addition, the Plan authorizes the grant of non-qualified stock options and restricted stock awards to directors and to any independent contractors and consultants. Generally, all classes of employees are eligible to participate in the Plan.

The Company has reserved a maximum of 4 million shares of its authorized common stock for issuance upon the exercise of awards to be granted pursuant to the Plan.

Other than stock options issuable in connection with the Maverick acquisition described in Note 15 below, no options, restricted stock or other awards under the Plan have been made or committed to be made as of the date hereof.

d. Leases

The Company leases office space from third parties under non-cancelable operating leases that expire October, 2010. The Company also has operating leases for office equipment. Rental expense pursuant to these facility and equipment leases amounted to $12,424 for the period from October 27, 2007 through December 31, 2007. In January 2008, the Company expanded its space and extended its lease maturity. Future minimum annual lease payments, which reflect this modification, under the non-cancelable lease for the years ending December 31 are as follows:

2008	$119,269
2009	125,410
2010	121,320
2011	80,880
Thereafter	—
$446,879

e. Stock Repurchase Program

In November 2006, the Company’s board approved a share repurchase program to repurchase shares of Company common stock in open market transactions in an amount up to $80 million, following the consummation of a the Asset Acquisition. On November 1, 2007, the board of directors instituted the initial stage of this share repurchase program and established a plan in conformity with the provisions of Rule 10b5-1 to purchase up to 2,000,000 shares of Platinum common stock in open market transactions during the month of November 2007, subject to the broker, volume, price and timing restrictions of Rule 10b-18 under the Securities Exchange Act of 1934. Pursuant to the plan, the Company purchased 1,997,913 shares for an aggregate of $15,661,464 in November 2007 under this stage of the repurchase program. The initial share repurchase plan expired November 30, 2007, but the Company may resume repurchases in the future, pursuant to our share repurchase program.

f.  Consulting Agreement

Mr. Lance Duncan, a director and officer of Tandem for a short time from March 2005 through June 1, 2005, introduced Platinum’s management to Tandem, which resulted in the Asset Acquisition Agreement. As a consequence of his efforts in this regard, Mr. Duncan was paid a finder’s fee of $3.0 million at the consummation of the TEC acquisition for introduction of the parties. The Company also entered into a consulting agreement with Mr. Duncan, the term of which commenced upon the consummation of the TEC acquisition, for consulting services, including investigation and evaluation of possible future acquisitions for the Company. Under the terms of the consulting agreement, the Company valued such services at $5 million and agreed to issue to Mr. Duncan a total of 714,286 shares of the Company’s restricted common stock in consideration over the period of service. These shares are to be issued in semi-annual installments over the eighteen month term of the agreement beginning with the closing of the TEC acquisition. On October 26, 2007, the first installment of 178, 572 irrevocable shares were issued to Mr. Duncan. The accompanying financial statements for the period from October 26, 2007 to December 31, 2007 include stock based compensation expense in the amount of $1,250,000 associated with these shares.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 7 – Income Taxes

The Company utilizes an asset liability approach to determine the extent of any deferred income taxes, as described in SFAS No. 109, “Accounting for Income Taxes.” This method gives consideration to the future tax consequences associated with differences between financial statement and tax bases of assets and liabilities.

The provision for income taxes for the year ended December 31, 2007 and 2006 is comprised of current New Jersey state income taxes.

A reconciliation of the federal statutory income tax rate to the Company’s effective tax rate as reported is as follows:

	2007	2006
Taxes at federal statutory rate	(35.0)%	34.0%
State income tax net of federal benefit	20.0%	4.5%
Non taxable income - interest	(302.0)%	(49.1)%
Non deductible expenses	0.0%	1.0%
Increase in valuation allowance	348.0%	16.3%
Effective income tax rate	31.0%	6.7%

Significant components of deferred tax assets and liabilities at December 31, 2007 and 2006 are as follows:

	2007	2006
Deferred expenses - start-up costs	$384,000	$356,000
Other	4,000	—
Commodity derivatives	1,775,000	—
Net operating loss carryforward	609,000	—
Less: valuation allowance	(1,366,000)	(356,000)
	1,406,000	—
Difference between fair value of assets acquired and tax basis	(49,491,000)	—

Net deferred tax assets (liabilities)	$(48,085,000)	$—

At December 31, 2007. the Company did not record an income tax credit for its net operating losses and other temporary differences because it is more likely than not that these will not be realizable based upon the results of operations for 2008. The Company has recorded a full valuation allowance against its net deferred tax assets at December 31, 2006 since management believes that based upon available objective evidence it is more likely than not that the deferred tax assets at December 31, 2006 will not be realized.

The valuation allowance for deferred tax assets increased by approximately $1,010,000 for the year ended December 31, 2007 and by approximately $292,000 for the period ended December 31, 2006.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 9 – Long-Term Debt

In connection with the TEC asset acquisition on October 26, 2007, TEC assigned its rights and obligations under the Credit Agreement to Platinum’s wholly-owned subsidiary, New TEC. An Assignment, Waiver and Third Amendment to Credit Agreement (the “Third Amendment”) was made and entered into effective as of October 26, 2007 among TEC, New TEC and the lender. Pursuant to the Third Amendment, a new borrowing base was set at $5 million. All other material terms of the Credit Agreement remained unchanged. All outstanding borrowings under the Credit Agreement in the principal amount of $20,500,000 were paid off at the closing of the Acquisition. Accordingly there are no outstanding borrowings under the Credit Agreement at December 31, 2007, nor were there any outstanding balances in the period October 26, 2007 through December 31, 2007.

As more fully described in Note 14, on March 14, 2008, two operating subsidiaries of the Company, Tandem Energy Corporation and PER Gulf Coast, Inc. entered into a new credit facility with an initial borrowing base of $35 million.

Note 10 – Marketing Arrangements, Segment Information and Major Customers

The Company considers itself to be in one line of business, as an independent oil and gas exploration and production company.

The Company sells substantially all of its crude oil production under short-term contracts based on prices quoted on the New York Mercantile Exchange (“NYMEX”) for spot West Texas Intermediate contracts, less agreed-upon deductions which vary by grade of crude oil.

The majority of the Company’s natural gas production is sold under short-term contracts based on pricing formulas which are generally market responsive. From time to time, The Company may also sell a portion of the gas production under short-term contracts at fixed prices. The Company believes that the loss of any of its oil and gas purchasers would not have a material adverse effect on its results of operations due to the availability of other purchasers.

For the period from October 27, 2007 to December 31, 2007, two customers accounted for approximately 48% and 16% of New TEC’s crude oil and natural gas revenues. The Company believes that the loss of any of its significant customers would not create a financial risk as the Company's oil and gas production can be sold to others at similar prices.

Note 11 – Price, Interest Rate and Credit Risk Management Activities

Price and Interest Rate Risks

The Company engages in price risk management activities from time to time. These activities are intended to manage the Company’s exposure to fluctuations in commodity prices for natural gas and crude oil. The Company utilizes derivative financial instruments, primarily price collars, puts and calls, as the means to manage this price risk. In addition to these financial transactions, the Company is a party to various physical commodity contracts for the sale of hydrocarbons that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS Nos. 137, 138 and 149, these various physical commodity contracts qualify for the normal purchases and normal sales exception and therefore, are not subject to hedge accounting or mark-to-market accounting. The financial impact of these various physical commodity contracts is included in revenues at the time of settlement, which in turn affects average realized hydrocarbon prices. The Company has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting. For the period from October 26, 2007 to December 31, 2007, the Company recognized losses on its hedging activities of $1.5 million.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 11 – Price, Interest Rate and Credit Risk Management Activities - continued

Presented below is a summary of the Company’s crude oil and natural gas derivative financial contracts at December 31, 2007, with crude oil prices expressed in dollars per barrels of crude oil and notional crude oil volumes in barrels of crude oil per year; and natural gas prices expressed in dollars per million British thermal units ($/MMBtu) and notional natural gas volumes in million British thermal units per year (MMBtuy). As indicated, The Company does not have any financial derivative contracts that extend beyond December 2011.

The Company accounts for its financial derivative contracts using mark-to-market accounting. The total fair value of the crude oil and natural gas financial derivative contracts at December 31, 2007, was a liability of approximately $3.0 million. The purchase of TEC’s assets, as more fully described in Note 3, includes the derivative contracts and the associated liabilities described herein.

Period	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/ (Liability) (stated in thousands)
2008	Gas Collar	64,615	$ 5.00/11.02	$ (25)
	Gas Call Option Sold	64,615	9.10	(128)
	Gas Call Option Purchased	64,615	12.00	36
	Gas Put Option Sold	64,615	5.00	(11)
	Gas Put Option Purchased	64,615	6.00	46
	Oil Collar	113,502	40.00/72.10	(2,455)
	Oil Call Option Sold	125,000	67.00	(3,282)
	Oil Call Option Purchased	125,000	72.10	2,703

2009	Oil Swaps	120,000	71.00	(1,928)

2010	Oil Put Option Purchased	120,000	75.00	1,015

2011	Oil Put Option Purchased	120,000	80.00	986
	Total fair value liability			$ (3,043)

The fair value of the Company’s financial derivative contracts at December 31, 2007 are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(3,116)
Long-term portion	73
Total fair value liability	$(3,043)

The natural gas and crude oil prices shown in the above table are based on the corresponding NYMEX index and have been valued using actively quoted prices and quotes obtained from the counterparties to the derivative agreements. The above prices represent a weighted average of several contracts entered into and are on a per MMBtu or per barrel basis for gas and oil derivatives, respectively. Total volumes shown for the crude oil collar reflect net volumetric positions with a single counterparty under which contracts provide for netting of all settlement amounts.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 11 – Price, Interest Rate and Credit Risk Management Activities - continued

The following table summarizes the estimated fair value of financial instruments and related transactions at December 31, 2007 (in millions):

	Carrying Amount	Estimated Fair Value (1)
NYMEX-Related Commodity Derivative
Market Positions (1)	$3.0	$3.0

(1)
Estimated fair values have been determined by using available market data and valuation methodologies. Judgment is required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

Note 12 – Oil and Gas Properties

As described in Note 4,   all of the Company’s oil and gas properties were purchased during the year ended December 31, 2007.

The following table sets forth the Company’s costs incurred in oil and gas property acquisition, exploration and development activities for the period from October 26, 2007 through December 31, 2007:

Acquisition of properties
Proved	$169,214,135
Unproved	-

Exploration Costs	-

Development Costs	1,380,167

$170,594,302

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 12 – Oil and Gas Properties - continued

The following table sets forth the Company’s capitalized costs relating to oil and gas producing activities at December 31, 2007:

Proved oil and gas properties	$170,594,302

Unproved oil and gas properties	-
170,594,302

Accumulated depletion	(1,227,000)

Net capitalized costs	$169,367,302

Note 13 – Oil and Gas Reserve Information (Unaudited)

The estimates of proved oil and gas reserves utilized in the preparation of the consolidated financial statements were prepared by Williamson Petroleum Consultants (Williamson), independent petroleum engineers, and by the Company’s reservoir engineer. The portion of the total reserves evaluated by Williamson on a Boe basis was approximately 94.1%, and on a standardized measure of future net cash flows basis was approximately 94.4%. The reserves engineered by the Company’s reservoir engineer are related to the proved undeveloped reserves associated with the Lothian acquisition, more fully discussed in Note 4, which was consummated on December 28, 2007. Williamson’s report contains the reserves associated with the proved developed producing portion of the Lothian acquisition, but because the purchase took place so late in the year, Williamson did not have time to evaluate the validity of the proved undeveloped reserves. There was no disagreement as to the existence of the reserves; merely that Williamson did not have the time to evaluate the estimate. The Company, therefore, felt it important to include the proved undeveloped reserves, since a significant portion of the basis for the purchase was associated with the proved undeveloped reserves. Both such estimates were made in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under economic and operating conditions existing at the registrant’s year end with no provision for price and cost escalations except by contractual arrangements. Future cash inflows were computed by applying year-end prices to the year-end quantities of proved reserves. Future development, abandonment and production costs were computed by estimating the expenditures to be incurred in developing, producing, and abandoning proved oil and gas reserves at the end of the year, based on year-end costs. Future income taxes were computed by applying statutory tax rates to the estimated net pre-tax cash flows after consideration of tax basis and tax credits and carryforwards. All of the Company’s reserves are located in the United States. For information about the Company’s results of operations from oil and gas producing activities, see the accompanying consolidated statements of operations.

In accordance with Rule 4-10(a) of SEC Regulation S-X, proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 13 – Oil and Gas Reserve Information (Unaudited) - continued

(1) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(2) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(3) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

The Company emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. In addition, a portion of the Company’s proved reserves are classified as proved developed non-producing and proved undeveloped, which increases the imprecision inherent in estimating reserves which may ultimately be produced.

The following table sets forth proved oil and gas reserves together with the changes therein and proved developed reserves (oil in Bbls, gas in Mcf, gas converted to Boe’s at six Mcf per Bbl) for the year ended December 31, 2007. (in thousands):

	2007
	Oil	Gas	Boe
	(in thousands)
Proved reserves:
Beginning of period	—	—	—
Revisions	—	—	—
Extensions and discoveries	—	—	—
Sales of minerals-in-place	—	—	—
Purchases of minerals-in-place	6,565	21,938	10,221
Production	(39)	(126)	(60)
End of period	6,526	21,812	10,161
Proved developed reserves:
Beginning of period	—	—	—
End of period	2,639	6,497	3,722

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 13 – Oil and Gas Reserve Information (Unaudited) - continued

The following table sets forth standardized measure of discounted future net cash flows (stated in thousands) relating to proved reserves for the year ended December 31, 2007:

2007
(in thousands)
Future cash inflows	$755,292
Future costs:
Production	(188,072)
Abandonment	(13,735)
Development	(54,692)
Income taxes	(177,440)
Future net cash inflows	321,353
10% discount factor	(150,331)
Standardized measure of discounted net cash flows	$171,022

Impact of Pricing

The estimates of cash flows and reserve quantities shown above are based on year-end oil and gas prices, except in those cases where future natural gas or oil sales are covered by physical contracts at specified prices. Forward price volatility is largely attributable to supply and demand perceptions for natural gas and crude oil.

Under full-cost accounting rules, the Company reviews the carrying value of its proved oil and gas properties each quarter. Under these rules, capitalized costs of proved oil and gas properties, net of accumulated DD&A and deferred income taxes, may not exceed the present value of estimated future net cash flows from proved oil and gas reserves, discounted at 10%, plus the lower of cost or fair value of unproved properties included in the costs being amortized, net of related tax effects (the “ceiling”). These rules generally require pricing future oil and gas production at the unescalated oil and gas prices at the end of each fiscal quarter and require a write-down if the “ceiling” is exceeded. Given the volatility of oil and gas prices, it is reasonably possible that the Company’s estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline significantly, even if only for a short period of time, it is possible that write-downs of oil and gas properties could occur in the future.

The estimated present value of future cash flows relating to proved reserves is extremely sensitive to prices used at any measurement period. The average prices used for each commodity for the year ended December 31, 2007 were as follows:

	Average Prices
As of December 31,	Oil	Gas
2007	$92.44	$7.02

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 14 – Litigation

On January 16, 2008, Exxon Mobil Corporation filed a petition in the 270 th District Court of Harris County, Texas, naming TEC and a third party, Merenco Realty, Inc., demanding environmental remediation of certain  properties in Tomball, Texas. In 1996, pursuant to an assignment agreement, Exxon Mobil sold certain oil and gas leasehold interests and real estate interests in Tomball, Texas to TEC’s predecessor in interest, Merit Energy Corporation. In 1999, TEC assigned its 50% undivided interest in one of the tracts in the acquired property to Merenco, an affiliate of TEC, owned 50% by our chairman of the board, Tim Culp. In October 2007, the Texas Railroad Commission notified Exxon Mobil of an environmental site assessment alleging soil and groundwater contamination for a site in the area of Tomball, Texas. Exxon Mobil believes that the site is one which was sold to TEC and claims that TEC is obligated to remediate the site under the assignment agreement. Exxon Mobil has requested that the court declare the defendants obligated to restore and remediate the properties and has requested any actual damages arising from breach and attorneys’ fees. The Company believes that Exxon Mobil’s claim that TEC is responsible for any remediation of such site is without merit and we intend to vigorously defend ourselves against this claim. However, no assurance can be given that we will prevail in this matter. Platinum acquired substantially all the assets and liabilities of TEC in the TEC acquisition. Merenco was not acquired by Platinum in the TEC acquisition and Platinum’s chairman, Tim Culp, continues to have a 50% ownership interest in Merenco.

Note 15 – Subsequent Events

a. In January 2008, the Company acquired a 70% working interest in the Pleasanton field for approximately $5.5 million. $2.5 million of the $5 million purchase price is recorded as a Deposit on the December 31, 2007 balance sheet. The remainder of the purchase price was paid in January 2008. The Pleasanton Field is a non-producing field of approximately 4,200 acres in Atascosa County, Texas. The field contains previously drilled and abandoned wells. The final purchase price is subject to normal closing adjustments and to adjustments arising from indemnification provisions of the agreement.

b. On March 18, 2008, the Company, Maverick Engineering, Inc. (“Maverick”) and Robert L. Kovar Services, LLC entered into an Agreement and Plan of Merger (the “Merger Agreement”) for a gross purchase price of $11 million, subject to a working capital purchase price adjustment, with $6 million paid at closing and the remaining $5 million to be paid over the next 6 years pursuant to a non-interest bearing note (the “Cashflow Notes”). In addition, the Company will assume Maverick’s indebtedness under certain bank and loan arrangements, which aggregate balances approximated $4.5 million at January 31, 2008. Maverick’s bank has not consented to continue of its bank term loan or to its working capital revolving credit line upon closing. Rober L. Kovar has agreed to personally assume the indebtedness under the bank term loan, which approximated $ 1.67 million as of January 31, 2008. Maverick shareholders, as represented by Robert L. Kovar Services, LLC, have agreed to the reduction of the $6 million intended to be paid at closing by the outstanding balance on the line of credit on the closing date, which approximated $1.97 million on January 31, 2008 in the event that a replacement line of credit is not in place on the closing date. These proceeds would be used to payoff its bank obligation under the revolving line of credit. Upon obtaining a replacement line of credit, such withheld amounts would be paid to Robert L. Kovar Services, LLC for distribution to the selling Maverick shareholders. The Cashflow Notes will be payable quarterly at the rate of 50% of pre-tax net income, as it is defined in the Merger Agreement, generated by the Maverick business on a standalone basis in the preceding quarter. Payment can be accelerated by certain events, including change in control. The purchase price also subject to adjustment for any change in working capital as defined in the agreement, between October 31, 2007 and the closing date, as well as other adjustments associated with changes in indebtedness. Any adjustment will be treated as a modification of the amount of the Cashflow Notes. The balance of the Cashflow Notes remaining unpaid upon maturity, if any, will be converted into a 12 month self amortizing note bearing interest at the annual rate of 2% over the banks prime rate. Established in 1993, Maverick is a full-service engineering service company with 270 employees including a staff of 70 engineers, consultants, surveyors, scientists and planners. Maverick is a provider of project management, engineering, procurement, and construction management services to both the public and private sectors. Maverick is based in South Texas with offices in Corpus Christi, Victoria, Harlingen and Houston. In connection with the transaction, the Company will enter into an five year employment agreement with Robert Kovar, the founder and CEO of Maverick, pursuant to which he will join Platinum as its Chief Operating Officer in addition to continuing as CEO and President of Maverick. In connection with his employment agreement Mr. Kovar will receive base annual compensation of $200,000 and stock options to purchase 250,000 shares of Company common stock over that 5 year period. Mr. Kovar’s responsibilities will include oversight of all operations, including engineering, drilling, and production.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Note 15 – Subsequent Events - continued

c. On March 14, 2008, two operating subsidiaries of the Company, New TEC and PER Gulf Coast, Inc. (collectively the “Co-borrowers”) entered into a new credit facility with the Bank of Texas (the “Bank”) establishing a revolving line of credit with an initial borrowing base of $35 million. The revolving line of credit is secured by the Co-borrower’s oil and gas properties and will be used to facilitate the execution of the two entities’ drilling and acquisition programs. The line bears interest at either the Bank’s base rate or LIBOR, plus a margin which varies with the ratio of the Co-borrower’s outstanding borrowings against the defined borrowing base, ranging from 1.5% to 2.25 % The Co-borrower’s can choose periodically to change the interest rate base which applies to outstanding borrowings. Under the terms of revolving line of credit agreement, the Co-borrowers must maintain certain financial ratios, must repay any amounts due in excess of the borrowing base, and may not declare any dividends or enter into any transactions resulting in a change in control, without the Bank’s consent. The Company, as the parent company, is not a co-borrower or guarantor of the line, and transfers from the co-borrowers to the parent company are limited to (i) $1 million per fiscal year to the parent for management fees, and (ii) the repayment of up to $2 million per fiscal year in subordinate indebtedness owed to the parent. As of March 18, there was $5.5 million outstanding under the revolving line of credit. In conjunction with the execution of the new line of credit and as required under the terms of the new credit facility, the Company novated its existing hedge positions from its existing counterparty’s over to the Bank under terms satisfactory to the Company. In connection with establishing the line of credit, the Bank received a commitment fee of $87,500 and a fee of $60,229 for its expenses in connection with the aforementioned novation. In addition, the Co-borrowers are obligated to the bank for a monthly fee of any unused portion of the line of credit at the rate of 0.25% per annum.

In conjunction with and simultaneous to the establishment of the new Bank credit facility, the previously existing $5 million line of credit with another bank was terminated. No outstanding borrowings existed at the time of the termination of this previous arrangement.

Note 16 – Quarterly Financial Data (Unaudited)

The following table sets forth certain unaudited quarterly results of operations for each of the quarters in the years ended December 31, 2007 and 2006. The operating results for any quarter are not necessarily indicative of the results for any future period.

Year ended December 31, 2007	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Total revenue	$—	$—	$—	$4,308,184
Lease and other operating expenses (a)	—	—	—	3,067,631
Gross profit	—	—	—	1,240,553

Net income (loss)	$497,865	$578,843	615,974	(2,065,714)

Per share amounts:
Net earnings (loss) - Basic:	$.03	$.04	$.04	$(.10)
Net earnings (loss) - Diluted:	$.03	$.03	$.03	$(.10)

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007 and 2006
And the Period From April 25, 2005 (Inception) to December 31, 2005

Year ended December 31, 2006	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(a)

Total revenue	$—	$—	$—	$—
Gross profit	—	—	—	—
Net income	$231,228	$456,336	$502,675	$469,440

Per share amounts:
Net earnings - Basic:	$.02	$.03	$.03	$.03
Net earnings - Diluted:	$.01	$.03	$.03	$.03

(a)	Includes depletion, depreciation and amortization expense of $1,291,384.

(b)	Income (loss) per share for the each year may not equal the sum of quarterly income (loss) per share due to changes in average share calculations.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(Unaudited)	*
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$15,061,586	$16,429,619
Accounts receivable, net
Oil and gas sales	4,382,657	2,619,363
Affililiates and other	586,034	668,216
Inventory	152,932	88,556
Prepaid expenses and other current assets	835,617	299,445

Total Current Assets	21,018,826	20,105,199
Property and equipment, at cost
Oil and gas properties, full cost method	180,713,481	170,571,663
Other	3,706,676	3,293,108
Less accumulated depreciation, depletion and amortization	(3,297,507)	(1,253,026)
Property and equipment, net	181,122,650	172,611,745

Other assets
Fair value of commodity derivatives	807,750	73,446
Advance payment and costs, acquisition transactions	218,870	2,522,639
Covenant not to compete, net	357,356	376,164
Real estate held for development	2,700,000	2,700,000

Total Assets	$206,225,452	$198,389,193

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable
Trade	$2,425,547	$1,132,725
Oil and gas sales	1,462,200	1,074,222
Fair value of commodity derivatives	3,804,669	3,116,542
Asset retirement obligation - current	186,545	186,545
Accrued liabilities and other	413,445	181,430
Income taxes payable	101,960	254,960
Acquisition note payable - current portion	300,000	--
Total Current Liabilities	8,694,366	5,946,424

Revolving bank line of credit	5,508,767	--
Acquisition note payable	250,000	--
Asset retirement obligation	3,720,161	3,390,094
Deferred income taxes	48,085,215	48,085,215
	57,564,143	51,475,309
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value, 1,000,000 authorized, 0 issued	--	--
Common stock, $.0001 par value; 75,000,000 shares authorized; 24,068,675 issued; 22,070,762 outstanding	2,407	2,407
Additional paid-in capital	155,064,142	155,064,142
Retained earnings	561,858	1,562,375
Treasury stock - 1,997,913 shares	(15,661,464)	(15,661,464)

Total Stockholders' Equity	139,966,943	140,967,460

Total Liabilities and Stockholders' Equity	$206,225,452	$198,389,193

* Condensed from audited consolidated financial statements

See notes to condensed consolidated fianncial statements

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Revenues
Oil and Gas Sales	$7,134,804	$--

Costs and expenses
Lease and other operating expense	2,456,306	--
Marketing, general and administrative expense	1,731,827	154,991
Depreciation, depletion and amortization expense	2,063,289	--
Accretion of asset retirement obligations	61,669	--

Total costs and expenses	6,313,091	154,991

Operating income (loss)	821,713	(154,991)

OTHER INCOME (EXPENSES)
Interest income, net of interest allocated to common stock subject to possible redemption of $0 and $177,120, respectively	104,387	708,925
Interest expense	(13,805)	(18,069)
Loss on commodity derivatives, including realized loss of 1,073,535	(2,035,923)	--
Other	69,111	--
Total other income (expense)	(1,876,230)	690,856

Income (Loss) Before Income Taxes	(1,054,517)	535,865
Provision (Benefit) For Income Taxes	(54,000)	38,000

Net Income (Loss)	$(1,000,517)	$497,865

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	22,070,762	15,121,440
Diluted	22,070,762	17,731,897

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$(0.05)	$0.03
Diluted	$(0.05)	$0.03

See notes to condensed consolidated financial statements

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Three Months Ended March 31, 2008
(Unaudited)

	Common Stock		Additional Paid-in	Retained	Treaury Stock		Total Stockholders'
	Shares	Amount	Capital	Earnings	Shares	Amount	Equity

Balance at January 1, 2008	24,068,675	$2,407	$155,064,142	$1,562,375	(1,997,913)	$(15,661,464)	$140,967,460

Net loss for the three months ended March 31, 2008	--	--	--	(1,000,517)	--	--	(1,000,517)

Balance at March 31, 2008	24,068,675	$2,407	$155,064,142	$561,858	(1,997,913)	$(15,661,464)	$139,966,943

See notes to condensed consolidated financial statements

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended March 31,
	2008	2007

Cash Flows From Operating Activities
Net income (loss)	$(1,000,517)	$497,865
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	2,044,481	--
Accretion of asset retirement obligation	61,669	--
Amortization/writeoff of bank loan fees	18,808	--
Change in fair value of derivatives	2,035,923	--
Changes in operating assets and liabilities:
Accounts receivable	(1,681,112)	--
Inventory	(64,376)	--
Prepaid expenses and other current assets	(536,172)	24,186
Accounts payable	1,680,801	(78,865)
Accrued liabilities and other	232,014	--
Due to related party	--	22,500
Income taxes payable - State	(153,000)	38,000
Commodity derivatives	(2,082,100)	--
Net cash provided by operating activities	556,419	503,686

Cash Flows From Investing Activities
Additions to property and equipment	(3,747,849)	--
Acquistion of businesses - oil and gas properties	(5,989,139)	--
Advance payment and costs, Pleasanton transaction	2,303,769	--
Deposits to cash and cash equivalents held in trust fund	--	(886,045)
Deferred acquistion costs	--	(54,569)
Net cash used in investing activities	(7,433,219)	(940,614)

Cash Flows From Financing Activities
Proceeds of revolving credit facility	5,508,767	--
Interest on cash held in trust allocated to common stock subject to possible redemption	--	177,120
Proceeds from notes payable-stockholder	--	260,000
Net cash provided by financing activities	5,508,767	437,120

Net Increase (Decrease) in Cash	(1,368,033)	192

Cash - Beginning of the Period	16,429,619	--

Cash - End of Period	$15,061,586	$192

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$13,805	$2,693
Income taxes - State	$99,000	$17,140
Non-Cash Investing and Financing Activities:
Acquisition of oil and gas property - Pleasanton	$550,000	$--
Issuance of notes payable - Pleasanton acquisition	$550,000	$--

See notes to condensed consolidated financial statements

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization, Business and Operations and Basis of Presentation

Platinum Energy Resources, Inc. and subsidiaries (the “Company” or “Platinum”) was incorporated in Delaware on April 25, 2005 as a blank check company for the purpose of effecting a business combination with an unidentified operating business in the global oil and gas Exploration & Production (“E&P”) industry. In October 2007, the Company acquired substantially all of the assets and assumed all of the liabilities of Tandem Energy Corporation (which is sometimes referred to herein as “TEC”) described in Note 4 below. Prior to the TEC transactions, the Company had no operations other than conducting an initial public offering and seeking a business combination.

Currently the Company is an independent oil and gas exploration and production company. It has approximately 37,000 acres under lease in relatively long-lived fields with well-established production histories, 21,000 of which were acquired as part of the TEC acquisition. The Company’s properties are concentrated primarily in the Gulf Coast region in Texas, the Permian Basin in Texas and New Mexico and the Fort Worth Basin in Texas.

 The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements and the instructions to Form 10-Q. Accordingly, the financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2007 and notes thereto of Platinum Energy Resources, Inc (the “Company” or “Platinum”) included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the results for the full fiscal year ending December 31, 2008.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Estimates and Assumptions

 The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounting policy most affected by management’s estimates and assumptions is the reliance on estimates of proved reserves to compute the provision for depreciation, depletion and amortization (“DD&A”), and the determination of any impairment of long-lived assets.

Oil and Gas Properties

The Company uses the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country. The Company has defined a cost center by country. Currently, all of the Company’s oil and gas properties are located within the continental United States.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies - continued

Oil and Gas Properties - continued

Properties and equipment may include costs that are excluded from costs being depreciated or amortized. Oil and gas costs excluded represent investments in unproved properties and major development projects in which the Company owns a direct interest. These unproved property costs include nonproducing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. All costs excluded are reviewed at least quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the capitalized costs being amortized in the DD&A pool.

Depreciation, Depletion and Amortization

The depreciable base for oil and gas properties includes the sum of capitalized costs net of accumulated DD&A, estimated future development costs and asset retirement costs not accrued in oil and gas properties, less costs excluded from amortization and salvage. The depreciable base of oil and gas properties and mineral investments are amortized using the unit-of-production method based on total proved oil and gas reserves. Properties and equipment carrying values do not purport to represent replacement or market values.

Proved Oil and Gas Reserves

In accordance with Rule 4-10(a) of SEC Regulation S-X, proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation based upon future conditions.

(i)
Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(ii)
Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(iii)	Estimates of proved reserves do not include the following:

(A)	oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”;

(B)	crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

(C)	crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

(D)	crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies - continued

Ceiling Test

Under the full cost method of accounting, a ceiling test is performed each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test determines a limit, on a country-by-country basis, on the book value of oil and gas properties. Currently, all of the Company’s operations are located in the United States. The capitalized costs of proved oil and gas properties, net of accumulated DD&A and the related deferred income taxes, may not exceed the estimated future net cash flows from proved oil and gas reserves, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, generally using prices in effect at the end of the period held flat for the life of production and including the effect of derivative instruments that qualify as cash flow hedges, discounted at 10%, net of related tax effects, plus the cost of unevaluated properties and major development projects excluded from the costs being amortized. If capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated DD&A.

Asset Retirement Obligation

The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalize an equal amount as a cost of the asset. The cost of the abandonment obligations, less estimated salvage values, is included in the computation of depreciation, depletion and amortization.

Income Taxes

The Company follows the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with SFAS 109, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements as of January 1, 2008. The evaluation was performed for the tax period April 25 (inception) to December 31, 2005 and for the years ended December 31, 2006 and 2007, the tax years which remain subject to examination for Federal and New Jersey State purposes as of March 31 2008.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expenses and penalties as marketing, general and administrative expenses.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies - continued

Non-Employee Stock Based Compensation

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123(R) and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” (“EITF 96-18”) which requires that such equity instruments be recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instrument vests. No such instruments were issued in 2007 and 2008. In October 2007, the Company issued 178,572 shares of its common stock in connection with a consulting agreement as described in Note 5(d).

Income (Loss) Per Share

The Company follows the provisions of SFAS No. 128, “Earnings Per Share” (“SFAS No. 128”). In accordance with SFAS No. 128, earnings (loss) per common share amounts (“Basic EPS”) were computed by dividing earnings (loss) by the weighted average number of common shares outstanding for the period. Earnings per common share amounts, assuming dilution (“Diluted EPS”), were computed by reflecting the potential dilution from the exercise of dilutive common stock purchase warrants. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the consolidated statements of operations.

Reconciliations between the numerators and denominators of the Basic and Diluted EPS computations for earnings (loss) for each period are as follows.

	Three Months Ended March 31, 2008
	Net Income (Loss) (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net Loss	$(1,000,517)	22,070,762	$(0.05)
Effect of Dilutive Securities
Warrants	—	—	—
Net loss attributable to common stock	$(1,000,517)	22,070,762	$(0.05)

	Three Months Ended March 31, 2007
	Net Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net Income	$497,865	15,121,440	$0.03
Effect of Dilutive Securities
Warrants	$—	2,610,451	$—
Net income attributable to common stock and assumed exercise of warrants	$497,865	17,731,891	$0.03

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies - continued

Income (Loss) Per Share, continued

In 2007, for the period prior to the October 26, 2007 TEC acquisition, common shares subject to possible conversion of 2,878,560 were excluded from the calculation of Basic EPS since such shares if redeemed, would only participate in their Pro-Rata share of the trust asset earnings. In this acquisition, 1,802,205 were actually converted and redeemed. Subsequent to the date of the TEC acquistion transaction, the remainder of 1,076,355 common shares subject to conversion but which were not redeemed (and thus remain outstanding), were included in the determination of weighted average number of common shares outstanding for the three months ended March 31, 2008. The Company has determined that the Warrants contained in the Units sold in its IPO are dilutive for the 2007 period, and accordingly included the effects of the Warrants in Diluted EPS using the Treasury Stock Method in this period. The Company has determined that their inclusion in 2008 would be antidilutive and thus excluded the effects of the Warrants in this period. An option to purchase 720,000 Units was excluded in the computation of Diluted EPS because the option exercise price exceeded the average market price for the Units in all periods.

Environmental Expenditures

The Company is subject to extensive federal, state and local environmental laws and regulations. These laws regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed.

Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component is fixed or reliably determinable.

Hedging Activities

From time to time, the Company may utilize derivative instruments, consisting of swaps, floors and collars, to attempt to reduce its exposure to changes in commodity prices and interest rates. The Company accounts for its derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires that all derivative instruments be recognized as assets or liabilities in the balance sheet, measured at fair value. The accounting for changes in the fair value of a derivative depends on both the intended purpose and the formal designation of the derivative. Designation is established at the inception of a derivative, but subsequent changes to the designation are permitted. The Company has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting. Changes in fair value of derivative instruments which are not designated as cash flow hedges are recorded in other income (expense) as changes in fair value of derivatives.

Real Estate Held for Development

The Company’s real estate held for development was recorded at fair market value when the Company completed its purchase of the assets of Tandem Energy Corporation on October 26, 2007 and relates to approximately 41 acres of undeveloped land located near Tomball, Texas.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies - continued

Revenue Recognition and Gas Balancing

The Company utilizes the sales method of accounting for oil, natural gas and natural gas liquids revenues whereby revenues, net of royalties, are recognized as the production is sold to purchasers. The amount of gas sold may differ from the amount to which the Company is entitled based on its revenue interests in the properties. The Company did not have any significant gas imbalance positions at March 31, 2008 and December 31, 2007.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, established standards for reporting and displaying comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. There were no differences between net income and comprehensive income.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s trade receivables consist primarily of receivables from non-operators who own an interest in properties which the Company operates, and trade receivables associated with the operations of the Company’s wholly owned subsidiary, Red Iron Tool, Inc. Insofar as the receivables relate to oil and gas trade receivables, the Company has the ability and the right to withhold oil and gas revenues from any owner who is delinquent in their payments.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This statement applies under other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued Staff Positions (FSPs) No. 157-1 and No. 157-2, which, respectively, remove leasing transactions from the scope of SFAS No. 157 and defer its effective date for one year relative to certain nonfinancial assets and liabilities. As a result, the application of the definition of fair value and related disclosures of SFAS No. 157 (as impacted by these two FSPs) was effective for the Company beginning January 1, 2008 on a prospective basis with respect to fair value measurements of (a) nonfinancial assets and liabilities that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis (at least annually) and (b) all financial assets and liabilities. This adoption did not have a material impact on the Company’s consolidated results of operations or financial condition. The remaining aspects of SFAS No. 157 for which the effective date was deferred under FSP No. 157-2 are currently being evaluated by the Company. Areas impacted by the deferral relate to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applies to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment. The effects of these remaining aspects of SFAS No. 157 are to be applied to fair value measurements prospectively beginning January 1, 2009. The Company does not expect them to have a material impact on the Company’s consolidated results of operations or financial condition. Refer to Note 8 for disclosures required by this new pronouncement.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115, which will become effective on January 1, 2008. FAS 159 permits entities to measure eligible financial assets, financial liabilities and firm commitments at fair value. on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other generally accepted accounting principles. The fair value measurement election is irrevocable and subsequent changes in fair value must be recorded in earnings.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies - continued

Recent Accounting Pronouncements -continued

In April 2007, the FASB issued FASB Staff Position FIN 39-1, Amendment of FASB Interpretation No. 39 . FSP FIN 39-1 clarifies that a reporting entity that is party to a master netting arrangement can offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement. FSP FIN 39-1 is effective for financial statements issued for fiscal years beginning after November 15, 2007.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”), which replaces FASB Statement No. 141. SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non- controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions that occur in an entity’s fiscal year that begins after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. At this time, management is evaluating the implications of SFAS 161 and its impact on the financial statements has not yet been determined.

Note 3 — Initial Public Offering

On October 28, 2005, the Company sold to the public 14,400,000 units (“Units”) at an offering price of $8.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable, in whole or in part, upon written consent of the representative of the underwriters, at a price of $0.01 per Warrant upon thirty (30) days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any twenty (20) trading days within a thirty (30) trading day period ending on the third day prior to the date on which notice of redemption is given. Separate trading of the common stock and Warrants comprising the Units commenced on or about December 9, 2005.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering - continued

In connection with the Offering, the Company issued an option (the “Units Purchase Option” or “UPO”), for $100.00, to the representative of the underwriters to purchase up to 720,000 Units at an exercise price of $10.00 per Unit. The Units issuable upon exercise of this option are identical to those described in the preceding paragraph, except that the warrants underlying the Units will be exercisable at $7.50 per share. This option is exercisable at $10.00 per Unit commencing on the later of the consummation of a Business Combination or one year from the date of the prospectus relating to the Offering (October 24, 2005) and expiring five years from such date. The option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash. The option and the 720,000 units, the 720,000 shares of common stock and the 720,000 warrants underlying such units, and the 720,000 shares of common stock underlying such warrants, were deemed compensation by the National Association of Securities Dealers (“NASD”) and are therefore subject to a 180-day lock-up. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the Offering prospectus. The option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of the Offering with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company would be obligated to bear all fees and expenses attendant to registering the securities.

The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or a recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Should the Company be unable to deliver shares of its common stock underlying the exercise of the Warrants included in the Units and shares of its common stock underlying the exercise of the Company’s Unit Purchase Option as a result of the absence of an effective registration statement with respect to these securities, then the Warrants and the UPO would not be exercisable and the Company will have no obligation to pay holders of the Warrants and UPO any cash or otherwise “net cash settle” the Warrant or the UPO. In this event, the Warrants and UPO may expire worthless.

Note 4 — Business Combinations

On October 26, 2007, Platinum consummated the TEC acquisition pursuant to the Acquisition Agreement. Among other terms and conditions, the Company filed a registration statement with the Securities and Exchange Commission with respect to the approximately 7.7 million Platinum common shares issued in connection with the Acquisition. The Company is presently taking steps necessary for this registration statement to become effective. In connection with the Asset Acquisition Agreement, the Company entered into a Finders Agreement and a Consulting Agreement with Mr. Lance Duncan, an individual with prior affiliations with Tandem, who had been given limited authority by Tandem management to act on its behalf. These agreements are more fully described in Note 6f.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Business Combinations - continued

In December 2007, Platinum, through its wholly owned subsidiary, PER Gulf Coast, Inc., acquired a 50% working interest in the La Rosa field for approximately $5.3 million. Although the La Rosa field is a producing field of approximately 3,800 acres in Refugio County, Texas, actual production was minimal. The primary focus of the acquisition is related to its recompletion and re-entry potential. The entire purchase price was allocated to oil and gas properties. In March 2008 an additional related working interest was acquired for $461,500.

In January 2008, the Company acquired a 70% working interest in the Pleasanton field for approximately $6.1 million. $2.5 million of the purchase price was paid in December 2007 and recorded as a Deposit on the December 31, 2007 balance sheet. The remainder of the purchase price was paid in January 2008, including direct transaction costs. See Note 6 for a further description of consideration paid. The Pleasanton Field is a non-producing field of approximately 4,200 acres in Atascosa County, Texas. The field contains previously drilled and abandoned wells. The entire purchase price was allocated to the fair value of oil and gas properties.

On March 18, 2008, the Company, Maverick Engineering, Inc. (“Maverick”) and Robert L. Kovar Services, LLC (the “Sellers”) (as the representative of the selling equity stake holders in Maverick) entered into an Agreement and Plan of Merger (the “Merger Agreement”) for a gross purchase price of $11 million, subject to a working capital purchase price adjustment, with $6 million paid at closing and the remaining $5 million to be paid over the next 6 years pursuant to a non-interest bearing note (the “Cashflow Notes”). Established in 1993, Maverick is a full-service engineering service company with 270 employees including a staff of 70 engineers, consultants, surveyors, scientists and planners. Maverick is a provider of project management, engineering, procurement, and construction management services to both the public and private sectors. Maverick is based in South Texas with offices in Corpus Christi, Victoria, Harlingen and Houston. In connection with the transaction, the Company will enter into an five year employment agreement with Robert Kovar, the founder and CEO of Maverick, pursuant to which he will join Platinum as its Chief Operating Officer in addition to continuing as CEO and President of Maverick. See Note 11, Subsequent Events.

The assets and liabilities related to the foregoing acquisitions were recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition in accordance with the provisions for SFAS # 141, “Business Combinations”.

Note 5 - Commitments

a. The Company has engaged Casimir Capital LP (“CCLP”), the representative of the underwriters, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, the Company has agreed to pay CCLP for bona fide services rendered, a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of an effective prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for its securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the underwriters solicited the exercise;

•	the warrants are held in a discretionary account;

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Commitments - continued

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

b. On March 20, 2006, the Board of Directors of the Company approved its 2006 Long-Term Incentive Plan (the “Plan”) Pursuant to Plan, the Company may grant incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses, or collectively, awards, to officers and key employees. In addition, the Plan authorizes the grant of non-qualified stock options and restricted stock awards to directors and to any independent contractors and consultants. Generally, all classes of employees are eligible to participate in the Plan.

The Company has reserved a maximum of 4 million shares of its authorized common stock for issuance upon the exercise of awards to be granted pursuant to the Plan.

Other than stock options issuable in connection with the Maverick acquisition described in Note 11, no options, restricted stock or other awards under the Plan have been made or committed to be made as of the date hereof.

c. Stock Repurchase Program

In November 2006, the Company’s board approved a share repurchase program to repurchase shares of Company common stock in open market transactions in an amount up to $80 million, following the consummation of a the Asset Acquisition. On November 1, 2007, the board of directors instituted the initial stage of this share repurchase program and established a plan in conformity with the provisions of Rule 10b5-1 to purchase up to 2,000,000 shares of Platinum common stock in open market transactions during the month of November 2007, subject to the broker, volume, price and timing restrictions of Rule 10b-18 under the Securities Exchange Act of 1934., On October 26, 2007, the Company redeemed 1,802,205 shares of common stock for a total purchase price of $14,057,199 and, pursuant to the plan in November 2007 purchased 1,997,913 shares for an aggregate of $15,661,464 under the repurchase program. The initial share repurchase plan expired November 30, 2007, but the Company may resume repurchases in the future, pursuant to the share repurchase program.

d. Consulting Agreement

Mr. Lance Duncan, a director and officer of Tandem for a short time from March 2005 through June 1, 2005, introduced Platinum’s management to Tandem, which resulted in the Asset Acquisition Agreement. As a consequence of his efforts in this regard, Mr. Duncan was paid a finder’s fee of $3.0 million at the consummation of the TEC acquisition for introduction of the parties. The Company also entered into a consulting agreement with Mr. Duncan, the term of which commenced upon the consummation of the TEC acquisition, for consulting services, including investigation and evaluation of possible future acquisitions for the Company. Under the terms of the consulting agreement, the Company valued such services at $5 million and agreed to issue to Mr. Duncan a total of 714,286 shares of the Company’s restricted common stock in consideration over the period of service. These shares are to be issued in semi-annual installments over the eighteen month term of the agreement beginning with the closing of the TEC acquisition. On October 26, 2007, the first installment of 178,572 irrevocable shares were issued to Mr. Duncan.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Long-Term Debt

  On March 14, 2008, two operating subsidiaries of the Company entered into a new credit facility with a bank, establishing a revolving line of credit with an initial borrowing base of $35 million. The revolving line of credit is secured by the Co-borrower’s oil and gas properties and will be used to facilitate the execution of the two entities’ drilling and acquisition programs. The line bears interest at either the Bank’s base rate or LIBOR, plus a margin which varies with the ratio of the Co-borrower’s outstanding borrowings against the defined borrowing base, ranging from 1.5% to 2.25%. The Co-borrower’s can choose periodically to change the interest rate base which applies to outstanding borrowings. Under the terms of revolving line of credit agreement, the Co-borrowers must maintain certain financial ratios, must repay any amounts due in excess of the borrowing base, and may not declare any dividends or enter into any transactions resulting in a change in control, without the Bank’s consent. The Company, as the parent company, is not a co-borrower or guarantor of the line, and transfers from the co-borrowers to the parent company are limited to (i) $1 million per fiscal year to the parent for management fees, and (ii) the repayment of up to $2 million per fiscal year in subordinate indebtedness owed to the parent. As of March 31, 2008 there was approximately $5.5 million outstanding under the revolving line of credit, bearing interest at the Bank’s base rate, which was 5.25%. The entire $5.5 million outstanding balance is classified as long term debt in the accompanying financial statements. The facility expires in March, 2012. In conjunction with the execution of the new line of credit and as required under the terms of the new credit facility, the Company novated its existing hedge positions from its existing counterparty’s over to the Bank under terms satisfactory to the Company. In connection with establishing the line of credit, the Bank received a commitment fee of $87,500 and a fee of $60,229 for its expenses in connection with the aforementioned novation. In addition, the Co-borrowers are obligated to the bank for a monthly fee of any unused portion of the line of credit at the rate of 0.25% per annum.

In conjunction with and simultaneous to the establishment of the new Bank credit facility, the previously existing $5 million line of credit with another bank was terminated. No outstanding borrowings existed at the time of the termination of this previous arrangement.

In connection with the Pleasanton acquisition as more fully described in Note 4, the Company, entered into a Settlement Agreement for $1,000,000 in order to secure clear title to the properties acquired, of which $450,000 was paid in cash and issued its note for the balance in the amount of $550,000. The cash payment was treated as a reduction of the payment of the purchase price paid to the seller pursuant to indemnification provisions of the acquisition agreement. The note bears interest at 12% per annum, and is subject to monthly payments beginning June 1, 2008 of an amount equal to ½ of the net proceeds from production attributable to the Company’s interest in the purchased leasehold or $30,000, whichever is greater, until the note is paid in full. The long term portion of the note is established at March 31, 2008 as being $250,000.

The following table sets out the Company’s long term debt position as of March 31, 2008:

Borrowings under the credit facility	$5,508,767
Notes payable – Pleasanton	550,000
Less:
Current portion	(300,000)
Long term debt	$5,758,767

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 Note 7 - Marketing Arrangements and Segment Information

The Company considers itself to be in one line of business, as an independent oil and gas exploration and production company.

The Company sells substantially all of its crude oil production under short-term contracts based on prices quoted on the New York Mercantile Exchange (“NYMEX”) for spot West Texas Intermediate contracts, less agreed-upon deductions which vary by grade of crude oil.

The majority of the Company’s natural gas production is sold under short-term contracts based on pricing formulas which are generally market responsive. From time to time, The Company may also sell a portion of the gas production under short-term contracts at fixed prices. The Company believes that the loss of any of its oil and gas purchasers would not have a material adverse effect on its results of operations due to the availability of other purchasers.

Note 8 - Price, Interest Rate and Credit Risk Management Activities

The Company engages in price risk management activities from time to time. These activities are intended to manage the Company’s exposure to fluctuations in commodity prices for natural gas and crude oil. The Company utilizes derivative financial instruments, primarily price collars, puts and calls, as the means to manage this price risk. In addition to these financial transactions, the Company is a party to various physical commodity contracts for the sale of hydrocarbons that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS Nos. 137, 138, 149 and 157, these various physical commodity contracts qualify for the normal purchases and normal sales exception and therefore, are not subject to hedge accounting or mark-to-market accounting. The financial impact of these various physical commodity contracts is included in revenues at the time of settlement, which in turn affects average realized hydrocarbon prices. The Company has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting.

 In accordance with SFAS No. 157, the Company has categorized its derivative financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1); the next highest priority inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly (Level 2); and the lowest priority to unobservable inputs (Level 3). The Company uses Level 1 valuation techniques to value its derivatives.

Presented below is a summary of the Company’s crude oil and natural gas derivative financial contracts at March 31, 2008 and December 31, 2007, with crude oil prices expressed in dollars per barrels of crude oil and notional crude oil volumes in barrels of crude oil per year; and natural gas prices expressed in dollars per million British thermal units ($/MMBtu) and notional natural gas volumes in million British thermal units per year (MMBtuy). As indicated, The Company does not have any financial derivative contracts that extend beyond December 2011.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Price, Interest Rate and Credit Risk Management Activities - continued

The total fair value of the crude oil and natural gas financial derivative contracts at March 31, 2008, was a liability of approximately $3.0 million as follows:

Period Ended March 31,	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/ (Liability) (stated in thousands)
2009	Gas Collar	45,230	5.00/11.02	(96)
	Gas Call Option Sold	45,230	9.10	(392)
	Gas Call Option Purchased	45,230	12.00	96
	Gas Put Option Sold	45,230	5.00	0
	Gas Put Option Purchased	45,230	6.00	2
	Oil Collar	172,749	40.00/72.10	(2,214)
	Oil Call Option Sold	87,500	67.00	(2,864)
	Oil Call Option Purchased	87,500	72.10	2,444
	Oil Swaps	30,000	71.00	(781)

2010	Oil Swaps	90,000	71.00	(2,191)
	Oil Put Option Purchased	120,000	75.00	613
	Oil Put Option Purchased	170,000	80.00/85.00	1,384

2011	Oil Put Option Purchased	120,000	80.00	1,002
	Total fair value liability			$(2,997)

The fair value of the Company’s financial derivative contracts at March 31, 2008 are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(3,805)
Long-term portion	808
Total fair value liability	$(2,997)

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Price, Interest Rate and Credit Risk Management Activities - continued

 The total fair value of the crude oil and natural gas financial derivative contracts at December 31, 2007, was a liability of approximately $3.0 million as follows:

Period	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/ (Liability) (stated in thousands)
2008	Gas Collar	64,615	5.00/11.02	(25)
	Gas Call Option Sold	64,615	9.10	(128)
	Gas Call Option Purchased	64,615	12.00	36
	Gas Put Option Sold	64,615	5.00	(11)
	Gas Put Option Purchased	64,615	6.00	46
	Oil Collar	113,502	40.00/72.10	(2,455)
	Oil Call Option Sold	125,000	67.00	(3,282)
	Oil Call Option Purchased	125,000	72.10	2,703

2009	Oil Swaps	120,000	71.00	(1,928)

2010	Oil Put Option Purchased	120,000	75.00	1,015

2011	Oil Put Option Purchased	120,000	80.00	986
	Total fair value liability			$(3,043)

The fair value of the Company’s financial derivative contracts at March 31, 2008 are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(3,116)
Long-term portion	73
Total fair value liability	$(3,043)

The natural gas and crude oil prices shown in the above table are based on the corresponding NYMEX index and have been valued using actively quoted prices and quotes obtained from the counterparties to the derivative agreements. The above prices represent a weighted average of several contracts entered into and are on a per MMBtu or per barrel basis for gas and oil derivatives, respectively. Total volumes shown for the crude oil collar reflect net volumetric positions with a single counterparty under which contracts provide for netting of all settlement amounts.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Price, Interest Rate and Credit Risk Management Activities – continued

The following table summarizes the estimated fair value of financial instruments and related transactions at March 31, 2008 and December 31, 2007 (in millions): (The carrying amount and the fair value (1) are the same for each period reported.

	March 31, 2008	December 31, 2007
NYMEX-Related Commodity Derivative
Market Positions (1)	$3.0	$3.0

(1)
Estimated fair values have been determined by using available market data and valuation methodologies. Judgment is required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

Note 9 - Oil and Gas Properties

The following table sets forth the Company’s costs incurred in oil and gas property acquisition, exploration and development activities for the period from January1, 2008 through March 31, 2008:

Balance at January 1, 2008:	$170,571,663
Acquisition of properties
Proved	6,539,139
Unproved	-

Exploration Costs	-

Development Costs	3,602,679

Balance at March 31, 2008:	$180,713,481

The following table sets forth the Company’s capitalized costs relating to oil and gas producing activities at March 31, 2008:

Proved oil and gas properties	$180,713,481
Unproved oil and gas properties	-
180,713,481

Accumulated depletion	(3,184,093)

Net capitalized costs	$177,529,388

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Litigation

On January 16, 2008, Exxon Mobil Corporation filed a petition in the 270th District Court of Harris County, Texas, naming TEC and a third party, Merenco Realty, Inc., demanding environmental remediation of certain  properties in Tomball, Texas. In 1996, pursuant to an assignment agreement, Exxon Mobil sold certain oil and gas leasehold interests and real estate interests in Tomball, Texas to the Company’s predecessor in interest, Merit Energy Corporation. In 1999, the Company assigned its 50% undivided interest in one of the tracts in the acquired property to Merenco, an affiliate of the Company, owned 50% by the chairman of the board of the Company, Tim Culp. In October 2007, the Texas Railroad Commission notified Exxon Mobil of an environmental site assessment alleging soil and groundwater contamination for a site in the area of Tomball, Texas. Exxon Mobil believes that the site is one which was sold to the Company and claims that the Company is obligated to remediate the site under the assignment agreement. Exxon Mobil has requested that the court declare the defendants obligated to restore and remediate the properties and has requested any actual damages arising from breach and attorneys’ fees. The Company believes that Exxon Mobil’s claim that the Company is responsible for any remediation of such site is without merit and the Company intends to vigorously defend itself against this claim. However, no assurance can be given that the Company will prevail in this matter. The Company acquired substantially all the assets and liabilities of TEC in the TEC acquisition. Merenco was not acquired by the Company in the TEC acquisition and the Company’s chairman, Tim Culp, continues to have a 50% ownership interest in Merenco.

Note 11 — Subsequent Events

On April 29, 2008, the Company completed the acquisition of Maverick pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into on March 18, 2008 among the Company, a wholly-owned subsidiary , Maverick, and Robert L. Kovar Services, LLC, as Stockholder Representative. The aggregate consideration paid in the merger was $6 million in cash and $5 million to be paid over the next 6 years pursuant to non-interest bearing cash flow note (the “Cash Flow Notes”), subject to certain escrows, holdbacks and post-closing adjustments. Provisions of the Cash Flow Notes require quarterly payments commencing in June 2008 to the noteholders pro rata equal to 50% of the pre-tax net income, as defined in the Merger Agreement, generated by the Maverick business on a stand alone basis in the prior quarter. Payment of the Cash Flow Notes can be accelerated by certain events, including a change in control. The balance of the Cash Flow Notes remaining unpaid upon maturity, if any, will be converted into a 12 month self amortizing note bearing interest at the annual rate of 2% over the banks prime rate. In addition, the Company will assume Maverick’s indebtedness under certain bank and loan arrangements, which aggregate balances, approximated $4.5 million at January 31, 2008. Maverick’s bank has not consented to continue of its bank term loan or to its working capital revolving credit line upon closing. The Sellers agreed to the satisfaction of this bank indebtedness at closing in the aggregate amount of $4.9 million with the proceeds of the cash to be paid at closing to the Sellers. Subsequent to the closing, upon securing a replacement revolving line of credit for Maverick, the amount of the revolving line of credit repaid at closing ($3.3 million) will be drawn down against this line and paid to Robert L. Kovar Services, LLC for distribution to the Sellers. The remainder of $1.6 million will be paid to selling Maverick shareholders by the Company over an approximate 18 month period under the same terms and conditions as the original term loan with Mavericks original bank. The Cash Flow Notes will be payable quarterly at the rate of 50% of pre-tax net income, as it is defined in the Merger Agreement, generated by the Maverick business on a standalone basis in the preceding quarter. Payment can be accelerated by certain events, including change in control of the Company. The purchase price is also subject to adjustment for any change in working capital as defined in the agreement, between October 31, 2007 and the closing date, as well as other adjustments associated with changes in indebtedness. Any adjustment will be treated as a modification of the amount of the Cash Flow Notes and are to be determined within 45 days of closing. The balance of the Cash Flow Notes remaining unpaid upon maturity, if any, will be converted into a 12 month self amortizing note bearing interest at the annual rate of 2% over the banks prime rate at the time.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Subsequent Events - continued

Pursuant to that agreement Mr. Kovar has been appointed as Chief Operating Officer (“COO”) of the Company and President of Maverick, the Company’s wholly-owned subsidiary.

The Employment Agreement provides for an initial term of five years. Pursuant to the terms of the Employment Agreement, Mr. Kovar will be paid a $200,000 base annual salary and will be eligible for annual performance bonuses in such amount and at such times as determined by the Board or the compensation committee, in their sole discretion. In addition, pursuant to the Employment Agreement, Mr. Kovar was granted 50,000 options to purchase shares of the Company’s common stock with an exercise price of $5.15 per share, the closing price on the date of grant, and will be granted an additional 50,000 stock options on each of the four succeeding anniversaries of the effective date of the Employment Agreement. All options will be issued pursuant to the Company’s 2006 Long Term Incentive Plan and will be subject to a 5 year vesting schedule, with one-fifth of such options vesting on each anniversary of the date of grant, beginning April 29, 2009. In the event of a change in control of the Company, the Employment Agreement provides that all options granted to Mr. Kovar will immediately vest.

Pursuant to the Employment Agreement, if Mr. Kovar’s employment is terminated by the Company without cause or Mr. Kovar terminates his employment for good reason, he will receive an 18 month severance package and his Cash Flow Note will become immediately due and payable. If, however, Mr. Kovar’s employment is terminated by the Company for cause or Mr. Kovar terminates his employment without good reason, he will receive no severance package and his Cash Flow Note will be cancelled.

Mr. Kovar has also agreed that during the term of his employment with the Company and for an 18 month period thereafter, he will not compete with the Company nor solicit its employees. If Mr. Kovar breaches any of these obligations, he would forfeit his right to any severance payments and benefits to which he otherwise would be entitled.

 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Tandem Energy Holdings, Inc.

We have audited the consolidated balance sheets of Tandem Energy Holdings, Inc., a Nevada corporation, (“Tandem”) successor to Tandem Energy Corporation as of October 26, 2007 and December 31, 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the period from January 1, 2007 through October 26, 2007 and the years ended December 31, 2006 and 2005. These financial statements are the responsibility of Tandem’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Tandem’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 15, on October 26, 2007, Tandem consummated an agreement whereby a publicly-owned entity acquired all of the assets and assumed all of the liabilities of Tandem’s wholly-owned subsidiary, Tandem Energy Corporation. The accompanying financial statements are presented on a basis immediately prior to the sale.

In our opinion, the consolidated financial statements, referred to above, present fairly, in all material respects, Tandem’s financial position at October 26, 2007 and December 31, 2006, and the results of its operations and its cash flows for the period from January 1, 2007 through October 26, 2007 and the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Johnson Miller & Co. CPA’s, PC

Midland, Texas
March 6, 2008

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED BALANCE SHEETS
October 26, 2007 and December 31, 2006

	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$3,059,774	$2,482,608
Accounts receivable:
Oil and gas sales	1,657,495	1,551,494
Affiliates and other, net	266,462	493,120
Inventory	85,582	73,781
Federal income tax receivable	15,345	—
Other current assets	386,377	301,578
Total current assets	5,471,035	4,902,581
Property and equipment, at cost
Oil and gas properties, full cost method	36,753,241	35,639,538
Other	1,426,089	1,271,035
Less accumulated depreciation, depletion and amortization	(7,785,307)	(5,635,280)
Property and equipment, net	30,394,023	31,275,293
Other assets
Investment in partnership	30,001	30,001
Deferred fees, net of amortization	—	111,109
Real estate held for development	584,045	584,167
Total other assets	612,046	725,277
Total assets	$36,477,104	$36,903,151
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable
Trade	$1,343,773	$970,894
Oil and gas sales	280,236	395,528
Current portion of long-term debt	20,500,000	1,750,000
Fair value of commodity derivatives	3,245,676	633,073
Current income taxes payable	—	123,053
Asset retirement obligation - current	186,545	177,411
Accrued liabilities and other	563,760	936,712
Total current liabilities	26,119,990	4,986,671
Long-term debt, net of current portion	21,000,000	40,250,000
Fair Fair value of commodity derivatives - non-current	961,754	440,873
Asset retirement obligation - non-current	1,743,149	1,678,296
Total liabilities	49,824,893	47,355,840
Stockholders’ equity (deficit)
Common stock, $.001 par value, authorized 100,000,000 shares; Shares issued and outstanding: 23,777,322 and 23,799,322 respectively	23,777	23,799
Additional paid-in capital	64,231,323	64,275,801
Retained earnings (deficit)	(77,602,889)	(74,752,289)
Total stockholders’ equity (deficit)	(13,347,789)	(10,452,689)
Total liabilities and stockholders’ equity (deficit)	$36,477,104	$36,903,151

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Period January 1, 2007 through October 26, 2007 and Years Ended December 31, 2006 and 2005

	2007	2006	2005
Revenues
Oil and gas sales	$13,985,263	$18,051,060	$14,249,449
Costs and expenses
Lease operating expense	5,499,538	6,516,711	4,273,420
General and administrative	2,912,083	2,836,837	1,824,676
Stock-based compensation	—	—	37,605,730
Depreciation, depletion and amortization	2,150,027	2,641,315	1,915,613
Accretion of asset retirement obligation	116,258	137,222	120,209
Total costs and expenses	10,677,906	12,132,085	45,739,648
Operating income (loss)	3,307,357	5,918,975	(31,490,199)
Other income (expense)
Interest expense	(2,944,902)	(3,503,812)	(1,726,583)
Partnership income	4,600	49,877	8,399
Change in fair value of derivatives	(3,636,450)	3,308,703	(5,194,155)
Gain on sale of property and equipment	127,021	401,470	707,239
Other	291,774	229,054	69,794
Total other income (expense), net	(6,157,957)	485,292	(6,135,306)
Income (loss) before income taxes	(2,850,600)	6,404,267	(37,625,505)
Income tax benefit (expense)
Current	—	(109,747)	658,264
Deferred	—	—	657,850
Total income tax benefit (expense)	—	(109,747)	1,316,114
NET INCOME (LOSS)	$(2,850,600)	$6,294,520	$(36,309,391)
Earnings (loss) per share	$(.12)	.26	(1.96)
Weighted average shares outstanding	23,792,495	23,799,322	18,514,688

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2005 and 2006 and For the Period January 1, 2007 through October 26, 2007

	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Retained Earnings (Deficit)	Total
Balance, January 1, 2005	1,000	$10	$2,710,115	$2,582,457	$5,292,582
Acquisition and retirement of treasury stock	(500)	(5)	—	(13,015,000)	(13,015,005)
Shares issued in conjunction with:
Conversion of TEC shares	2,999,500	2,995	(2,995)	—	—
Conversion of Tandem shares	16,322	16	(16)	—	—
Acquisition of Shamrock assets	7,500,000	7,500	11,992,500	—	12,000,000
Compensation for management	9,243,000	9,243	33,845,567	—	33,854,810
Compensation for consultants	2,507,000	2,507	3,748,413	—	3,750,920
Private placement offerings	1,533,000	1,533	1,482,217	—	1,483,750
Distributions to shareholders
Acquisition of TEC -shares	—	—	10,500,000	(10,500,000)	—
Acquisition of Shamrock assets	—	—	—	(11,699,375)	(11,699,375)
Acquisition of TEC -notes payable	—	—	—	(12,000,000)	(12,000,000)
Other	—	—	—	(105,500)	(105,500)
Net loss	—	—	—	(36,309,391)	(36,309,391)
Balance, December 31, 2005	23,799,322	23,799	64,275,801	(81,046,809)	(16,747,209)
Net income	—	—	—	6,294,520	6,294,520
Balance, December 31, 2006	23,799,322	23,799	64,275,801	(74,752,289)	(10,452,689)
Acquisition and retirement of common stock, at cost	(22,000)	(22)	(44,478)	—	(44,500)
Net loss	—	—	—	(2,850,600)	(2,850,600)
Balance, October 26, 2007	23,777,322	$23,777	$64,231,323	$(77,602,889)	$(13,347,789)

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Period January 1, 2007 through October 26, 2007 and Years Ended December 31, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$(2,850,600)	$6,294,520	$(36,309,391)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	2,150,027	2,641,315	1,915,613
Accretion of asset retirement obligation	116,258	137,222	120,209
Amortization of deferred loan fees	222,223	266,669	155,555
Partnership income	(4,600)	(49,877)	(8,399)
Gain on sale of real estate held for development	(127,021)	(401,470)	(707,239)
Change in fair value of derivatives	3,636,450	(3,308,703)	5,194,155
Stock-based compensation	—	—	37,605,730
Current income tax benefit	—	—	(630,497)
Deferred income tax benefit	—	—	(657,850)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	120,657	266,633	(796,317)
Increase in inventory	(11,801)	(35,057)	(38,724)
Decrease (increase) in other current assets	(195,913)	—	700
Increase (decrease) in accounts payable	257,587	(211,499)	618,147
Increase (decrease) in income taxes payable	(138,398)	753,550	(436,387)
Increase (decrease) in accrued liabilities and other	(590,245)	(119,461)	725,852
Decrease in commodity derivatives	(285,673)	(239,045)	(491,736)
Net cash provided by operating activities	2,298,951	5,994,797	6,259,421
Cash flows from investing activities:
Property and equipment additions	(1,311,028)	(7,342,671)	(7,518,057)
Partnership distributions	4,600	55,200	11,000
Proceeds from sale of property and equipment	—	585,099	929,469
Decrease in advance relocation fees	—	—	(173,588)
Proceeds from sale of real estate held for development	129,143	—	—
Net cash used in investing activities	(1,177,285)	(6,702,372)	(6,751,176)
Cash flows from financing activities:
Long-term borrowings	—	—	23,000,000
Payment of bank loan fees	—	—	(825,000)
Payments of bank borrowings	(500,000)	(500,000)	(1,500,000)
Payments of notes to former shareholders	—	—	(147,280)
Cash distributions to shareholders	—	—	(8,401,453)
Proceeds from issuance of stock	—	—	1,483,750
Purchase and retirement of common stock	(44,500)	—	—
Acquisition and retirement of treasury stock	—	—	(13,000,000)
Net cash (used in) provided by financing activities	(544,500)	(500,000)	610,017
Net increase (decrease) in cash and cash equivalents	577,166	(1,207,575)	118,262
Cash and cash equivalents, beginning of year	2,482,608	3,690,183	3,571,921
Cash and cash equivalents, end of year	$3,059,774	$2,482,608	$3,690,183

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS - (continued)
For the Period January 1, 2007 through October 26, 2007 and Years Ended December 31, 2006 and 2005

	2007	2006	2005
Non-cash financing and investing activities:
Asset retirement cost and obligation	$(42,271)	$77,545	$126,550
Stock issued in connection with:
Shamrock asset acquisition	$—	$—	$12,000,000
Distribution to shareholders	$—	$—	$10,500,000
Stockholder distributions financed by note payable	$—	$—	$12,000,000
Cash paid during the year for:
Taxes	$40,250	$75,327	$408,274
Interest	$2,771,510	$3,063,202	$1,343,398

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Period January 1, 2007 through October 26, 2007 and Years Ended December 31, 2006 and 2005

Note 1 – Organization, Basis of Presentation and Nature of Operations

Organization

Tandem Energy Holdings, Inc. (“Tandem”) is a publicly traded, non-reporting company. It was originally incorporated in Nevada as Las Vegas Major League Sports, Inc. (“Las Vegas”) on July 22, 1993, to engage in certain business activities associated with the Canadian Football League. In April 1994, it completed an initial public offering and began trading under the symbol LVTD. In 1996, Las Vegas filed for bankruptcy protection and ceased being a reporting company and ceased operations. In 1998, Las Vegas changed its name to Pacific Medical Group, Inc. (“Pacific”) in connection with a share exchange transaction with a privately-held company whose business plan was to engage in the manufacture and sale of medical products. That business was unsuccessful and Pacific ceased operations for some years. In February, 2005, Pacific changed its name to Tandem Energy Holdings, Inc. and changed its trading symbol to TDYH.PK. In June, 2005, Tandem Energy Corporation, a privately held Colorado corporation (“TEC”), which had acquired certain oil and gas assets of Shamrock Energy Corporation, a privately held Texas corporation (“Shamrock”), became a wholly owned subsidiary of Tandem. TEC and Shamrock, independent oil and gas E & P companies headquartered in Midland, Texas, have been engaged in the oil and gas industry since 1977 and 2004, respectively.

Basis of Presentation

The acquisition by Tandem in June 2005, of all of the outstanding stock of TEC is accounted for as a combination of entities under common control, sometimes referred to hereinafter as the “share exchange.” Consequently, the assets, liabilities and results of operations presented herein are the historical results of operations of Tandem and TEC. The financial statements presented herein are the historical financial statements of the combined entities. See Note 3 for a detailed discussion of this transaction.

Nature of Operations

Tandem based in Midland, Texas, is engaged in the exploration, development and production of oil and gas properties located primarily in Texas and New Mexico.

Substantially all of Tandem’s oil and gas production is sold under short-term contracts which are market-sensitive. Accordingly, Tandem’s financial condition, results of operations and capital resources are highly dependent upon prevailing market prices of, and demand for, crude oil and natural gas. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond the control of Tandem. These factors include the level of global demand for petroleum products, foreign supply of oil and gas, the establishment of and compliance with production quotas by oil-exporting countries, weather conditions, the price and availability of alternative fuels, and overall economic conditions, both foreign and domestic.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Tandem and its wholly owned subsidiaries, Tandem Energy Corporation and Mixon Drilling, Inc. All intercompany balances and transactions have been eliminated.

Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounting policy most affected by management’s estimates and assumptions is the reliance on estimates of proved reserves to compute the provision for depreciation, depletion and amortization (“DD&A”), and the determination of any impairment of long-lived assets.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies - (continued)

Oil and Gas Properties

TEC uses the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (SEC). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country. Tandem has defined a cost center by country. Currently, all of Tandem’s oil and gas properties are located within the continental United States.

Properties and equipment include costs that are excluded from costs being depreciated or amortized. Oil and gas costs excluded represent investments in unproved properties and major development projects in which Tandem owns a direct interest. These unproved property costs include nonproducing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. All costs excluded are reviewed at least quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the capitalized costs being amortized in the DD&A pool.

Depreciation, Depletion and Amortization

The depreciable base for oil and gas properties includes the sum of capitalized costs net of accumulated DD&A, estimated future development costs and asset retirement costs not accrued in oil and gas properties, less costs excluded from amortization and salvage. The depreciable base of oil and gas properties and mineral investments are amortized using the unit-of-production method based on total proved oil and gas reserves. Properties and equipment carrying values do not purport to represent replacement or market values.

Proved Oil and Gas Reserves

In accordance with Rule 4-10(a) of SEC Regulation S-X, proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation based upon future conditions.

(i)
Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contracts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(ii)
Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(iii)	Estimates of proved reserves do not include the following:

(A)	oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”;

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies - (continued)

(B)	crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

(C)	crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

(D)	crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Ceiling Test

Under the full cost method of accounting, a ceiling test is performed each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test determines a limit, on a country-by-country basis, on the book value of oil and gas properties. Currently, all of Tandem’s operations are located in the United States. The capitalized costs of proved oil and gas properties, net of accumulated DD&A and the related deferred income taxes, may not exceed the estimated future net cash flows from proved oil and gas reserves, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, generally using prices in effect at the end of the period held flat for the life of production and including the effect of derivative instruments that qualify as cash flow hedges, discounted at 10%, net of related tax effects, plus the cost of unevaluated properties and major development projects excluded from the costs being amortized. If capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated DD&A.

Asset Retirement Obligation

Tandem follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires Tandem to recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalize an equal amount as a cost of the asset. The cost of the abandonment obligations, less estimated salvage values, is included in the computation of depreciation, depletion and amortization.

Income Taxes

Tandem follows the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes . Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in income in the period that includes the enactment date.

Environmental Expenditures

Tandem is subject to extensive federal, state and local environmental laws and regulations. These laws regulate the discharge of materials into the environment and may require Tandem to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed.

Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments for the liability or component is fixed or reliably determinable.

Hedging Activities

From time to time, Tandem may utilize derivative instruments, consisting of swaps, floors and collars, to attempt to reduce its exposure to changes in commodity prices and interest rates. Tandem accounts for its derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities , as amended. SFAS No. 133 requires that all derivative instruments be recognized as assets or liabilities in the balance sheet, measured at fair value. The accounting for changes in the fair value of a derivative depends on both the intended purpose and the formal designation of the derivative. Designation is established at the inception of a derivative, but subsequent changes to the designation are permitted. Tandem has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting. Changes in fair value of derivative instruments which are not designated as cash flow hedges are recorded in other income (expense) as changes in fair value of derivatives.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies - (continued)

Cash and Cash Equivalents

Tandem considers all cash and highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk — Cash

Tandem maintains its cash balances at a single major financial institution. Certain balances may at times exceed the federally insured limits established by the Federal Deposit Insurance Corporation. Tandem has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Inventory

Inventory consists primarily of tubular goods and other well equipment which Tandem plans to utilize in its ongoing exploration and development activities and is carried at the lower of cost or market value.

Investment in Partnership

Tandem uses the equity method to account for its non-operating 33-1/3% interest in a real estate partnership.

Real Estate Held for Development

Tandem’s real estate held for development is at cost and relates to undeveloped land located near Tomball, Texas.

Debt Financing Costs

As discussed in Note 4, certain financing costs related to Tandem’s revolving line of credit have been capitalized. The deferred debt financing costs are being amortized over the term of the financing.

Stock-Based Compensation

Tandem has not issued any stock-based compensation to employees for the for the period from January 1, 2007 through October 26, 2007 or for the two years ended December 31, 2006 and 2005, except for the issuance of common stock as compensation discussed in Notes 3 and 11. Such issuances were recorded at the fair value of the stock at the time of issuance. As of October 26, 2007, Tandem does not have any other stock-based compensation plans or obligations.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies - (continued)

Revenue Recognition and Gas Balancing

Tandem utilizes the sales method of accounting for oil, natural gas and natural gas liquids revenues whereby revenues, net of royalties, are recognized as the production is sold to purchasers. The amount of gas sold may differ from the amount to which Tandem is entitled based on its revenue interests in the properties. Tandem did not have any significant gas imbalance positions at October 26, 2007 or at December 31, 2006 or 2005.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income , established standards for reporting and displaying comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. There were no differences between net income and comprehensive income in 2007, 2006 or 2005.

Concentration Risks

Tandem sells its oil and natural gas production to various customers, serves as operator in the drilling, completion and operation of oil and gas wells, and from time to time enters into derivatives with various counterparties. When management deems appropriate, Tandem may obtain letters of credit to secure amounts due from its significant oil and gas purchasers and follow other procedures to monitor credit risk from joint owners and derivatives counterparties.

Accounts Receivable and Allowance for Doubtful Accounts

Tandem’s trade receivables consist of receivables from non-operators who own an interest in properties which Tandem operates. Tandem has the ability and the right to withhold oil and gas revenues from any owner who is delinquent in their payments. At October 26, 2007and December 31, 2006, all trade receivables were collectable; therefore, the allowance for doubtful accounts was zero.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. SFAS 157 defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosure requirements related to the use of fair value measures in financial statements. SFAS 157 will be effective for the Company’s financial statements for the fiscal year beginning January 1, 2008; however, earlier application is encouraged.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115, which will become effective on January 1, 2008. FAS 159 permits entities to measure eligible financial assets, financial liabilities and firm commitments at fair value, on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other generally accepted accounting principles. The fair value measurement election is irrevocable and subsequent changes in fair value must be recorded in earnings.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the Period January 1, 2007 through October 26, 2007 and the Year Ended December 31, 2006

Note 2 – Summary of Significant Accounting Policies - (continued)

Recent Accounting Pronouncements (continued)

In April 2007, the FASB issued FASB Staff Position FIN 39-1, Amendment of FASB Interpretation No. 39. FSP FIN 39-1 clarifies that a reporting entity that is party to a master netting arrangement can offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement. FSP FIN 39-1 is effective for financial statements issued for fiscal years beginning after November 15, 2007.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”), which replaces FASB Statement No. 141. SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non- controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions that occur in an entity’s fiscal year that begins after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008.

As a result of the sale of TEC’s assets on October 26, 2007, as more fully described in Note 15, these recent accounting pronouncements will have no future impact on the Company.

Note 3 – Common Stock and Significant Transactions

The following is a description of Tandem’s common stock transactions and other significant events:

Date	Description of Transaction	Issuance (Cancellation) of Shares of Common Stock
February 2005(1)	Acquisition of control of Pacific	16,322
March 1, 2005(2)	Proposed acquisitions of TEC and Shamrock by Tandem Energy Holdings, Inc. (Texas)	—
March 7, 2005(1)	Shares issued to sole officer and director (Mortensen)	20,000,000
March 8, 2005(3)	Shares issued to third parties	2,000,000
March 16, 2005(3)	Shares issued to third parties	250,000
March 17, 2005(4)	Cancellation of shares issued to Mortensen	(20,000,000)
March 17, 2005(4)	Issuance of shares to TEC/Shamrock control group and former director Mortensen	20,000,000
May 31, 2005(5)	Original TEC and Shamrock purchase agreements terminated	—
June 1, 2005(5)	Cancellation of shares issued to TEC/Shamrock control group and former director Mortensen	(20,000,000)
June 1, 2005(6)	Restated acquisition agreements of TEC and Shamrock	—

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Common Stock and Significant Transactions - (continued)

Date	Description of Transaction	Issuance (Cancellation) of Shares of Common Stock
June 1, 2005(7)	Issuance of shares to Tandem management as compensation	9,143,000
June 8, 2005(8)	Acquisition and retirement of Tandem treasury stock	—
June 8, 2005(9)	Shares issued for acquisition of Shamrock assets	7,500,000
June 8, 2005(10)	Shares issued for acquisition of TEC stock	3,000,000
June 14, 2005(7)	Shares issued to related party	100,000
June-July 2005(7)	Shares issued for compensation	257,000
	Total shares issued	20,000,000
June 14, 2005(11)	Shares issued in connection with private placement offering	1,533,000
	Total shares outstanding	23,799,322

1. Acquisition of Control of Pacific

In mid-March 2005, a group of promoters, including Mr. Lyle Mortensen (“Mortensen”), claimed to have acquired control of Pacific Medical Group, which in February 2005 had changed its name to Tandem and declared a 1 for 500 reverse stock split resulting in 16,322 shares of common stock outstanding. Mr. Mortensen was named sole officer and director, and on March 7, 2005, he issued himself 20,000,000 shares of common stock.

2. Proposed Acquisitions of TEC and Shamrock

In February 2005, Mr. Mortensen had incorporated a new privately held Texas corporation (Tandem, Texas) to facilitate the acquisition of TEC and the Shamrock Assets. It was intended that Tandem, Texas would then be rolled up into Tandem.

On March 1, 2005, Tandem (Texas) entered into agreements to purchase the common stock of TEC and certain oil and gas properties owned by Shamrock to be completed no later than May 31, 2005. See the discussion below under the captions “ 9 — Acquisition of Shamrock Assets by Tandem” and “ 10 — Acquisition of TEC .”

3. Shares Issued to Third Parties

In conjunction with its formation, on March 8, 2005 and March 16, 2005, Tandem issued 2,000,000 and 250,000 shares, respectively, to third parties and recorded compensation expense of $2,680,000 and $335,000, respectively, ($1.34 per share) based on Tandem’s average closing trading price on the OTC Pink Sheet system two days before and two days after the transaction (the “average trading price”).

4. March 17, 2005 Cancellation and Issuance of Common Stock

On March 17, 2005, in anticipation of the fulfillment of the March 1, 2005 proposed TEC and Shamrock acquisitions, Mortensen cancelled the 20,000,000 shares issued to himself on March 7, 2005, and on March 17, 2005, Mortensen, as sole officer and director, issued 20 million restricted shares of common stock to a group comprised of Mortensen, principals of Tandem and Shamrock (Tim Culp, Dyke Culp and Jack Chambers) and others.

On March 30, 2005, Mortensen appointed certain TEC and Shamrock owners and management members as officers and directors of Tandem and immediately resigned as officer and director.

5. Termination of Original TEC/Shamrock Acquisition Agreements and Cancellation of Stock

On May 31, 2005, the original TEC/Shamrock acquisition agreements terminated due to the inability to secure the necessary financing. As a result of the terminations, on June 1, 2005, Tandem’s new board of directors cancelled all 20 million shares of common stock issued on March 17, 2005, for lack of consideration, and that they were issued in connection with the fulfillment of the acquisition of Tandem, Texas by Tandem, which never occurred.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Common Stock and Significant Transactions - (continued)

All of the cancelled 20 million shares were subsequently returned to Tandem, except for 2.878 million shares controlled by Mortensen. Management of TEC believes that all of the shares controlled by Mortensen are null and void. See the additional discussion below under the captions “7 — Compensation Shares” with respect to any resolution of Mortensen’s 2.878 million shares.

6. Revised TEC/Shamrock Purchase Agreements

On June 1, 2005, after the May 31, 2005 termination of the original TEC/Shamrock purchase agreements, management of TEC revised and restated the TEC/Shamrock purchase agreements.

7. Compensation Shares

On June 1, 2005, Tandem issued to Tandem’s management team and other related parties 9,143,000 compensation shares valued at $33,554,810 ($3.67 per share) and, on June 14, 2005, 100,000 compensation shares to others valued at $300,000 ($3.00 per share), based on the average trading price at date of issuance. All management shares were restricted and subject to a voting agreement.

Mortensen is contesting Tandem’s cancellation of his 2.878 million shares of common stock. Although management believes Mortensen’s claim is without merit, if Mortensen is partially or completely successful, certain members of Tandem’s management team have agreed to reduce their compensation shares for any Mortensen shares and to reimburse Tandem for any related expense. Accordingly, any resolution of the Mortensen’s shares will have no effect on Tandem’s total shares outstanding or its results of operations.

In addition, during June-July 2005, TEC issued 257,000 compensation shares valued at $735,920 (ranging from $1.96-$3.67 per share), based on the average trading price at date of issuance.

The following is a summary of TEC’s compensation share expense for the year ended December 31, 2005:

	Date Issued	Shares	Expense
Third parties(3)	March 8, 2005	2,250,000	$3,015,000
Management	June 1, 2005	9,143,000	33,554,810
Related party	June 14, 2005	100,000	300,000
Others	June-July 2005	257,000	735,920
Total		11,750,000	$37,605,730

8. Acquisition and Retirement of TEC Treasury Stock

Historically, TEC was owned equally by Joe C. Bullard and Tim G. Culp, who served as its president and vice president, respectively. Prior to 2002, the spouses of Culp and Bullard also owned shares. Under a stock redemption agreement executed in 2002, the spouses redeemed their shares for notes which required annual payments until the notes were satisfied. These notes were paid in full during the second quarter of 2005.

On June 8, 2005, in conjunction with the revised and restated TEC/Shamrock purchase agreements and pursuant to a share redemption agreement, TEC repurchased and retired as treasury stock one-half of its outstanding common shares owned by Bullard for $13.0 million and cancelled a $15,000 note receivable, funded by proceeds of the revolving line of credit discussed in Note 6 to the Consolidated Financial Statements. As a result, Tim Culp became the sole shareholder of TEC.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Common Stock and Significant Transactions - (continued)

9. Acquisition of Shamrock Assets by Tandem

Historically, Shamrock was owned equally by Tim Culp, his brother Dyke Culp, and Jack Chambers. At date of acquisition, TEC’s then sole stockholder owned or controlled a two-thirds interest in Shamrock, the other one-third interest was owned or controlled by an unrelated third party. Accordingly, the acquisition of the two-thirds Shamrock interest has been accounted for as a combination of entities under common control using carryover historical costs, and the acquisition of the remaining one-third Shamrock interest has been accounted for as a purchase in accordance with SFAS No. 141, Business Combinations .

The following is a summary of the combination of entities under common control related to the two-thirds Shamrock interest:

Consideration paid to predecessor shareholder:
Cash paid	$5.3 million
Issuance of note payable	6.0 million
Repayment of certain debt	3.2 million
Issuance of 3.5 million shares valued at average trading price of $3.00 per share	10.5 million
Total consideration paid	25.0 million
Less historic cost basis of net assets acquired	2.8 million
Distribution to predecessor shareholder	$22.2 million

The following is a summary of the purchase of the one-third Shamrock interest:

Cash paid	$2.6 million
Issuance of note payable	3.0 million
Repayment of certain debt	1.6 million
Issuance of 4.0 million shares valued at average trading price of $3.00 per share	12.0 million
Total purchase price	$19.2 million

The following is a summary of the Shamrock acquisition transactions:

Cost basis of assets acquired:
Two-thirds interest	$2.8 million
One-third interest	19.2 million
Total assets acquired	22.0 million
Distribution to predecessor shareholder	22.2 million
Total consideration paid	$44.2 million

The results of operations of Shamrock’s oil and gas properties have been recorded in TEC’s consolidated financial statements since the June 1, 2005 acquisition date. Reference is made to Note 14 of the Consolidated Financial Statements for further discussion of the Shamrock acquisition.

10. Acquisition of TEC

On June 8, 2005, pursuant to a restated purchase agreement, Tandem acquired the remaining 500 shares of capital stock outstanding in TEC from Tim Culp in exchange for 3.0 million shares of Tandem common stock and a note payable of $12.0 million. The 3.0 million shares of Tandem common stock were valued at the historic cost basis of the 500 shares of TEC common stock and the $12.0 million note payable is reflected as a distribution to the Tandem shareholder.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Common Stock and Significant Transactions - (continued)

Since TEC was owned 100% by Tim Culp, and since Culp controlled more than 50% of Tandem, the acquisition of TEC by Tandem has been accounted for as a combination of entities under common control using Tandem’s and TEC’s carryover historical cost basis.

Since the business combination is accounted for as a combination of entities under common control, no purchase value adjustment for Tandem or TEC is appropriate or necessary. Consequently, the consolidated financial statements presented herein are the historical results of operations of both TEC and Tandem.

11. Private Placement Offering

On March 30, 2005, in contemplation of original March 1, 2005 proposed TEC and Shamrock acquisitions, Tandem began a 2,000,000 private placement offering at $1.00 per share. On June 14, 2005, Tandem closed the private placement offering and issued 1,533,000 shares of common stock and received net proceeds of approximately $1.5 million. The net proceeds are being used for general operating purposes.

 12. Purchase and Retirement of Stock

On September 7, 2007 and September 11, 2007, Tandem purchased 10,000 and 12,000 shares of Common Stock, respectively, from third parties in private transactions for $44,500. These shares have been retired and are no longer carried as outstanding at October 26, 2007.

Note 4 – Other Current Assets

Financing costs totaling $800,000 relating to Tandem’s revolving line of credit, as discussed in Note 6, were capitalized during 2005. Tandem is amortizing these costs to expense over the term of the financing; the portion included in other current assets at October 26, 2007 and December 31, 2007 was $155,553 and $222,223, respectively.

Note 5 – Asset Retirement Obligation

The following table summarizes the changes in the Tandem’s asset retirement obligation for the years ended December 31, 2005 and 2006 and for the period from January 1, 2007 through October 26, 2007 as follows:

Balance, January 1, 2005	$602,938
Additions related to new properties	126,550
Additions related to acquisition of Shamrock properties	791,243
Accretion expense	120,209
Balance, December 31, 2005	1,640,940
Additions related to new properties	77,545
Accretion expense	137,222
Balance, December 31, 2006	1,855,707
Revisions of previous estimates	(42,271)
Accretion expense	116,258
Balance, October 26, 2007	$1,929,694

Note 6 – Long-Term Debt

TEC’s long-term debt at October 26, 2007 and December 31, 2006 consisted of the following:

	October 26, 2007	December 31, 2006
Revolving line of credit	$20,500,000	21,000,000
Notes to former TEC and Shamrock owners	21,000,000	21,000,000
Total long-term debt	41,500,000	42,000,000
Less current portion of long-term debt	(20,500,000)	(1,750,000)
Long-term debt, net of current portion	$21,000,000	40,250,000

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revolving Line of Credit

On June 8, 2005, TEC entered into a revolving line of credit agreement with a bank to provide an initial borrowing base of up to $23.0 million. The borrowing base is reduced by payments of $250,000 each month beginning July 1, 2005, and the lender may redetermine the borrowing base at its discretion. The revolving line of credit expires June 8, 2008. Under the terms of the third amendment to the credit agreement, dated September 21, 2006, and in anticipation of the impending asset sale referred to in Note 15, the borrowing base was set at $21.35 million and the mandatory principal reduction requirement was waived until December 1, 2006. The December 1, 2006 principle reduction requirement was waived. On June 1, 2007, under the terms of the fourth amendment to the credit agreement, the new borrowing base was set at $21.1 million with mandatory principle reduction requirements of $250,000 per month beginning October 1, 2007. Since the revolving line of credit is due on June 8, 2008, TEC has reclassed the entire $20,500,000 as current as of October 26, 2007. As discussed more fully in Note 15, the sale of the assets of TEC to Platinum Energy Resources, Inc., (Platinum) was consummated on October 26, 2007. TEC assigned all rights and obligations under the credit facility to Platinum. Pursuant to the amended credit facility, a new borrowing base was set at $5,000,000. All outstanding borrowings under the Credit Agreement were paid off at the closing of the acquisition by Platinum.  The revolving line of credit, which is secured by Tandem’s oil and gas properties, bears interest at either the bank’s base rate or LIBOR, plus a margin which varies with the ratio of Tandem’s outstanding borrowings to a defined borrowing base. Tandem can choose periodically to change the interest rate base which applies to outstanding borrowings. As of October 26, 2007, $20.25 million due under the revolving line of credit bears interest payable at LIBOR plus 2.25% (7.09%), and $250,000 due under a floating rate loan bears interest at prime (7.75%).

Under the terms of revolving line of credit agreement, Tandem must maintain certain financial ratios, must repay any amounts due in excess of the borrowing base, and may not declare any dividends or enter into any transactions resulting in a change in control, without the lender’s consent. In connection with the revolving line of credit, Tandem entered into crude oil and natural gas derivative swaps, puts and calls discussed in Note 9.

Notes to Former TEC and Shamrock Owners

Tandem issued a note payable to the sole stockholder of TEC as part of the overall consideration for the share exchange in 2005 when Tandem acquired TEC. Such note, in the principle amount of $12.0 million, bears interest at a national bank’s prime rate (7.75% at October 26, 2007) payable monthly. Interest only is due through May 31, 2009, at which point the note and any unpaid interest is due in full.

TEC issued notes payable to three individuals as part of the overall consideration for the acquisition of the Shamrock properties in 2005. Such notes, in the aggregate totaling $9.0 million, bear interest at a national bank’s prime rate (7.75% at October 26, 2007) payable monthly. Interest is due through May 31, 2009, at which point the note and any unpaid interest is due in full.

Scheduled Maturities

Annual maturities of TEC’s long-term debt for the periods ended October 26 are as follows:

2008	$20,500,000
2009 (1)	21,000,000

(1)
As discussed more fully in Note 15, the sale of the assets of TEC to Platinum Energy Resources, Inc., was consummated on October 26, 2007. All outstanding notes and the bank loan balance ($41,500,000, plus accrued interest) were paid off at the closing of the Acquisition.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Income Taxes

Deferred tax assets and liabilities are the result of temporary differences between the financial statement carrying values and the tax basis of assets and liabilities. For the period ended October 26, 2007 and the years ended December 31, 2006 and 2005, Tandem’s income tax benefit (expense) is summarized as follows:

	Current	Deferred	Total
Period ended October 26, 2007:
State income tax benefit (expense)	$—	—	—
Federal income tax benefit ( expense)	—	—	—
	$—	—	—

	Current	Deferred	Total
Year ended December 31, 2006:
State income tax benefit (expense)	$—	—	—
Federal income tax benefit (expense)	(109,747)	—	(109,747)
	$(109,747)	—	(109,747)

	Current	Deferred	Total
Year ended December 31, 2005:
State income tax benefit (expense)	$—	—	—
Federal income tax benefit (expense)	658,264	657,850	1,316,114
	$658,264	657,850	1,316,114

Income tax benefit (expense) for the period ended October 26, 2007 and the years ended December 31, 2006 and 2005, differs from the expected amount based on Tandem’s income (loss) before income taxes computed at the federal statutory income tax rate as follows:

	October 26,
	2007	2006	2005
Income tax benefit (expense) computed at statutory rate	$969,204	(2,177,451)	12,792,672
Statutory depletion	—	—	483,123
Nondeductible expenses and other	(461)	(1,111)	(4,195)
Alternative minimum tax	—	(34,421)	—
Utilization (carryover) of net operating losses	(968,743)	2,103,236	(11,955,486)
Total income tax benefit (expense)	$—	(109,747)	1,316,114

At October 26, 2007, Tandem’s future financial and tax net operating loss carryforward benefits were approximately $8.5 million and $3.8 million, respectively, and are available to reduce future income taxes. If not utilized, the carryforwards will expire in 2027.

Note 8 – Marketing Arrangements and Major Customers

Tandem sells substantially all of its crude oil production under short-term contracts based on prices quoted on the New York Mercantile Exchange (“NYMEX”) for spot West Texas Intermediate contracts, less agreed-upon deductions which vary by grade of crude oil.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The majority of Tandem’s natural gas production is sold under short-term contracts based on pricing formulas which are generally market responsive. From time to time, Tandem may also sell a portion of the gas production under short-term contracts at fixed prices. Tandem believes that the loss of any of its oil and gas purchasers would not have a material adverse effect on its results of operations due to the availability of other purchasers.

During the period ended October 26, 2007, three customers accounted for approximately 68% and for the years ended December 31, 2006 and 2005, two customers accounted for approximately 80% and 77%, respectively, of Tandem’s crude oil and natural gas revenues. Tandem believes that the loss of any of Tandem’s significant customers would not create a financial risk as Tandem’s oil and gas production can be sold to others at similar prices.

Note 9 – Price, Interest Rate and Credit Risk Management Activities

Price and Interest Rate Risks

Tandem engages in price risk management activities from time to time. These activities are intended to manage Tandem’s exposure to fluctuations in commodity prices for natural gas and crude oil. Tandem utilizes derivative financial instruments, primarily price collars, puts and calls, as the means to manage this price risk. In addition to these financial transactions, Tandem is a party to various physical commodity contracts for the sale of hydrocarbons that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS Nos. 137, 138 and 149, these various physical commodity contracts qualify for the normal purchases and normal sales exception and therefore, are not subject to hedge accounting or mark-to-market accounting. The financial impact of these various physical commodity contracts is included in revenues at the time of settlement, which in turn affects average realized hydrocarbon prices.

During 2006 and 2005, as discussed in Note 6, Tandem’s revolving line of credit required Tandem to execute various crude oil and natural gas swaps, collars, puts and calls (derivative financial instruments). Tandem has elected not to designate any of its derivative financial contracts as accounting hedges and, accordingly, has accounted for these derivative financial contracts using mark-to-market accounting. For the period ended October 26, 2007, Tandem recognized losses on its hedging activities of $4.2 million, including a mark-to-market loss of $3.7 million at October 26, 2007. For the year ended December 31, 2006, Tandem recognized gains on its hedging activities of $3.3 million, including a mark-to-market gain of $3.5 million at December 31, 2006. For the year ended December 31, 2005, Tandem recognized losses on its hedging activities of $5.2 million, including a mark-to-market loss of $4.7 million at December 31, 2005, and a $0.5 million cash charge for settled contracts.

Presented below is a summary of Tandem’s crude oil and natural gas derivative financial contracts at October 26, 2007, with crude oil prices expressed in dollars per barrels of crude oil and notional crude oil volumes in barrels of crude oil per year; and natural gas prices expressed in dollars per million British thermal units ($/MMBtu) and notional natural gas volumes in million British thermal units per year (MMBtuy). As indicated, Tandem does not have any financial derivative contracts that extend beyond October 2009.

Tandem accounts for its financial derivative contracts using mark-to-market accounting. The total fair value of the crude oil and natural gas financial derivative contracts at October 26, 2007, was a liability of approximately $4.2 million. The sale of TEC’s assets, as more fully described in Note 15, includes the derivative contracts and the associated liabilities described herein.

Period	Instrument Type	Total Volumes (MMBTU/BBL)	Weighted Average (Floor/Ceiling)	Fair Value Asset/ (Liability) (stated in thousands)
2008	Gas Collar	462,000	5.00/11.02	(15)
	Gas Call Option Sold	462,000	9.10	(309)
	Gas Call Option Purchased	462,000	12.00	101
	Gas Put Option Sold	462,000	5.00	(86)
	Gas Put Option Purchased	462,000	6.00	57
	Oil Collar	136,336	40.00/72.10	(2,358)
	Oil Call Option Sold	150,000	67.00	(3,233)
	Oil Call Option Purchased	150,000	72.10	2,597

2009	Oil Swaps	120,000	71.00	(961)
	Total fair value liability			$ (4,207)

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Price, Interest Rate and Credit Risk Management Activities - (continued)

The fair value of Tandem’s financial derivative contracts at October 26, 2007 are shown in the accompanying financial statements as follows (in thousands):

Fair value of commodity derivative:
Current portion	$(3,246)
Long-term portion	(961)
Total fair value liability	$(4,207)

The natural gas and crude oil prices shown in the above table are based on the corresponding NYMEX index and have been valued using actively quoted prices and quotes obtained from the counterparties to the derivative agreements. The above prices represent a weighted average of several contracts entered into and are on a per MMBtu or per barrel basis for gas and oil derivatives, respectively. Total volumes shown for the crude oil collar reflect net volumetric positions with a single counterparty under which contracts provide for netting of all settlement amounts.

The following table summarizes the estimated fair value of financial instruments and related transactions at October 26, 2007 (in millions):

	Carrying Amount	Estimated Fair Value(1)
Long-Term Debt	$21.0	21.0
NYMEX-Related Commodity Derivative
Market Positions(1)	$4.2	4.2

(1)
Estimated fair values have been determined by using available market data and valuation methodologies. Judgment is required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Commitments and Contingencies

Leases

Tandem leases office space from third parties under non-cancelable operating leases that expires May 31, 2010. Beginning in 2006, Tandem also leased office equipment and a compressor in the Tomball field. Rental expense pursuant to these leases amounted to $188,097, $135,128 and $34,146 for the period from January 1, 2007 through October 26, 2007 and the years ended December 31, 2006 and 2005, respectively. Future minimum annual lease payments under the non-cancelable lease for the years ending October 26 are as follows:

2008	$136,257
2009	125,820
2010	121,320
2011	80,880
Thereafter	—
$464,277

Legal Proceedings

Except as discussed in Note 16, Tandem is not currently a defendant in any lawsuit arising in the ordinary course of business.

Note 11 – Related Party Transactions

As discussed in Note 3, in 2005, TEC purchased as treasury stock the common shares held by one of its two shareholders for $13.0 million. The purchase was funded from a portion of the proceeds of Tandem’s revolving line of credit discussed in Note 6.

As discussed in Note 3, Tandem issued a note payable to its primary shareholder, Mr. Culp, for $12.0 million in connection with the share exchange with TEC. Mr. Culp also received 1.8 million shares of restricted common stock in connection with the distribution of restricted shares issued to officers, directors and other related parties for services discussed in Note 3, such shares were valued for accounting purposes at $3.67 per share and the resulting approximately $6.6 million was charged to compensation expense in 2005.

As discussed in Note 3, in connection with the purchase of TEC, 7.4 million shares of restricted common stock were distributed to officers, directors and other related parties of Tandem, other than Mr. Culp, for services. The overall value of such shares (approximately $27.3 million) was charged to compensation expense in 2005, as discussed in Note 3.

During the period ended October 26, 2007, Mixon Drilling Company, a wholly owned subsidiary of TEC, received approximately $49 thousand from a major shareholder to drill a well in southeast Texas. The shareholder is neither an employee nor a director of TEC, and the contract drilling rate was commensurate with third party rates.

Note 12 – Costs of Oil and Gas Properties

The following table sets forth certain information with respect to costs incurred in connection with Tandem’s oil and gas producing activities during the period ended October 26, 2007 and the year ended December 31, 2006.

	October 26,
	2007	2006
	(In Thousands)
Property acquisitions:
Proved	$(308.5)	$6.3
Unproved	—	—
Developmental costs
Intangible	585.7	4,229.0
Tangible	836.5	2,328.2
Exploratory costs	—	—
Total	$1,113.7	$6,563.5

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Costs of Oil and Gas Properties - (continued)

The following table sets forth the capitalized costs for oil and gas properties as of October 26, 2007 and December 31, 2006.

	October 26,
	2007	2006
	(In Thousands)
Proved properties	$36,753.2	$35,639.5
Unproved properties	—	—
Total capitalized costs	36,753.2	35,639.5
Accumulated depreciation, depletion and amortization	(7,488.2)	(5,469.2)
Net capitalized costs	$29,265.0	$30,170.3

Note 13 – Oil and Gas Reserve Information (Unaudited)

The estimates of proved oil and gas reserves utilized in the preparation of the consolidated financial statements were prepared by Williamson Petroleum Consultants, independent petroleum engineers. Such estimates are in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under economic and operating conditions existing at the registrant’s year end with no provision for price and cost escalations except by contractual arrangements. Future cash inflows were computed by applying year-end prices to the year-end quantities of proved reserves. Future development, abandonment and production costs were computed by estimating the expenditures to be incurred in developing, producing, and abandoning proved oil and gas reserves at the end of the year, based on year-end costs. Future income taxes were computed by applying statutory tax rates to the estimated net pre-tax cash flows after consideration of tax basis and tax credits and carryforwards. All of Tandem’s reserves are located in the United States. For information about Tandem’s results of operations from oil and gas producing activities, see the accompanying consolidated statements of operations.

In accordance with Rule 4-10(a) of SEC Regulation S-X, proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

(1) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(2) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(3) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Oil and Gas Reserve Information (Unaudited) - (continued)

Tandem emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. In addition, a portion of Tandem’s proved reserves are classified as proved developed nonproducing and proved undeveloped, which increases the imprecision inherent in estimating reserves which may ultimately be produced.

The following table sets forth proved oil and gas reserves together with the changes therein and proved developed reserves (oil in Bbls, gas in Mcf, gas converted to Boe’s at six Mcf per Bbl) for the years ended December 31, 2006 and 2005 (in thousands):

	2006			2005
	Oil	Gas	Boe	Oil	Gas	Boe
Proved reserves:
Beginning of period	5,814	21,897	9,464	989	16,604	3,756
Revisions	(117)	(1,034)	(289)	460	(32)	455
Extensions and discoveries	57	660	167	56	3,482	636
Sales of minerals-in-place	—	—	—	—	—	—
Purchases of minerals-in-place	—	—	—	4,466	2,567	4,894
Production	(215)	(736)	(338)	(157)	(724)	(277)
End of period	5,539	20,787	9,004	5,814	21,897	9,464
Proved developed reserves:
Beginning of period	2,295	6,077	3,308	989	5,708	1,940
End of period	2,170	5,691	3,119	2,295	6,077	3,308

The following table sets forth standardized measure of discounted future net cash flows (stated in thousands) relating to proved reserves for the year ended December 31, 2006 and 2005:

	2006	2005
Future cash inflows	$430,558	551,286
Future costs:
Production	(121,129)	(141,530)
Abandonment	(4,872)	(4,665)
Development	(41,153)	(41,810)
Income taxes	(28,881)	(61,738)
Future net cash inflows	234,523	301,543
10% discount factor	(111,945)	(114,098)
Standardized measure of discounted net cash flows	$122,578	187,445

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Oil and Gas Reserve Information (Unaudited) - (continued)

The following table sets forth the changes in the standardized measure of discounted future net cash flows relating to proved reserves for the years ended December 31, 2006 and 2005: (in thousands)

	2006	2005
Standardized measure, beginning of year	$187,445	43,655
Net changes in sales prices, net of production costs	(45,744)	52,323
Revisions of quantity estimates	(5,461)	50,642
Accretion of discount	20,159	4,818
Changes in future development costs, including development costs incurred that reduced future development costs	955	(1,874)
Changes in timing and other	(3,583)	(2,121)
Net change in income taxes	(20,981)	(44,852)
Future abandonment costs	(1,856)	918
Extensions and discoveries	3,178	16,584
Sales, net of production costs:
Continuing operations	(11,534)	(10,321)
Sales of minerals-in-place	—	—
Purchases of minerals-in-place	—	77,673
Net increase (decrease) in standardized measure	(64,867)	143,790
Standardized measure, end of period	$122,578	187,445

Impact of Pricing

The estimates of cash flows and reserve quantities shown above are based on year-end oil and gas prices, except in those cases where future natural gas or oil sales are covered by physical contracts at specified prices. Forward price volatility is largely attributable to supply and demand perceptions for natural gas and crude oil.

Under full-cost accounting rules, TEC reviews the carrying value of its proved oil and gas properties each quarter. Under these rules, capitalized costs of proved oil and gas properties, net of accumulated DD&A and deferred income taxes, may not exceed the present value of estimated future net cash flows from proved oil and gas reserves, discounted at 10%, plus the lower of cost or fair value of unproved properties included in the costs being amortized, net of related tax effects (the “ceiling”). These rules generally require pricing future oil and gas production at the unescalated oil and gas prices at the end of each fiscal quarter and require a write-down if the “ceiling” is exceeded. Given the volatility of oil and gas prices, it is reasonably possible that Tandem’s estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline significantly, even if only for a short period of time, it is possible that write-downs of oil and gas properties could occur in the future.

The estimated present value of future cash flows relating to proved reserves is extremely sensitive to prices used at any measurement period. The average prices used for each commodity for the years ended December 31, 2006 and 2005were as follows:

	Average Prices
As of December 31,	Oil	Gas
2006	$57.65	5.35
2005	$57.38	9.94

TANDEM ENERGY HOLDINGS, INC.
(Successor to Tandem Energy Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Shamrock Acquisition

On June 8, 2005, Tandem, through its wholly-owned subsidiary TEC, acquired certain oil and gas properties located in the Permian Basin of West Texas, Southeastern New Mexico, and Hardin County in East Texas, from Shamrock. The total purchase price was approximately $44.2 million including the issuance of 7.5 million shares of Tandem common stock. Since the purchase of TEC by Tandem and the Shamrock asset acquisition by TEC occurred concurrently, the 7.5 million shares were issued directly by Tandem. See Note 3 for a complete discussion of the acquisition.

The Shamrock properties included estimated total proved reserves of 4.9 million equivalent barrels of oil.

Acquisition Pro Forma

The following pro forma information shows the effect on Tandem’s consolidated results of operations as if the Shamrock acquisition occurred on January 1, 2005. The pro forma information (stated in thousands) includes numerous assumptions, and is not necessarily indicative of future results of operations.

	2005		2004
	As Reported	Pro Forma	As Reported	Pro Forma
Year ended December 31:
Oil and gas sales	$13,758	16,203	$8,018	12,105
Operating expenses	4,273	5,233	2,841	4,508
Operating profit	$9,485	10,970	$5,177	7,597

Note 15 – Subsequent Event - Sale of Tandem Assets

On January 19, 2006, Tandem announced that it had executed a definitive merger agreement (“Merger Agreement”) with Platinum, a publicly-owned entity, for the acquisition of 100% of the outstanding stock of Tandem for total cash consideration of approximately $102 million.

On October 5, 2006, Platinum and Tandem announced that the proposed merger had been terminated, and announced a restructured transaction from a merger transaction to an acquisition of the assets of Tandem’s operating subsidiary TEC, pursuant to a plan of reorganization under Section 368(a)(1)(C) of the Internal Revenue Code. As a part of the new Asset Acquisition Agreement and Plan of Reorganization, dated October 4, 2006, Platinum Energy will acquire all of the assets and assume substantially all of the liabilities of TEC, including approximately $42 million of TEC’s debt, in exchange for the issuance of approximately 8 million Platinum shares to TEC shareholders.

On October 26, 2007, the sale of TEC’s assets to Platinum was consummated and closed. Consideration for the transaction consisted of the assumption and satisfaction of $41.5 million of TEC indebtedness (Note 6), plus accrued interest, and $60 million payable in shares of common stock of Platinum. In accordance with the acquisition agreement, the total number of shares received by TEC was 7,692,308, based on $60 million divided by the per share cash value of the Platinum IPO trust account at the time of closing. The per share cash value was $7.80 as of the closing date. Under the terms of the agreement, TEC will liquidate, then dividend these Platinum shares to Tandem. Pursuant to the acquisition agreement, Platinum is obligated to register the 7.7 million shares issued to TEC on the appropriate Securities and Exchange Commission form. Once the registration of the shares is complete, Tandem will distribute the Platinum shares to Tandem’s shareholders and liquidate.

Note 16 – Litigation

As discussed in Note 3, in early March, 2005, Tandem, whose board was comprised solely of one of its promoters, Lyle Mortensen, issued 20 million restricted shares of its common stock to Mr. Mortensen. Some of these shares were subsequently transferred by Mr. Mortensen to others including principals of TEC and Shamrock, Tim Culp, Dyke Culp and Jack Chambers, in late March, 2005. Concurrently, Mr. Mortensen resigned as a director and officer of Tandem. Tandem’s board cancelled all of the 20 million shares on the grounds that the stock was issued without consideration from Mr. Mortensen, in that the shares were originally issued in fulfillment of a planned acquisition of TEC/Shamrock by a Texas corporation formed by Mr. Mortensen to facilitate a contemplated merger of the new Texas corporation and Tandem. This contemplated merger never occurred. All of the cancelled shares were returned to Tandem, except for 2.878 million shares controlled by Mr. Mortensen. Management of Tandem believes that all of the shares controlled by Mr. Mortensen are null and void and has instructed its common stock transfer agent to place a hold on the Mr. Mortensen common stock certificates. On May 17, 2006, Tandem received notification from a third party claiming to be a “holder in due course” of a certificate representing 2.7 million shares of Tandem common stock controlled by Mr. Mortensen and a demand that certificate be reissued without a restrictive legend as 2.7 million free-trading shares. Management of Tandem has and will continue to vigorously contest the third party claim.

On May 23, 2006, Tandem filed a lawsuit in Nevada District Court against Tandem’s transfer agent, the third party and three other defendants. The third party, as well as the three other defendants, successfully challenged the jurisdiction of the Nevada court over them and were therefore able to be excluded from the lawsuit, which proceeded without them and resulted in the court rendering a judgment that the certificates evidencing the shares are invalid and void and directing Tandem’s transfer agent to void the certificates if presented for transfer, as well as enjoining the transfer agent from transferring the certificates if so presented.

The third party filed a competing lawsuit against Tandem and Platinum in the Florida Circuit court on or about June 14, 2006, seeking a declaration by the court that Tandem’s cancellation of the shares was improper and that the third party is the rightful owner of the shares, and an injunction prohibiting Tandem and Platinum from taking any action in detriment to his alleged rights in and to the shares. Tandem challenged the jurisdiction of the Florida court over it since it has had no contact with the state of Florida, and was successful in getting the judge in that lawsuit to enter an order dismissing the entire complaint filed by the third party on the grounds that the court did not have jurisdiction over the matter. The third party then sought approval of the court to file an amended complaint, but prior to any ruling by the court, the third party dismissed his lawsuit. On June 12, 2007, the third party filed a lawsuit in the United States District Court for the Western District of Texas, Midland-Odessa Division, against Tandem, TEC, and Messrs. Yocham, Culp, Chambers and Cunningham, and Tandem's transfer agent alleging conversion and conspiracy to convert with respect to the certificate representing the 2.7 million shares. Tandem, TEC and the other defendants in this lawsuit are vigorously contesting these allegations. Accordingly, based on SFAS No. 5, Accounting for Contingencies, no liability has been recorded in the accompanying consolidated financial statements.

On September 25, 2006, Tandem filed a lawsuit against Mr. Mortensen and Mr. Mortensen’s corporate affiliate in the Judicial District Court in Tarrant County, Texas, the domicile of Mr. Mortensen and his affiliate, seeking a declaration by the court that the certificates issued to Mr. Mortensen and subsequently transferred to his affiliate are void, that the certificates were properly cancelled by Tandem and that the transfer agent is authorized to cancel and destroy the certificates. In addition, Tandem is seeking a temporary and permanent injunction against Mr. Mortensen, his affiliate and any other person in possession of the certificates prohibiting any transfer or other disposition of the certificates and ordering that they be cancelled. An answer in this lawsuit was filed by Mr. Mortensen and his affiliate, and Tandem is now proceeding with a vigorous prosecution of this case.

On January 16th, 2008, Exxon Mobil Corporation filed a petition in the 270 th District Court of Harris County, Texas, naming TEC and a third party, Merenco Realty, Inc., demanding environmental remediation of certain properties in Tomball, Texas. In 1996, pursuant to an assignment agreement, Exxon Mobil sold certain oil and gas leasehold interests and real estate interests in Tomball, Texas to TEC’s predecessor in interest, Merit Energy Corporation. In 1999, TEC assigned its 50% undivided interest in one of the tracts in the acquired property to Merenco, an affiliate of TEC, owned 50% by our chairman of the board, Tim Culp. In October 2007, the Texas Railroad Commission notified Exxon Mobil of an environmental site assessment alleging soil and groundwater contamination for a site in the area of Tomball, Texas. Exxon Mobil believes that the site is one which was sold to TEC and claims that TEC is obligated to remediate the site under the assignment agreement. Exxon Mobil has requested that the court declare the defendants obligated to restore and remediate the properties and has requested any actual damages arising from breach and attorneys’ fees. We believe that Exxon Mobil’s claim that TEC is responsible for any remediation of such site is without merit and we intend to vigorously defend ourselves against this claim. However, no assurance can be given that we will prevail in this matter. Platinum acquired substantially all the assets and liabilities of TEC in the TEC acquisition. Merenco was not acquired by Platinum in the TEC acquisition and Platinum’s chairman, Tim Culp, continues to have a 50% ownership interest in Merenco.

MAVERICK ENGINEERING, INC.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

April 11, 2008

To the Stockholders of
Maverick Engineering, Inc.

We have audited the accompanying balance sheet of Maverick Engineering, Inc. (the “Company”) as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maverick Engineering, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Melton & Melton, L.L.P.

MAVERICK ENGINEERING, INC.
BALANCE SHEET
December 31, 2007 and 2006

	2007	2006

ASSETS

Current Assets:
Cash	$30,185	$31,014
Accounts receivable:
Trade, net of $146,837 and $142,727 allowance for
doubtful accounts for 2007 and 2006, respectively	6,290,867	5,285,715
Unbilled receivables	159,139	-
Assets of discontinued component - current	138,769	289,460
Other	-	14,119
Prepaid expenses	230,222	274,828
Total current assets	6,849,182	5,895,136

Property, net	1,704,161	1,406,452

Other Assets:
Goodwill	3,878,873	3,878,873
Deferred financing costs, net	14,119	48,007
Assets of discontinued component - non current	-	50,000
	3,892,992	3,976,880

Total Assets	$12,446,335	$11,278,468

(See Notes to Financial Statements)

MAVERICK ENGINEERING, INC.
BALANCE SHEET (CONTINUED)
December 31, 2007 and 2006

	2007	2006

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Note payable and current maturities of long-term debt	$3,732,095	$716,969
Current maturities of capital lease obligations	276,937	257,138
Accounts payable	1,787,096	426,196
Accrued salaries	892,038	755,143
Accrued benefits	670,563	833,610
Deferred rent	206,619	-
Accrued settlement	350,000	-
Other accrued liabilities	527,491	337,302
State income tax payable	108,000	-
Liabilities of discontinued component - current	84,629	70,596
Total current liabilities	8,635,468	3,396,954

Long-Term Liabilities:
Long-term debt, net of current maturities	1,486,740	5,450,235
Capital lease obligations, net of current maturities	347,614	279,984
Liabilities of discontinued compenent - non-current	-	13,140
	1,834,354	5,743,359

Commitments and Contingencies

Stockholders’ Equity:
Common stock - $1 par value, 1,000,000 shares
authorized, 120,878 and 106,690 shares issued
and outstanding in 2007 and 2006, respectively	120,878	106,690
Additional paid-in capital	4,822,405	3,749,988
Accumulated deficit	(2,966,770)	(1,718,523)
Total stockholders’ equity	1,976,513	2,138,155

Total liabilities and stockholders’ equity	$12,446,335	$11,278,468

(See Notes to Financial Statements)

MAVERICK ENGINEERING, INC.
STATEMENT OF OPERATIONS
For the Years Ended December 31, 2007 and 2006

	2007	2006

Revenues	$33,372,449	$28,289,795

Cost of Revenues	28,331,742	22,294,225

Gross profit	5,040,707	5,995,570

General and Administrative Expenses	5,128,457	4,060,579
	(87,750)	1,934,991

Other Income (Expense):
Other income (expense)	3,251	(3,619)
Nonrecurring settlement expense	(350,000)	-
Interest expense	(478,352)	(528,127)
	(825,101)	(531,746)

Income (loss) from continuing operations
before state income taxes	(912,851)	1,403,245

State Income Taxes	108,000	-

Income (loss) from continuing operations	(1,020,851)	1,403,245

Loss from Operations of Discontinued Component	(227,396)	(68,462)

Net income (loss)	$(1,248,247)	$1,334,783

(See Notes to Financial Statements)

MAVERICK ENGINEERING, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2007 and 2006

		Additional
	Common	Paid-in	Retained
	Stock	Capital	Deficit	Total

Balance, December 31, 2005	$104,853	$3,742,640	$(3,053,306)	$794,187

1,837 shares of common stock issued
pursuant to incentive compensation
agreements	1,837	7,348		9,185

Net income	-	-	1,334,783	1,334,783

Balance, December 31, 2006	106,690	3,749,988	(1,718,523)	2,138,155

11,200 shares issued pursuant to
extinguishment of debt	11,200	996,800		1,008,000

Sale of 749 shares of common stock	749	66,661		67,410

2,239 shares of common stock issued
pursuant to incentive compensation
agreements	2,239	8,956		11,195

Net loss	-	-	(1,248,247)	(1,248,247)

Balance, December 31, 2007	$120,878	$4,822,405	$(2,966,770)	$1,976,513

(See Notes to Financial Statements)

MAVERICK ENGINEERING, INC.
STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2007 and 2006

	2007	2006

Cash Flows from Operating Activities:
Income (loss) from continuing operations	$(1,020,851)	$1,403,245
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Loss from operations of discontinued component	(227,396)	(68,462)
Depreciation and amortization	593,768	504,861
Writedown of goodwill	50,000	-
Loss on sale of assets	-	3,316
Stock compensation	11,195	9,185
Changes in operating assets and liabilities:
Accounts receivable - net	(1,025,063)	(2,123,571)
Prepaid expenses	36,611	(118,491)
Accounts payable	1,360,900	72,003
Accrued liabilities	826,442	175,112
Total adjustments	1,626,457	(1,546,047)
Net cash provided by (used in) operating
activities	605,606	(142,802)

Cash Flows from Investing Activities:
Acquisition of business	-	(84,331)
Proceeds from sale of property	-	3,500
Purchase of property	(369,192)	(362,769)
Net cash used in investing activities	(369,192)	(443,600)

Cash Flows from Financing Activities:
Proceeds from notes payable and long-term debt	448,673	5,817,766
Principal payments on notes payable and long-term debt	(451,642)	(5,310,045)
Payments on capital lease obligations	(301,684)	(302,709)
Proceeds from issuance of common stock	67,410	-
Net cash provided by (used in) financing
activities	(237,243)	205,012

Net decrease in cash	(829)	(381,390)

Cash, beginning of year	31,014	412,404

Cash, end of year	$30,185	$31,014

(See Notes to Financial Statements)

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Purpose

Maverick Engineering, Inc. (the “Company”) was incorporated in December 1993 in the State of Texas. The Company is engaged in providing engineering and construction services primarily for three types of clients: (1) UPSTREAM OIL & GAS, domestic oil and gas producers and pipeline companies; (2) INDUSTRIAL, petrochemical and refining plants; and (3) INFRASTRUCTURE, private and public sectors, including state municipalities, cities, and port authorities. The Company is headquartered in Victoria, Texas and operates primarily in Texas.

Business Acquisition

Effective January 1, 2006, the Company acquired the net assets of MGM Engineering Group, L.L.C. (“MGM”), a Texas limited liability company in Harlingen, Texas. The purchase price of $221,657 was allocated to the fair value of the assets of MGM with the excess being allocated to goodwill as follows:

Property	$171,657
Goodwill	50,000

$221,657

Revenues and Accounts Receivable

Revenues are billed and accounts receivable recorded as services are performed. Most of the Company’s work is performed under time and material projects.

Management periodically reviews all accounts receivable to determine if any are considered delinquent based upon the age of the receivable and the credit worthiness of the parties involved. An allowance for doubtful accounts is recorded for the amount management estimates as uncollectible. An allowance of $146,837 and $142,727 was considered necessary by management at December 31, 2007 and 2006, respectively.

Unbilled receivables represent costs and estimated fees on work for which billings have not been presented to customers. When billed, these amounts are included in accounts receivable - trade. Unbilled accounts receivable include management’s best estimates of the amounts expected to be realized on the work that has been performed to date.

Property

Property is recorded at cost. Improvements or betterments of a permanent nature are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations currently.

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company computes depreciation using the straight-line method over the estimated useful lives as follows:

Office equipment and furniture	3 - 15 years
Vehicles	5 years
Leasehold improvements	5 years
Machinery and equipment	5 - 7 years

Depreciation expense amounted to approximately $560,000 and $471,000 for the years ended December 31, 2007 and 2006, respectively.

Income Taxes

The Company elected to be taxed as an S corporation under provisions of the Internal Revenue Code. Under those provisions the stockholders are liable for individual federal income taxes on their respective share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. During 2006, the Company was subject to franchise taxes in the State of Texas. During 2007, the State of Texas adopted a gross margin tax which is included in state income tax expense. State income tax expense totaled $108,000 for the year ended December 31, 2007. There was no state franchise tax expense for the year ended December 31, 2006.

Presentation of Sales Taxes

The State of Texas imposes a sales tax on all of the Company’s sales to nonexempt customers. The Company collects that sales tax from customers and remits the entire amount to the State. The Company’s accounting policy is to exclude the tax collected and remitted to the State from revenues and cost of revenues.

Goodwill

Goodwill represents the excess of cost over fair value of net assets acquired through acquisitions. Goodwill recorded on acquisitions prior to June 30, 2001 was amortized through December 31, 2001. The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, issued in June 2001, and amortization of this goodwill ceased as of December 31, 2001. The Company will evaluate the goodwill on an annual basis for potential impairment. Goodwill recorded by the Company after June 30, 2001 has not been amortized and will be evaluated on an annual basis, or sooner if deemed necessary, in connection with other long-lived assets, for potential impairment. During 2007, the Company discontinued operations at its Harlingen office. As a result, the Company determined that goodwill was impaired by $50,000. This has been included in the accompanying statement of operations in loss from operations of discontinued component. Revenues from the Harlingen office amounted to approximately $530,000 and $660,000 for 2007 and 2006, respectively. Management performed an impairment assessment on the remaining goodwill as of December 31, 2007 and 2006, which resulted in no impairment of goodwill. An annual assessment of goodwill will be assessed in the fourth quarter of each year.

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Deferred Financing Costs

In April 2005, the Company incurred financing costs associated with the assumption of debt. These costs are being deferred and amortized over the three-year life of the debt.

Amortization expense amounted to approximately $34,000 for each of the years ended December 31, 2007 and 2006.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of the financial statements.

NOTE 2 - RELATED PARTY TRANSACTIONS

The Company leases office facilities from employees of the Company. The future payments of these leases are included in the operating lease note disclosure (see Note 7).

NOTE 3 - NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt at December 31, 2007 and 2006 consist of the following:

	2007	2006

*$3,250,000 revolving line of credit, payable to a financial institution in monthly interest payments at prime plus .25%,
principal and unpaid interest due at maturity in April 2008	$2,749,891	$2,310,002

*$500,000 term note, payable to a financial institution in monthly principal and interest payments of $10,280 with interest at prime plus .75%, unpaid principal and interest due at maturity in May 2009	369,135	455,065

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2007

NOTE 3 - NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

	2007	2006

*$1,950,000 second term note, payable to a financial institution in monthly installments beginning in July 2007. If balance is greater than or equal to $1,000,000, then payment is equal to principal balance amortized over 48 months. If balance is less than $1,000,000, then principal payment is equal to principal balance amortized over 18 months. Interest payable in monthly installments of prime plus .50%. Principal and unpaid interest due at maturity in April 2011. If any part of Corpus Christi, Texas operations is sold, net proceeds from the sale must be used as prepayment against the note. If unpaid principal at the end of any calendar year, beginning December 31, 2007, is greater than $500,000 and adjusted net income of the Company is positive, 25% of the Company’s net income must be used as prepayment to the financial institution within 120 days after year-end.	$1,706,250	$1,950,000

**$1,502,000 note, payable to a related party through common ownership in monthly principal installments of $24,000 plus interest at prime plus 1.5%, maturing in April 2008, collateralized by substantially all assets, excluding assets noted below (see “*”) and guaranteed by the majority stockholder	-	1,047,783

$610,000 note, payable to a related party through common ownership in monthly interest payments at 12%, principal due at maturity in April 2008, collateralized by guaranty of majority stockholder and substantially all assets excluding assets noted below (see “*”)	305,000	305,000

Other	88,559	99,354
	5,218,835	6,167,204
Less: Current maturities	3,732,095	716,969

	$1,486,740	$5,450,235

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2007

NOTE 3 - NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

*These notes are collateralized by accounts receivable, a $4,000,000 life insurance policy on the majority stockholder, general and limited partnership interests owned by the majority stockholder, and common stock owned by the majority stockholder.

**Effective January 8, 2007, the holder of the $1,502,000 note, which had a balance of $1,047,783 at December 31, 2006, agreed to exchange $1,008,000 of debt for 11,200 shares of common stock of the Company. The total debt at the time of the exchange was $1,056,567 of principle and accrued interest. The difference between the exchange value and total debt was $48,567 at the time of the exchange. This difference was paid to the note holder in cash.

Annual maturities of notes payable and long-term debt are as follows:

For the Year Ending December 31:
2008	$3,732,095
2009	755,490
2010	487,500
2011	243,750

$5,218,835

NOTE 4 - OTHER ASSETS

The following is a summary of goodwill and deferred financing costs at December 31, 2007 and 2006:

	2007	2006

Goodwill:
Cost	$3,905,727	$3,905,727
Accumulated amortization	26,854	26,854

	$3,878,873	$3,878,873

Deferred financing costs:
Cost	$101,663	$101,663
Accumulated amortization	87,544	53,656

	$14,119	$48,007

The estimated amortization expenses for deferred financing costs are as follows:

For the Year Ending December 31:
2008	$14,119

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2007

NOTE 5 - SUPPLEMENTAL INFORMATION - STATEMENT OF CASH FLOWS

	2007	2006

Interest paid	$478,352	$799,811

A schedule of noncash investing and financing activities and other operating activities is as follows:

	2007	2006

Capital lease obligation issued to acquire property	$389,113	$356,611

Property additions included in accrued liabilities	$99,284

Stock issued pursuant to extinguishment of debt	$1,008,000

Acquisition of MGM:
Property		$171,657
Goodwill		50,000
Debt assumed		(137,326)

Cash paid		$84,331

NOTE 6 - CONCENTRATION RISKS

Financial instruments which potentially subject the Company to concentrations of credit risk principally consist of cash and trade receivables. The Company places its cash in financial institutions. At times, such investments may be in excess of FDIC insurance limits.

The Company had approximately 57% in 2007 and 2006, of total revenues concentrated in four and three customers, respectively. At December 31, 2006, the Company had 69% of accounts receivable - trade concentrated in five customers.

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2007

NOTE 7 - OPERATING LEASES

The Company leases its general office space and equipment under noncancellable operating leases. The obligations of the operating leases are summarized as follows:

For the Year Ending December 31:
2008	$$898,522
2009	903,511
2010	918,591
2011	922,934
2012	245,077
Thereafter	315,094

$4,203,729

Rent expense amounted to approximately $1,002,000 and $742,000 for 2007 and 2006, respectively, which includes approximately $301,000 paid to related parties in 2007 and 2006.

NOTE 8 - BENEFIT PLAN

The Company has adopted a defined contribution plan under Section 401(k) of the Internal Revenue Code for the benefit of all employees who have met certain length-of-service requirements. Under this plan, employees may elect to make contributions pursuant to a salary reduction agreement. Each year, the Company may make a matching contribution to the plan on behalf of the participating employees. Employer contributions to the plan are at the discretion of the Company. For the years ended December 31, 2007 and 2006, employer contributions charged to operations totaled approximately $697,000 and $517,000, respectively.

NOTE 9 - CAPITAL LEASE OBLIGATIONS

The Company leases office equipment and vehicles under capital lease agreements. Depreciation expense for capital leases is included with depreciation on property.

The cost and accumulated depreciation of capital leases at December 31, 2007 and 2006 are as follows:

	2007	2006

Office equipment and furniture	$808,625	$734,994
Vehicles	371,598	234,860
	1,180,223	969,854
Less: Accumulated depreciation	524,472	399,168

	$655,751	$570,686

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2007

NOTE 9 - CAPITAL LEASE OBLIGATIONS (CONTINUED)

The following is a schedule of future minimum lease payments under capitalized leases together with the present value of the net minimum lease payments at December 31, 2006:

For the Year Ending December 31:
2008	$329,293
2009	199,556
2010	127,010
2011	86,522
2012	39,772
Total minimum lease payments	782,153
Less: Amount representing interest	157,602
Present value of minimum lease payments	624,551
Less: Current maturities	276,937

$347,614

The effective interest rate on capitalized leases ranges from 5% - 27%.

NOTE 10 - PROPERTY

Property at December 31, 2007 and 2006 consists of the following:

	2007	2006

Office equipment and furniture	$632,242	$363,403
Vehicles	589,822	485,613
Leasehold improvements	182,344	14,254
Machinery and equipment	2,491,921	2,176,470
	3,896,329	3,039,740
Less: Accumulated depreciation	2,192,168	1,633,288

	$1,704,161	$1,406,452

NOTE 11 - INCENTIVE COMPENSATION AGREEMENTS

Pursuant to executive employee incentive compensation agreements and subject to achievement of performance targets and other conditions as specified in the agreement, the Company will issue annually the lesser of .5% of the issued and outstanding common stock of the Company or the number of shares which would elevate the executive to 3% of the issued and outstanding common stock of the Company. The executives are 100% vested in the stock issued. There were four employees with incentive compensation agreements in 2007 and two employees with incentive compensation agreements in 2006. The Company shall have the right and option to repurchase the stock upon certain events.

In 2007 and 2006, the Company issued 2,239 and 1,837 shares, respectively, in accordance with the agreements.

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2007

NOTE 12 - COMMITMENTS & CONTINGENCIES

During the year ended December 31, 2007, Maverick entered into a settlement agreement regarding a claim of excess billings to a customer for services rendered by Maverick. The settlement resulted in Maverick incurring a liability of $350,000. The liability is to be paid in monthly installments of $29,167 beginning on January 1, 2008. Maverick has recorded a nonrecurring settlement expense of $350,000 for the year ended December 31, 2007.

Financial instruments which potentially subject Maverick to concentrations of credit risk principally consist of cash. Maverick maintains cash with various financial institutions. At times, such amounts may be in excess of FDIC insurance limits.

NOTE 13 - DISCONTINUED OPERATIONS

In October 2007, Maverick Engineering management decided to discontinue the operations of its Harlingen office. Management notified customers of its intention to cease operations by the end of the fourth quarter of 2007.

The amounts reported as assets and liabilities of discontinued operations at December 31, 2007 and 2006 are as follows:

	2007	2006

Accounts receivable	$138,769	$289,460
Goodwill	-	50,000

Assets of discontinued operations	$138,769	$339,460

Accrued expenses	$71,489
Notes payable and current maturities of long-term debt	13,140	$70,596
Long-term debt, net of current maturities		13,140

Liabilities of discontinued operations	$84,629	$83,736

NOTE 14 - OTHER ITEMS

During 2007, several occurrences transpired which had a negative effect on the Company’s net income for the year. Included in these items was the temporary absence of a key member of management which made it necessary for the Company to employ a replacement on an interim basis at a cost of $110,685. Management also incurred substantial legal fees during the year in an effort to enforce a senior manager’s noncompete agreement that totaled $78,235. Management believes that these occurrences are nonrecurring in nature.

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2007

NOTE 15 - SUBSEQUENT EVENT

On March 18, 2008, the Company was sold to Platinum Energy Resources, Inc., a Delaware corporation. Platinum Energy Resources, Inc., based in Montvale, New Jersey, is a publicly traded company and trades under the ticker symbol PGRI.OB.

MAVERICK ENGINEERING, INC.

Page

Unaudited Financial Statements

Balance Sheet — March 31, 2008	F-96

Statements of Operations — For the three months ended March 31, 2008 and 2007	F-97

Statements of Cash Flows — For the three months ended March 31, 2008 and 2007	F-98

Notes to Financial Statements	F-99

MAVERICK ENGINEERING, INC.
BALANCE SHEET
March 31, 2008
(Unaudited)

ASSETS

Current Assets:
Cash	$71,131
Accounts receivable:
Trade, net of $94,942 allowance for doubtful accounts	3,935,841
Unbilled receivable on completed contract	537,258
Prepaid expenses	181,791
Assets of discontinued component	116,046
Total current assets	4,842,067

Property, net	1,558,601

Other Assets:
Goodwill	3,878,873
Deferred financing costs, net	5,647
3,884,520

Total Assets	$10,285,188

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Notes payable and current maturities of long-term debt	$609,453
Current maturities of capital lease obligations	256,215
Accounts payable	420,738
Salaries payable	518,148
Accrued vacation	488,808
Accrued rent expense	188,076
Other accrued liabilities	604,683
Accrued nonrecurring settlement	262,500

Total current liabilities	3,348,621

Long-Term Liabilities:
Long-term debt, net of current maturities	4,818,103
Capital lease obligations, net of current maturities	295,076
5,113,179
Commitments and Contingencies

Stockholders’ Equity:
Common stock - $1 par value, 1,000,000 shares
authorized, 120,878 shares issued and outstanding	120,878
Additional paid-in capital	4,822,405
Accumulated deficit	(3,119,895)
Total Stockholders' Equity	1,823,388

Total Liabilities and Stockholders' Equity	$10,285,188

MAVERICK ENGINEERING, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	2008	2007

Revenues	$9,683,121	$8,238,303

Cost of Revenues	8,575,771	6,658,178

Gross profit	1,107,350	1,580,125

General and Administrative Expenses	1,126,429	1,130,954
	(19,079)	449,171

Other Income (Expense):
Other income	674	138
Interest expense	(105,671)	(131,074)
	(104,997)	(130,936)

Income (loss) from continuing operations
before income taxes	(124,076)	318,235

Income taxes - state	29,049	24,715

Income (loss) from continuing operations	(153,125)	293,520

Loss From Operations of Discontinued Component	-	(12,656)

Net income (loss)	$(153,125)	$280,864

MAVERICK ENGINEERING, INC.
STATEMENT OF CASH FLOWS

	For the Three Months Ended
	2008	2007

Cash Flows from Operating Activities:
Income (loss) from continuing operations	$(153,125)	$293,520
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Loss from operations of discontinued component	-	(12,656)
Depreciation and amortization	143,655	140,868
Loss on sale of assets	20,202	-
Changes in operating assets and liabilities:
Accounts receivable, net	1,976,907	201,602
Prepaid expenses	(4,468)	34,911
Accounts payable	(1,716,358)	204,164
Accounts payable and accrued liabilities	(342,497)	(222,141)
Assets of discontinued component	22,723	67,576
Liabilities of discontinued component	(71,489)	-
Total adjustments	28,675	414,324
Net cash provided by (used in) operating
activities	(124,450)	707,844

Cash Flows from Investing Activities:
Proceeds from sale of property
Purchase of property	(7,494)	(91,379)
Net cash used in investing activities	(7,494)	(91,379)

Cash Flows from Financing Activities:
Proceeds from notes payable and long-term debt	1,545,950	1,129,851
Principal payments on notes payable and long-term debt	(1,297,469)	(1,680,784)
Payments on capital lease obligations	(75,591)	(81,677)
Proceeds from sale of 749 shares of common stock	-	67,410
Net cash provided by (used in) financing
activities	172,890	(565,200)

Net increase in cash	40,946	51,265

Cash, beginning of period	30,185	31,014

Cash, end of period	$71,131	$82,279

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements. Accordingly, these financial statements do not necessarily include all of the information and footnotes required by GAAP for annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. These interim financial statements should be read in conjunction with the annual financial statements as of and for the years ended December 31, 2007 and 2006 and the related notes thereto included elsewhere herein. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the results for the full fiscal year ending December 31, 2008 or for any other period.

Business Purpose

Maverick Engineering, Inc. (the “Company”) was incorporated in December 1993 in the State of Texas. The Company is engaged in providing engineering and construction services primarily for three types of clients: (1) upstream oil & gas, domestic oil and gas producers and pipeline companies; (2) Industrial, petrochemical and refining plants; and (3) Infrastructure, private and public sectors, including state municipalities, cities, and port authorities. The Company is headquartered in Victoria, Texas and operates primarily in Texas.

Business Acquisition

Effective January 1, 2006, the Company acquired the net assets of MGM Engineering Group, L.L.C. (“MGM”), a Texas limited liability company, which it operated as its Harlingen office. The purchase price of $221,657 was allocated to the fair value of the assets of MGM with the excess being allocated to goodwill as follows:

Property	$171,657
Goodwill	50,000

$221,657

Revenues and Accounts Receivable

Revenues are billed and accounts receivable recorded as services are performed. Most of the Company’s work is performed under time and material projects.

Management periodically reviews all accounts receivable to determine if any are considered delinquent based upon the age of the receivable and the credit worthiness of the parties involved. An allowance for doubtful accounts is recorded for the amount management estimates as uncollectible. An allowance of $94,942 was considered necessary by management at March 31, 2008.

Unbilled receivables represent costs and estimated fees on work for which billings have not been presented to customers. When billed, these amounts are included in accounts receivable - trade. Unbilled accounts receivable include management’s best estimates of the amounts expected to be realized on the work that has been performed to date.

Property

Property is recorded at cost. Improvements or betterments of a permanent nature are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations currently.

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -(Continued)

The Company computes depreciation using the straight-line method over the estimated useful lives as follows:

Office equipment and furniture	3 - 15 years
Vehicles	5 years
Leasehold improvements	5 years
Machinery and equipment	5 - 7 years

Depreciation expense amounted to approximately $135,000 and $132,000 for the three months ended March 31, 2008 and 2007, respectively.

Income Taxes

The Company elected to be taxed as an S corporation under provisions of the Internal Revenue Code. Under those provisions the stockholders are liable for individual federal income taxes on their respective share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company is subject to franchise taxes in the State of Texas.

Presentation of Sales Taxes

The State of Texas imposes a sales tax on all of the Company’s sales to nonexempt customers. The Company collects that sales tax from customers and remits the entire amount to the State. The Company’s accounting policy is to exclude the tax collected and remitted to the State from revenues and cost of revenues.

Goodwill

Goodwill represents the excess of cost over fair value of net assets acquired through acquisitions. Goodwill recorded on acquisitions prior to June 30, 2001 was amortized through December 31, 2001. The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, issued in June 2001, and amortization of this goodwill ceased as of December 31, 2001. The Company evaluates the goodwill on an annual basis for potential impairment. Goodwill recorded by the Company after June 30, 2001 has not been amortized and is evaluated on an annual basis, or sooner if deemed necessary, in connection with other long-lived assets, for potential impairment. In December 2007, the Company discontinued operations at its Harlingen office (see Business Acquisition above). As a result, the Company determined that goodwill was impaired by $50,000. This has been included in the accompanying statement of operations in loss from operations of discontinued component. Revenues from the Harlingen office amounted to approximately $190,000 for the three months ended March 31, 2007. Management performed an impairment assessment on the remaining goodwill as of March 31, 2008 and 2007, which resulted in no impairment of goodwill. An annual assessment of goodwill is conducted in the fourth quarter of each year.

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Deferred Financing Costs

In April 2005, the Company incurred financing costs associated with the assumption of debt. These costs are being deferred and amortized over the three-year life of the debt.

Amortization expense amounted to approximately $8,500 for the three months ended March 31, 2008 and 2007.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of the financial statements.

NOTE 2 - RELATED PARTY TRANSACTIONS

The Company leased certain office facilities from related parties. These leases expired in 2007 (see Note 7).

NOTE 3 - NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt at March 31, 2008 consist of the following:

*$3,250,000 revolving line of credit, payable to a financial institution in monthly interest payments at prime plus .25%, principal and unpaid interest due at maturity in April 2011	$3,156,761

*$500,000 term note, payable to a financial institution in monthly principal and interest payments of $10,280 with interest at prime plus .75%, unpaid principal and interest due at maturity in May 2009	345,761

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 - NOTES PAYABLE AND LONG-TERM DEBT - (Continued)

*$1,950,000 second term note, payable to a financial institution in monthly installments beginning in July 2007. If balance is greater than or equal to $1,000,000, then payment is equal to principal balance amortized over 48 months. If balance is less than $1,000,000, then principal payment is equal to principal balance amortized over 18 months. Interest payable in monthly installments of prime plus .50%. Principal and unpaid interest due at maturity in April 2011. If any part of Corpus Christi, Texas operations is sold, net proceeds from the sale must be used as prepayment against the note. If unpaid principal at the end of any calendar year, beginning December 31, 2007, is greater than $500,000 and adjusted net income of the Company is positive, 25% of the Company’s net income must be used as prepayment to the financial institution within 120 days after year-end.
$1,584,375

$610,000 note, payable to a related party through common ownership in monthly interest payments at 12%, principal due at maturity in April 2008, collateralized by guaranty of majority stockholder and substantially all assets excluding assets noted below (see “*”)	305,000

Other	35,659

5,427,556

Less: Current maturities	609,453

$4,818,103

*These notes are collateralized by accounts receivable, a $4,000,000 life insurance policy on the majority stockholder, general and limited partnership interests owned by the majority stockholder, and common stock owned by the majority stockholder.

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 - NOTES PAYABLE AND LONG-TERM DEBT - (Continued)

Annual maturities of notes payable and long-term debt at March 31, 2008 are as follows:

For the Year Ending March 31:
2009	$609,453
2010	746,967
2011	3,949,261
2012	121,875

$5,427,556

NOTE 4 - OTHER ASSETS

The following is a summary of goodwill and deferred financing costs at March 31, 2008:

Goodwill:
Cost	$3,905,727
Accumulated amortization	(26,854)

$3,878,873
Deferred financing costs:
Cost	$101,663
Accumulated amortization	(96,016)

$5,647

The estimated amortization expenses for deferred financing costs are as follows:

For the Year Ending March 31:
2009	$5,647

NOTE 5 - SUPPLEMENTAL INFORMATION - STATEMENT OF CASH FLOWS

	2008	2007

Interest paid	$128,965	$156,243

A schedule of noncash investing and financing activities and other operating activities is as follows:

	2008	2007

Capital lease obligation issued to acquire property	$128,965	$156,243

Stock issued for debt*		$1,008,000

*Effective January 8, 2007, the holder of the $1,502,000 note, which had a balance of $1,047,783 at December 31, 2006, agreed to exchange $1,008,000 of debt for 11,200 shares of common stock of the Company. The total debt at the time of the exchange was $1,056,567 of principle and accrued interest. The difference between the exchange value and total debt was $48,567 at the time of the exchange. This difference was paid to the note holder in cash.

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 6 - CONCENTRATION RISKS

Financial instruments which potentially subject the Company to concentrations of credit risk principally consist of cash and trade receivables. The Company places its cash in financial institutions. At times, such investments may be in excess of FDIC insurance limits.

The Company had approximately 57% and 74% in 2008 and 2007, respectively, of total revenues concentrated in three and four customers, respectively. At March 31, 2008, the Company had 58% of accounts receivable - trade concentrated in three customers.

NOTE 7 - OPERATING LEASES

The Company leases its general office space and equipment under non- cancellable operating leases. The obligations of the operating leases are summarized as follows:

For the Twelve Months Periods Ending March 31:

2009	$899,773
2010	864,718
2011	920,194
2012	773,330
2013	163,385
Thereafter	315,094

$3,936,494

Rent expense amounted to approximately $225,000 and $194,000 for 2008 and 2007, respectively, which includes approximately $75,250 paid to related parties in the three month period ended March 31, 2007. For the period subsequent to March 31, 2008, there are no related party rental commitments.

NOTE 8 - BENEFIT PLAN

The Company has adopted a defined contribution plan under Section 401(k) of the Internal Revenue Code for the benefit of all employees who have met certain length-of-service requirements. Under this plan, employees may elect to make contributions pursuant to a salary reduction agreement. Each year, the Company may make a matching contribution to the plan on behalf of the participating employees. Employer contributions to the plan are at the discretion of the Company. For the three months ended March 31, 2008 and 2007, employer contributions charged to operations totaled approximately $216,000 and $178,000, respectively.

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 - CAPITAL LEASE OBLIGATIONS

The Company leases office equipment and vehicles under capital lease agreements. Depreciation expense for capital leases is included with depreciation on property.

The cost and accumulated depreciation of capital leases at March 31, 2008 are as follows:

Office equipment and furniture	$810,955
Vehicles	371,598
1,182,553
Less: Accumulated depreciation	601,861

$580,692

The following is a schedule of future minimum lease payments under capitalized leases together with the present value of the net minimum lease payments at March 31, 2008:

For the Year Ending March 31:
2009	$293,570
2010	177,076
2011	120,660
2012	74,003
2013	24,858
Total minimum lease payments	690,167
Less: Amount representing interest	138,876
Present value of minimum lease payments	551,291
Less: Current maturities	256,215

$295,076

The effective interest rate on capitalized leases ranges from 5% - 27%.

NOTE 10 - PROPERTY

Property at March 31, 2008 consists of the following:

Office equipment and furniture	$2,671,851
Vehicles	560,718
Leasehold improvements	182,344
Machinery and equipment	469,910
3,884,823
Less: Accumulated depreciation	2,326,222

$1,558,601

MAVERICK ENGINEERING, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 11 - INCENTIVE COMPENSATION AGREEMENTS

Pursuant to two executive employee incentive compensation agreements and subject to achievement of performance targets and other conditions as specified in the agreement, the Company will issue annually the lesser of .5% of the issued and outstanding common stock of the Company or the number of shares which would elevate the executive to 3% of the issued and outstanding common stock of the Company. The executives are 100% vested in the stock issued. The Company shall have the right and option to repurchase the stock upon certain events.

There were no shares issued in the three month periods ended March 31, 2008 and 2007.

NOTE 12 - DISCONTINUED OPERATIONS

In October 2007, Maverick Engineering management decided to discontinue the operations of its Harlingen office. Management notified customers of its intention to cease operations by the end of the fourth quarter of 2007.

The amounts reported as assets and liabilities of discontinued operations at March 31, 2008 and 2007 are as follows:

	2008	2007

Accounts receivable	$116,046	$357,036
Goodwill	-	50,000

Assets of discontinued operations	$116,046	$407,036

Notes payable and current maturities
of long-term debt		$63,713
Long-term debt, net of current maturities		3,090

Liabilities of discontinued operations		$66,803

Revenues from the Harlingen office amounted to approximately $0 and $190,000 for the three months ended March 31, 2008 and 2007 respectively.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

During the year ended December 31, 2007, Maverick entered into a settlement agreement regarding a claim of excess billings to a customer for services rendered by Maverick. The settlement resulted in Maverick incurring a liability of $350,000. The liability is to be paid in monthly installments of $29,167 beginning on January 1, 2008. Maverick has recorded a nonrecurring settlement expense of $350,000 for the year ended December 31, 2007.

Financial instruments which potentially subject Maverick to concentrations of credit risk principally consist of cash. Maverick maintains cash with various financial institutions. At times, such amounts may be in excess of FDIC insurance limits.

NOTE 14 - SALE OF COMPANY

On April 29, 2008, the Company was sold to Platinum Energy Resources, Inc., a Delaware corporation. Platinum Energy Resources, Inc., based in Houston, Texas, is a publicly traded company and trades under the ticker symbol PGRI.OB.

PLATINUM ENERGY RESOURCES, INC./MAVERICK ENGINEERING, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007 AND AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2008

On March 18, 2008, Platinum Energy Resources, Inc. and predecessor (“Platinum”), Maverick Engineering Resources, Inc. (“Maverick”) and Robert L. Kovar Services, LLC (the “Sellers”) (as the representative of the selling equity stake holders in Maverick) entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which Platinum acquired Maverick (the “Merger”) for a gross purchase price of $11 million, subject to a working capital purchase price adjustment, with $6 million paid at closing and the remaining $5 million to be paid over the next 6 years pursuant to a non-interest bearing note (the “Cashflow Notes”). Established in 1993, Maverick is a full-service engineering service company with 270 employees including a staff of 70 engineers, consultants, surveyors, scientists and planners. Maverick is a provider of project management, engineering, procurement, and construction management services to both the public and private sectors. Maverick is based in South Texas with offices in Corpus Christi, Victoria and Houston. In connection with the Merger, Platinum entered into a five year employment agreement with Robert Kovar, the founder and CEO of Maverick, pursuant to which he joined Platinum as its Chief Operating Officer in addition to continuing as President of Maverick.

The following unaudited pro forma condensed combined financial statements of Platinum and Maverick are provided to assist you in your analysis of the financial aspects of the Merger.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 combines the proforma consolidated results of operations of Platinum and its predecessor company and the historical statements of operations Maverick giving effect to the Merger as if it had occurred on January 1, 2007.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Platinum and Maverick as of March 31, 2008 giving effect to the Merger as if it had occurred March 31, 2008.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2008 combines the historical statements of operations of Platinum and Maverick giving effect to the Merger as if it had occurred on January 1, 2008.

The pro forma adjustments give effect to events that are directly attributable to the transactions discussed below and are based on available data and certain assumptions that management believes are factually supportable. In addition, the adjustments made to the pro forma statements of operations are limited to those that have a continuing impact on the combined company.

The unaudited pro forma condensed combined financial statements described above should be read in conjunction with the historical consolidated financial statements of Platinum for the period April 25, 2005 (inception) to December 31, 2005 and the years ended December 31, 2006 and 2007 and the related notes thereto and the historical financial statements of Maverick for the years ended December 31, 2006 and 2007 and the related notes thereto, the unaudited pro forma statement of operations of Platinum and its predecessor company for the year ended December 31, 2007 and in conjunction with the unaudited historical financial statements of Platinum for the three months ended March 31, 2008 and 2007 and the related notes thereto and the unaudited historical financial statements of Maverick for the three months ended March 31, 2008 and 2007 and the related notes thereto. The financial statements of Platinum are included in its Form 10-K/A (Amendment No. 2) for the year ended December 31, 2007 and its Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission. The Maverick statements are included elsewhere herein. The pro forma adjustments are preliminary and the unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Merger Agreement taken place on the dates noted, or the future financial position or operating results of Platinum.

The aggregate purchase price as of March 31, 2008 for Maverick determined based upon the pro forma assumptions contained herein is as follows:

Cash	$6,000,000
Cashflow Notes (net of $1,517,000 discount to present value)	3,483,000
Estimated closing costs, principally legal	200,000
Total purchase price	$9,683,000

The Unaudited Pro Forma Condensed Combined Financial Statements reflect that the Merger is accounted for under the purchase method of accounting in accordance with the Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations. Based upon a preliminary determination, utilizing currently available information, the excess of purchase price of assets acquired over their carrying value as of March 31, 2008 has been allocated to customer contracts and relationships, executive employment and covenant not to compete and goodwill. All other assets and liabilities acquired are preliminarily estimated to be stated at their fair values, which approximates their recorded historical cost. It is contemplated that the transaction will qualify as a tax-free reorganization under Section 368(a)(1)(C) of the IRS Code. Accordingly, for income tax purposes, Platinum will assume the carryover basis of Maverick and will have no income tax deduction for the amortization of intangible assets for the difference between the amount allocated to these intangible assets and their carryover basis from Maverick or possible goodwill write-down(s) that may occur. We intend to engage a firm to prepare a final valuation of the acquired assets and liabilities. At such time as the valuation is complete, we will adjust the allocation of the purchase price among the acquired assets and assumed liabilities to reflect the final valuation as prescribed by SFAS No. 141. Accordingly, historical cost approximates fair value for these assets. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities is as follows:

Assets:
Current assets	$4,842,000
Property	1,559,000
Intangible assets - employment agreement	206,000
Intangible assets - customer contracts and relationships	4,430,000
Intangible assets - covenant not to compete	886,000
Goodwill	6,220,000
$18,143,000
Liabilities:
Current liabilities	$3,347,000
Long-term debt	1,661,000
Revolving line of credit	3,157,000
Capitalized lease obligations	295,000
8,460,000
Net purchase price	$9,683,000

PLATINUM ENERGY RESOURCES, INC./MAVERICK ENGINEERING, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2007

	Platinum Energy Resources, Inc.	Maverick Engineering, Inc.	Pro Forma Adjustments		Notes	Pro Forma Combined
	*		Dr	Cr

Revenues	$18,139,836	$33,372,449	$-	$-		$51,512,285
Costs and expenses:
Lease operating expense	7,194,461	-	-	-		7,194,461
Cost of revenues	-	28,331,742	-	-		28,331,742
Marketing, general and administrative	8,318,904	4,534,689	9,200	-	B	12,862,793
Depreciation, depletion and amortization	6,946,671	593,768	851,000	-	A	8,391,439
Accretion of asset retirement obligations	154,616	-	-	-		154,616
Total costs and expenses	22,614,652	33,460,199	860,200	-		56,935,051
Operating loss	(4,474,816)	(87,750)	(860,200)	-		(5,422,766)
Other income (expense):
Interest income	15,893	-	-	-		15,893
Interest (expense)	(59,580)	(478,352)	305,000	-	C	(842,932)
Change in fair value of derivatives	(5,108,972)	-	-	-		(5,108,972)
Non recurring settlement expense	-	(350,000)	-	-		(350,000)
Other	423,395	3,251	-	-		426,646
Total other income (expense), net	(4,729,264)	(825,101)	305,000	-		(5,859,365)
Loss before income taxes	(9,204,080)	(912,851)	(1,165,200)	-		(11,282,131)

Benefit (provision) for income taxes
Current	3,351,000	(108,000)		128,000	D	3,371,000
Deferred	36,000	-	-	-		36,000
Total income tax benefit (expense)	3,387,000	(108,000)	-	128,000		3,407,000
Loss from continuing operations	$(5,817,080)	(1,020,851)	(1,165,200)	128,000		$(7,875,131)

Pro forma weighted average common shares outstanding:
Basic and diluted	18,876,347					18,876,347

Pro forma loss per common share:
Basic and diluted						$(0.42)

* Represents results of operations of Platinum for the year ended December 31, 2007 and TEC from October 26, 2007 (date of acquisition) to December 31, 2007, and the results of operations and the effects of the asset acquisition of TEC as if it had occurred on January 1, 2007.

PLATINUM ENERGY RESOURCES, INC./MAVERICK ENGINEERING, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
December 31, 2007
Income Statement pro forma notes:

Note A	To record amortization expense associated with allocation of purchase price of Maverick to intangible assets

	Expense	Amortization expense	$851,000

Note B	To provide for contractually obligated anticipated stock compensation expense

	Expense	Marketing, general and administrative - stock based compensation	$9,200

Note C	To provide for amortization of debt discount associated with non interest bearing Cash flow notes issued in the Maverick acquisition

	Expense	Interest expense	$305,000

Note D	To reflect the reduction in income tax expense associated with the effect on pro forma income of Notes A, C and D

	Income	Income Tax Expense	$(128,000)

PLATINUM ENERGY RESOURCES, INC./MAVERICK ENGINEERING, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2008

	Platinum Energy Resources, Inc.	Maverick Engineering, Inc.	Pro Forma Adjustments		Notes	Pro Forma Combined
Assets			Dr	Cr

Current assets:
Cash and cash equivalents	$15,061,586	$71,131	$-	$6,200,000	1	$8,932,717
Accounts receivable:
Oil and gas sales	4,382,657	-	-	-		4,382,657
Joint interest and other	586,034	3,982,942	-	-		4,568,976
Unbilled accounts receivable on completed contracts	-	606,203				606,203
Inventory	152,932	-	-	-		152,932
Prepaid expenses and other current assets	835,617	181,791	-	-		1,017,408
Total current assets	21,018,826	4,842,067	-	6,200,000		19,660,893
Property and equipment:
Oil and gas properties, full cost method	180,713,481	-		-		180,713,481
Other fixed assets rigs, equipment, office	3,706,676	3,884,823	-	-		7,591,499
Less accumulated deprectiaion, depletion and amortization	(3,297,507)	(2,326,222)	-	-		(5,623,729)
Total property and equipment - net	181,122,650	1,558,601	-	-		182,681,251
Other assets:
Fair value of commodity	807,750	-	-	-		807,750
Goodwill,net	-	3,878,873	2,340,960	-	1	6,219,833
Intangible assets			5,522,250	-	1	5,522,250
Advance payment and costs, acquisition transactions	218,870	-	-	-		218,870
Covenant not to compete, net	357,356		-	-		357,356
Deferred loan costs	-	5,647	-	5,647	1	-
Real estate held for development	2,700,000	-	-	-		2,700,000
Total assets	$206,225,452	$10,285,188	$7,863,210	$6,205,647		$218,168,203

PLATINUM ENERGY RESOURCES, INC./MAVERICK ENGINEERING, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2008

	Platinum Energy Resources, Inc.	Maverick Engineering, Inc.	Pro Forma Adjustments		Notes	Pro Forma Combined
Liabilities and Stockholders' Equity			Dr	Cr

Current liabilities:
Accounts payable:
Trade	$2,425,547	$420,738	$-	$-		$2,846,285
Oil and gas sales	1,462,200	-	-	-		1,462,200
Current portion of long-term debt	-	609,453	609,453	-	2	-
Current portion of long-term debt - Sellers	-	-		609,453	2	609,453
Current portion of capitalized lease obligation	-	256,215				256,215
Fair value of commodity derivatives	3,804,669	-	-	-		3,804,669
Acquisition note payable - current portion	300,000	-		-		300,000
Accrued liabilities and other	413,445	2,060,166		-		2,473,611
Asset retirement obligation - current	186,545	-				186,545
Income taxes payable	101,960	-	-	-		101,960
Total current liabilities	8,694,366	3,346,572	609,453	609,453		12,040,938

Revolving bank line of credit	5,508,767	3,156,751	3,156,751	-	2	5,508,767
Revolving line of credit - Sellers	-	-		3,156,751	2	3,156,751
Long-term debt	-	1,661,352	1,661,352		2	-
Long-term debt - Sellers				1,661,352	2	1,661,352
Capitalized lease obligations, net of current maturities	-	295,076				295,076
Deferred tax liability	48,085,215	-				48,085,215
Cashflow notes payable - Maverick acquisition	-	-	1,517,000	5,000,000	1	3,483,000
Acquistion note payable	250,000	-	-	-		250,000
Asset retirement obligation - non-current	3,720,161	-	-	-		3,720,161
Total liabilities	66,258,509	8,459,751	6,944,556	10,427,556		78,201,260

Stockholders’ equity:
Preferred stock	-	-	-	-		-
Common stock	2,407	-	-	-		2,407
Net equity - Maverick	-	1,825,437	1,825,437	-	1	-
Additional paid-in capital	155,064,142	-	-	-		155,064,142
Retained earnings	561,858	-	-	-		561,858
Treasury stock	(15,661,464)	-	-	-		(15,661,464)
Total stockholders’ equity	139,966,943	1,825,437	1,825,437	-		139,966,943
Total liabilities and stockholders’equity	$206,225,452	$10,285,188	$8,769,993	$10,427,556		$218,168,203

Pro forma book value per common share						$6.34

PLATINUM ENERGY RESOURCES, INC./MAVERICK ENGINEERING, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2008

	Platinum Energy Resources, Inc.	Maverick Engineering, Inc.	Pro Forma Adjustments		Notes	Pro Forma Combined
			Dr	Cr

Revenues	$7,134,804	$9,683,121	$-	$-		$16,817,925
Costs and expenses:
Lease operating expense	2,456,306	-	-	-		2,456,306
Cost of revenues	-	8,432,116	-	-		8,432,116
Marketing, general and administrative	1,731,827	1,126,429	4,750	-	A	2,863,006
Depreciation, depletion and amortization	2,063,289	143,655	212,000	-	B	2,418,944
Accretion of asset retirement obligation	61,669	-	-	-		61,669
Total costs and expenses	6,313,091	9,702,200	216,750	-		16,232,041
Operating income (loss)	821,713	(19,079)	(216,750)	-		585,884

Other income (expense):
Interest income	104,387	-	-	-		104,387
Interest (expense)	(13,805)	(104,997)	74,000	-	C	(192,802)
Change in fair value of derivatives	(2,035,923)	-	-	-		(2,035,923)
Other	69,111	-	-	-		69,111
Total other income (expense), net	(1,876,230)	(104,997)	74,000	-		(2,055,227)
Loss before income taxes	(1,054,517)	(124,076)	(290,750)	-		(1,469,343)

Pro forma benefit (provision)
Current	54,000	(29,049)	-	32,000	D	56,951
Deferred	-	-	-	-		-
Total income tax benefit (expense)	54,000	(29,049)	-	32,000		56,951
NET LOSS	$(1,000,517)	$(153,125)	$(290,750)	$32,000		$(1,412,392)

Pro forma weighted average common shares outstanding:
Basic and diluted	22,070,762					22,070,762

Pro forma income per common share:
Basic and diluted						$(0.06)

PLATINUM ENERGY RESOURCES, INC./MAVERICK ENGINEERING, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS March 31, 2008

Balance Sheet pro forma notes

Note 1
Represents the application of the adjusted purchase price to the excess of fair value over the cost of the assets acquired, payment of cash consideration and transaction costs, issuance of non-interest bearing cash flow notes and elimination of deferred costs associated with the long-term indebtedness

	Increase	Intangible assets - employment agreement	$206,250

	Increase	Intangible assets - customer relationships	4,430,000

	Increase	Intangible assets - covenant not to compete	886,000

	Increase	Goodwill	2,340,960

	Decrease	Equity accounts - Maverick	1,825,437

	Decrease	Deferred fees - financing costs	(5,647)

	Increase	Cash flow notes payable	(5,000,000)

	Increase	Cash flow notes payable - discount to present value	1,517,000

	Decrease	Cash	(6,200,000)

Note 2	Represents reclassification of Maverick bank indebtedness assumed by selling shareholders

	Decrease	Current portion of long-term debt	$609,453

	Decrease	Revolving bank line of credit	3,156,751

	Decrease	Long-term debt	1,661,352

	Increase	Current portion of long-term debt - sellers	(609,453)

	Decrease	Revolving bank line of credit - sellers	(3,156,751)

	Decrease	Long-term debt - sellers	(1,661,352)

Income Statement pro forma notes:

Note A	To provide for contractually obligated anticipated stock compensation expense

	Expense	Marketing, general and administrative - stock based compensation	$4,750

Note B	To record amortization expense associated with allocation of purchase price of Maverick to intangible assets

	Expense	Stock based compensation	$212,000

Note C	To provide for amortization of debt discount associated with non interest bearing Cash flow notes issued in the Maverick acquisition

	Expense	Interest expense	$74,000

Note D	To reflect the reduction in income tax expense associated with the effect on pro forma income of Notes A and C

	Income	Income tax expense	$(32,000)

7,692,308 Shares

Common Stock

Prospectus

AUGUST 11, 2008